As filed with the Securities and Exchange Commission on December 31, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RITTER PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	26-3474527
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1880 Century Park East #1000

Los Angeles, CA 90067

(310) 203-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael D. Step

Chief Executive Officer

Ritter Pharmaceuticals, Inc.

1880 Century Park East #1000

Los Angeles, CA 90067

(310) 203-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Sanders, Esq.

David T. Mittelman, Esq.

Reed Smith LLP

1901 Avenue of the Stars, Suite 700

Los Angeles, California 90067-6078

Telephone: (310) 734-5200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

The Registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	1,577,699	$1.88	$2,966,074.12	$298.69

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices per share of the registrant’s common stock on the NASDAQ Capital Market on December 28, 2015.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED December 31, 2015

1,577,699 Shares

Common Stock

This prospectus relates to the sale of up to 1,577,699 shares of our common stock by Aspire Capital Fund, LLC, or Aspire Capital. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we have received proceeds of $1.0 million, and may receive additional proceeds of up to $9.0 million, for an aggregate of $10.0 million, from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on December 18, 2015.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “RTTR.” On December 30, 2015 the last reported sale price per share of our common stock was $1.75 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2015.

Neither we nor the selling stockholder has authorized anyone to provide any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. We and the selling stockholder take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside of the United States: Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “Ritter Pharmaceuticals,” “we,” “our,” “us” and “our company” refer to Ritter Pharmaceuticals, Inc.

Our Business

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. “Prebiotics” is a general term used to refer to chemicals that induce the growth and/or activity of commensal microorganisms that contribute to the well-being of their host.

Our first novel microbiome modulator, RP-G28, an orally administered, high purity galacto-oligosaccharide (a carbohydrate found naturally, at least in small amounts, in plants, consisting of three to ten simple sugars linked together), is currently under development for the reduction of symptoms associated with lactose intolerance. RP-G28, is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first drug approved by the U.S. Food and Drug Administration, or FDA, for the reduction of symptoms associated with lactose intolerance. RP-G28 has been studied in a Phase 2a clinical trial and is a first-in-class compound.

Our Market Opportunity

Lactose intolerance is a common condition attributed to insufficient levels of the enzyme lactase, which is needed to properly digest lactose, a complex sugar found in milk and milk-containing foods. People with lactose intolerance who ingest lactose-containing foods may experience painful and embarrassing digestive symptoms.

Lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms [NIH Consensus Statement, LIH, Vol. 27, #2 (February 2010); Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” p. 4 and 7 (June 2012)].

In the United States alone, we believe lactose intolerance is a large and underserved market. Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion [Zpryme Research & Consulting, “The Digestive Health Prescription Drug Market,” (May 2009)]. However, these options are limited and there is no long-term treatment available.

The most common therapeutic approach is dairy avoidance, which physicians recommend to the majority of their patients. However, dairy avoidance may lead to inadequate calcium and vitamin D intake, which can predispose individuals to decreased bone accrual, osteoporosis, and other adverse health outcomes. The 2010 National Institutes of Health conference on lactose intolerance highlighted the long-term consequences of dairy avoidance demonstrating both the importance of treating the condition and the need to find improved solutions for patients.

Our Leading Product Candidate — RP-G28

We completed a double-blinded, randomized, multi-center, placebo-controlled Phase 2a clinical study of RP-G28. The purpose of the study was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance.

An additional goal was to establish proof-of-concept that treatment with RP-G28 facilitates improved lactose metabolism via the adaptation of intestinal bacteria metabolism (i.e., colonic adaptation). The study evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days. The results of our Phase 2a study were published in Nutrition Journal in a manuscript entitled, “Improving lactose digestion and symptoms of lactose intolerance with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.”

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Key findings of the Phase 2a study include:

●	RP-G28 was well tolerated, with no significant adverse events reported.

●	The combined data suggest that RP-G28 exerted a positive therapeutic effect and clinically meaningful benefits to patients on treatment, though not all results were statistically significant.

●	Positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis.

●	Treated subjects reported increased tolerance to lactose and dairy foods: reduced lactose intolerance symptoms (gas, bloating, cramping and abdominal pain) were reported in subjects on RP-G28, a durable reduction in abdominal pain (p=0.019) was reported, and treated patients were 6 times more likely to describe themselves as lactose tolerant (p=0.039). We believe these results are signals of a clinically meaningful benefit to patients treated with RP-G28. P-value is a conventional statistical method for measuring the statistical significance of clinical results. In clinical trials, the “p-value” is the probability that the result was obtained by chance. By convention, a “p-value” that is less than 0.05 is considered statistically significant.

●	Principal Component Analysis (PCA), a multivariate method that helps transform a number of possibly correlated variables into a smaller number of uncorrelated variables called principal components, thereby reducing the dimensions of a complex dataset, also showed statistically significant shifts in the microbiome of subjects fed RP-G28, compared to placebo, at 66 days.

 In sum, positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis. We believe these positive trends along with the benign safety profile seen in the Phase 2a study support continued drug development of RP-G28. We held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. We believe that this meeting was a significant step forward in streamlining the pathway to initial U.S. approval of RP-G28 to reduce symptoms and frequency of symptomatic episodes associated with lactose intolerance.

Following analysis of the Phase 2a clinical trial, discussions with the FDA about the clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. A trial that is designed as an adaptive seamless clinical trial refers to a trial that combines the objectives of what are typically separate trials into a single uninterrupted trial with multiple objectives. We believe this trial could serve as one of two pivotal trials should the resulting data and the FDA be supportive of this trial as a pivotal trial. Neither the FDA nor any other comparable governmental agency has considered the Phase 2b/3 study or our current development plan for RP-G28, and we do not intend to request a meeting with the FDA to discuss these matters. Regulatory authorities in the United States and Europe have both published guidance documents on the use and implementation of adaptive design trials. In addition, the regulations governing INDs are extensive and involve numerous notification requirements including that, generally, an IND supplement must be submitted to and cleared by the FDA before a sponsor or an investigator may make any change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. We intend to comply with these requirements. We believe we will need to submit an IND supplement containing amended protocols for a Phase 2b/3 adaptive trial to FDA for review. These amended protocols must also be approved by the IRB with responsibility for review and approval of the Phase 2b/3 study.

The Phase 2b/3 clinical trial that we intend to conduct is being designed as a multi-center double-blinded, placebo controlled clinical trial of approximately 300 subjects to determine the maximum tolerated dose and optimal dose-escalation schedule for RP-G28. The trial is going to assess patients with moderate to severe abdominal pain as measured by a pain Likert scale after a lactose challenge, in which lactose intolerance symptoms and hydrogen production via hydrogen breath test will be assessed for five hours post-lactose dose, as well as several additional secondary endpoints.

We have not consulted with the FDA about our intent to use abdominal pain as a primary endpoint for the Phase 2b/3 pivotal clinical trial. During our Type C Meeting with the FDA in February 2013, we had proposed that future studies with RP-G28 in subjects with lactose intolerance would utilize a total lactose intolerance symptom score, measured by a patient reporting instrument that we were going to develop, as the primary, stand-alone endpoint. However, based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, further research conducted after the Type C Meeting in 2013 along with FDA guidance and products under the review of the Division of Gastroenterology and Inborn Errors Products, we subsequently decided to use abdominal pain as the primary endpoint for a Phase 2b/Phase 3 study. We believe that evaluation of abdominal pain is a reliable clinical assessment of treatment response and treatment benefit in a lactose intolerant patient.

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Our Competitive Strengths

Market Opportunity

RP-G28 has the potential to become the first approved drug in the United States and Europe for the reduction of symptoms associated with lactose intolerance.

Renowned Scientific Team and Management Team

Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.

Substantial Patent Portfolio and Product Exclusivity

We have an issued patent in the United Kingdom directed to compositions of non-digestible carbohydrates, and we have issued patents in the United States directed to methods of using such compositions for the treatment of lactose intolerance and symptoms. Additional worldwide patent applications are pending. The patent applications include claims covering compositions, methods, formulations and packaging.

In addition, in July 2015 we acquired the rights, title and interest to certain patents and related patent applications with claims covering a process for producing ultra high purity galacto-oligosaccharide active pharmaceutical ingredients, including RP-G28, from our supplier. See “Business—Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale and Inalco SpA” for additional details regarding the second amendment to the exclusive supply agreement and our exercise of the exclusive option.

Our Growth Strategy

In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome dysfunctions, our near-term and long-term strategies include the following:

●	complete an adaptive design Phase 2b/3 clinical trial and any additional pivotal studies of RP-G28 for the reduction of symptoms associated with lactose intolerance;

●	seek regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance if the clinical trials are successful, initially in the United States and subsequently in the rest of the world;

●	develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

●	explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

●	establish the Company as a leader in developing therapeutics that modulate the human gut microbiome;

●	continue to develop a robust and defensible patent portfolio, including patents we own and those we plan to in-license in the future; and

●	continue to optimize our product development and manufacturing capabilities both internally and through outside manufacturers.

Risks Relating to Our Business

We are an early stage pharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the risks discussed in the “Risk Factors” section of this prospectus, including, but not limited to, the following:

●	We have incurred net losses in each year since our inception. We expect to incur net losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability.

●

We will require substantial additional funding to complete the development and commercialization of RP-G28 and to fund our operations generally and such funding may not be available on acceptable terms or at all.

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●	We are substantially dependent on the success of our only product candidate, RP-G28, which is under clinical development. We cannot be certain that RP-G28 will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

●	Future clinical trials of RP-G28, or other product candidates, may not be successful. If we are unable to obtain required marketing approvals for, commercialize, obtain and maintain patent protection for or gain sufficient market acceptance by physicians, patients and healthcare payers of RP-G28, or other product candidates, or experience significant delays in doing so, our business will be materially harmed and our ability to generate revenue will be materially impaired.

●	RP-G28 and any other product candidates we may develop in the future will be subject to ongoing regulatory requirements and any violations of these requirements could negatively affect our business and results of operation.

●	Any delay or disruption in the manufacture and supply of RP-G28 (including delays related to required regulatory approvals) may negatively impact our operations.

●	We will be substantially dependent on third-party manufacturers to manufacture our products and key ingredients in sufficient quantities and on a timely basis, while complying with extensive FDA and European Medicines Agency, or EMA, requirements.

●	We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

●	If we are unable to maintain valid and enforceable intellectual property rights or if our intellectual property rights are inadequate for RP-G28 and our product candidates, our competitive position could be harmed.

●	We could face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. See “Risk Factors — Risks Relating to Our Common Stock and this Offering — We are an ‘emerging growth company’ and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.” These provisions include:

●	being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation arrangements;

●	not being required to hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” have the meaning associated with that term as used in the JOBS Act.

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Notwithstanding the above, we are also currently a “smaller reporting company” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease to be an emerging growth company, the disclosure we will be required to provide in our filings with the Securities and Exchange Commission, or SEC, will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of their internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in their annual reports.

Corporate Information

We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. Our principal executive offices are located at 1880 Century Park East, #1000, Los Angeles, CA 90067, and our telephone number is (310) 203-1000. Our website address is www.ritterpharmaceuticals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

We previously marketed a product under the Lactagen trademark. This prospectus may contain references to our trademark and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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THE OFFERING

Common Stock being Offered by the Selling Stockholder	1,577,699 shares.

Common Stock Outstanding	8,582,009 shares
Common Stock Outstanding After the Offering	9,470,844 shares

Use of Proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we have received proceeds of $1.0 million, and may receive up to $9.0 million additional proceeds, for an aggregate of $10.0 million from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used for working capital and general corporate purposes, including research and development activities.

NASDAQ Capital Market Symbol	RTTR

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding following this offering is based on an aggregate of 8,582,009 shares outstanding as of December 30, 2015 and includes the 500,000 Initial Purchase Shares and 188,864 Commitment Shares described below, but excludes:

●	1,904,532 shares of common stock issuable upon exercise of outstanding options as of December 30, 2015, at a weighted average exercise price of $2.73 per share, of which 659,975 shares are vested as of such date;

●	206,448 shares of common stock reserved for future issuance under the 2015 Equity Incentive Plan; and

●	578,321 shares of common stock issuable upon exercise of warrants outstanding as of December 30, 2015.

The information in this prospectus gives effect to the 1-for-7.15 reverse stock split of our common stock which was effected on June 17, 2015.

Common Stock Issued and Issuable to the Selling Stockholder

On December 18, 2015, we entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company, or Aspire Capital or the selling stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 188,864 shares of our common stock as a commitment fee, or the Commitment Shares. Upon execution of the Purchase Agreement, the Company agreed to sell to Aspire Capital 500,000 shares of common stock, or the Initial Purchase Shares, at $2.00 per share for proceeds of $1.0 million. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, or the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

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As of December 30, 2015 there were 8,582,009 shares of our common stock outstanding (of which 5,317,454 shares were held by non-affiliates including Aspire Capital) which includes the 500,000 Initial Purchase Shares and the 188,864 Commitment Shares that have already been issued to Aspire Capital, but excludes the 888,835 shares of common stock that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. If all of such 1,577,699 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 16.7% of the total common stock outstanding or 25.4% of the non-affiliate shares of common stock outstanding as of December 30, 2015.

The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement may in no case exceed 1,577,699 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on the date of the Purchase Agreement), unless (i) stockholder approval is obtained to issue more, in which case this 1,577,699 share limitation will not apply, or (ii) stockholder approval has not been obtained and at any time the 1,577,699 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares and the Initial Purchase Shares) is equal to or greater than $1.75, the Minimum Price, a price equal to the closing sale price of our common stock on the business date of the execution of the Purchase Agreement; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 1,577,699 shares of our common stock under the Securities Act, which includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital, and 888,835 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 1,577,699 shares of common stock are being offered pursuant to this prospectus.

After the SEC has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.50, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, or each a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per trading day, up to $9.0 million of our common stock in the aggregate at a per share price, or the Purchase Price, calculated by reference to the prevailing market price of our common stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 100,000 shares to Aspire Capital and the closing sale price of our stock is equal to or greater than $0.50 per share of Common Stock , we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice, or each a VWAP Purchase Notice, directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, or the VWAP Purchase Date, subject to a maximum number of shares we may determine, or the VWAP Purchase Share Volume Maximum, and a minimum trading price, or the VWAP Minimum Price Threshold (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice, or the VWAP Purchase Price, is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $0.50 per share, or the Floor Price. This Floor Price and the respective prices and share numbers in the preceding paragraphs will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We have incurred net losses in each year since our inception. Currently, we have no products approved for commercial sale. As a result, our ability to reduce our losses and reach profitability is unknown, and we may never achieve or sustain profitability.

We have incurred net losses in each year since our inception. The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. For the years ended December 31, 2014 and 2013, we had net losses of approximately $2.5 million and $2.1 million, respectively, and had net cash used in operating activities of approximately $1.2 million and $2.0 million, respectively. For the nine months ended September 30, 2015 and 2014, we had net losses of approximately $6.6 million and $944,000, respectively, and had net cash used in operating activities of approximately $4.3 million and $887,000, respectively.

To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We currently have no products that are approved for commercial sale. We expect to continue to incur net losses and negative operating cash flow for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, RP-G28, and other product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we begin our Phase 2b/3 and any Phase 3 clinical trials for RP-G28 for the reduction of symptoms associated with lactose intolerance and related activities required for regulatory approval of RP-G28. If RP-G28 or any of our other product candidates fails in clinical trials or does not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA or the EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We are currently advancing RP-G28 through clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. As of September 30, 2015, we have a total of approximately $16.2 million in cash.

On June 29, 2015, we closed our initial public offering of 4,000,000 shares of common stock at a public offering price of $5.00 per share. Total gross proceeds from our initial public offering were $20.0 million before deducting underwriting discounts and commissions and other offering expenses payable by us, resulting in net proceeds of $17.4 million. We expect our existing cash and cash equivalents, together with interest, and the net proceeds from our sale of shares to Aspire Capital pursuant to the Purchase Agreement will be sufficient to fund our current operations through the first quarter of 2017. However, this period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. For example, our clinical trials may encounter technical, enrollment or other difficulties that could increase our development costs more than we expect.

We do not expect our existing capital resources will be sufficient to enable us to complete the commercialization of RP-G28, if approved, or to initiate any clinical trials or additional development work for other product candidates, other than as described above. We will need to secure additional financing in order to complete clinical development and commercialize RP-G28 and to generally fund our operations. To complete the work necessary to file a new drug application, or NDA, and a Marketing Authorization Application, or MAA, for RP-G28 as a treatment for patients with lactose intolerance, which is currently anticipated to occur in 2019, we estimate that our RP-G28 clinical trials, and our planned clinical and nonclinical studies, as well as other work needed to submit RP-G28 for regulatory approval in the United States, Europe and other countries, will cost approximately $85 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.

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If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.50 per share. Even if we are able to access the full $10.0 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

We may sell additional equity or debt securities to fund our operations, which would result in dilution to our stockholders and imposed restrictions on our business.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

Our financial condition and operating results have varied significantly since our formation and are expected to continue to fluctuate significantly from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control.

Our operations since 2010 have been limited to developing our technology and undertaking preclinical studies and clinical trials of our lead product candidate, RP-G28. We have not yet obtained regulatory approvals for RP-G28, or any other product candidate. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had approved products on the market. Our financial condition and operating results have varied significantly since our formation and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

●	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for RP-G28 for the reduction of symptoms associated with lactose intolerance in patients based on our Phase 2b/3 and any Phase 3 trials of RP-G28, and our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients;

●	delays in the commencement, enrollment and timing of clinical trials;

●	difficulties in identifying and treating patients suffering from our target indications;

●	the success of our clinical trials through all phases of clinical development, including our Phase 2b/3 and any Phase 3 trials of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients;

●	potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;

●	our ability to obtain additional funding to develop our product candidates;

●	our ability to identify and develop additional product candidates;

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●	market acceptance of our product candidates;

●	our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;

●	competition from existing products or new products that may emerge;

●	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

●	our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations, or CROs;

●	our dependency on third-party manufacturers to manufacture our products and key ingredients;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;

●	costs related to and outcomes of potential intellectual property litigation;

●	our ability to adequately support future growth;

●	our ability to attract and retain key personnel to manage our business effectively; and

●	potential product liability claims.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

Risks Relating to Regulatory Review and Approval of Our Product Candidates

We are substantially dependent on the success of our current product candidate, RP-G28.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. We currently invest nearly all of our efforts and financial resources in the research and development of RP-G28, which is currently our only product candidate. Our business currently depends entirely on the successful development and commercialization of RP-G28.

We cannot be certain that RP-G28 will receive regulatory approval, and without regulatory approval we will not be able to market RP-G28 as a prescription drug.

The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe, and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of a NDA from the FDA or a MAA from the EMA, respectively. We have not submitted any marketing applications for RP-G28.

NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.

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We have completed one Phase 2a trial for RP-G28. Before we submit a NDA to the FDA or a MAA to the EMA for RP-G28 for the treatment of pain and the reduction in the frequency of symptomatic episodes of lactose intolerance, we must successfully complete a Phase 2b/3 trial and Phase 3 trials. Following analysis of the Phase 2a clinical trial, discussions with the FDA during the Type C meeting in 2013 about our clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. A trial that is designed as an adaptive seamless clinical trial refers to a trial that combines the objectives of what are typically separate trials into a single uninterrupted trial with multiple objectives.

Neither the FDA nor any other comparable governmental agency has considered this Phase 2b/3 study or our current development plan for RP-G28, and we do not intend to request a meeting with the FDA to discuss these matters. Regulatory authorities in the United States and Europe have both published guidance documents on the use and implementation of adaptive design trials. These documents include description of adaptive trials and include a requirement for prospectively written standard operating procedures and working processes for executing adaptive trials and a recommendation that sponsor companies engage with CROs that have the necessary experience in running such trials. In addition, the regulations governing INDs are extensive and involve numerous notification requirements including that, generally, an IND supplement must be submitted to and cleared by the FDA before a sponsor or an investigator may make any change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. We intend to comply with these requirements and believe we will need to submit an IND supplement containing amended protocols for the Phase 2b/3 adaptive trial. There can be no assurance that the FDA will provide clearance for an amended IND for a Phase 2b/3 trial in a timely manner, if at all, and that this trial and other trials will not be delayed or disrupted as a result.

In addition, guidelines adopted by the FDA and established by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of child bearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be deferred until before Phase 3 using precautions to prevent pregnancy in clinical trials. As the FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study. To support any Phase 3 study, we plan to perform ICH-compliant embryo-fetal developmental toxicology studies (in two species) and the ICH-recommended standard battery of genotoxicity tests using RP-G28. We also intend to perform work on the characterization of compounds and analytical specifications for RP-G28. The design of our Phase 2b/3 trial will need to account for these FDA and ICH requirements, and we may need to complete all nonclinical studies that specifically address female fertility before we complete a Phase 2b/3 clinical trial. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for RP-G28, or if, subsequent to approval, we are unable to successfully commercialize RP-G28, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

Any statements in this document indicating that RP-G28 has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of RP-G28 and do not indicate that RP-G28 will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that RP-G28 is effective for purposes of granting marketing approval.

The FDA and other regulatory agencies outside the United States, such as the EMA, may not agree to our proposed endpoint for approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients, in which case we would need to complete an additional clinical trial in order to seek approval outside the United States.

During our Type C Meeting with the FDA in February 2013, we had proposed that future studies with RP-G28 in subjects with lactose intolerance would utilize a total lactose intolerance symptom score, measured by a patient reporting instrument that we were going to develop, as the primary, stand-alone endpoint. However, based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, further research conducted after the Type C Meeting with the FDA along with FDA guidance and products under the review of the Division of Gastroenterology and Inborn Errors Products, we now intend to use abdominal pain, measured by an 11-point validated scale, as the primary endpoint for the Phase 2b/Phase 3 study that assesses RP-G28 for the management of lactose intolerant patients with moderate to severe abdominal pain associated with lactose intake. We believe that evaluation of abdominal pain is a reliable clinical assessment of treatment response and treatment benefit in a lactose intolerant patient. Although no FDA-approved product exists for lactose intolerance, the use of a pain scale as a primary endpoint has been used as a validated primary measurement in many approved products, including other gastrointestinal products used to treat diseases such as Irritable Bowel Syndrome (IBS). We have not consulted with the FDA about our intent to use abdominal pain as a primary endpoint or our plan to convert our Phase 2b clinical trial into an adaptive design Phase 2b/3 pivotal clinical trial.

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We do not know if the FDA, the EMA or regulatory authorities in other countries will agree with our final primary endpoint for approval of RP-G28. The FDA, the EMA and regulatory authorities in other countries in which we may seek approval for and market RP-G28, may require additional nonclinical studies and/or clinical trials prior to granting approval. It may be expensive and time consuming to conduct and complete additional nonclinical studies and clinical trials that the EMA and other regulatory authorities may require us to perform. As such, any requirement by the EMA or other regulatory authorities that we conduct additional nonclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients, the labeling for RP-G28 in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of RP-G28.

The results from our planned Phase 2b/3 trial with adaptive design may not be sufficiently robust to support the submission of marketing approval for RP-G28.

We intend to conduct our planned Phase 2b clinical trial as an adaptive design seamless Phase 2b/3 clinical trial. We do not intend to meet with the FDA to discuss the Phase 2b/3 study design or current development plan for RP-G28. The FDA standard for traditional approval of a drug generally requires two well-controlled Phase 3 studies. If the FDA disagrees with our choice of primary endpoint for our Phase 2b/3 trial or the results for the primary endpoint are not robust or significant relative to control, are subject to confounding factors, or are not adequately supported by other study endpoints, the FDA may not recognize the Phase 2b/3 trial as one of the required pivotal trials required for FDA approval. If the FDA or other regulatory authorities do not recognize this trial as a pivotal trial, we would incur increased costs and delays in the marketing approval process, which would require us to expend more resources than we have available.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for RP-G28 or our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of RP-G28 or other product candidates we may develop in the future. Although we believe that our existing cash and cash equivalents, together with interest, and the net proceeds from our sale of shares to Aspire Capital pursuant to the Purchase Agreement should be sufficient to fund our projected operating requirements through the completion of the Phase 2b/3 and any Phase 3 trials of RP-G28, we may not be able to complete these trials on time or we may be required to conduct additional clinical trials or nonclinical studies not currently planned to receive approval for RP-G28 as a treatment for lactose intolerance. The commencement, enrollment and completion of clinical trials may be delayed or suspended for a variety of reasons, including:

●	inability to obtain sufficient funds required for a clinical trial;

●	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

●	discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;

●	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

●	inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;

●	severe or unexpected drug-related adverse effects experienced by patients;

●	inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;

●	difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates;

●	inability to get FDA approval of our end points; and

●	inability to retain enrolled patients after a clinical trial is underway.

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Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our future collaborators, the FDA or other regulatory authorities due to a number of factors, including:

●	our failure or the failure of our potential future collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

●	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

●	a breach of the terms of any agreement with, or for any other reason by, future collaborators who have responsibility for the clinical development of our product candidates.

In addition, if we or any of our potential future collaborators are required to conduct additional clinical trials or other nonclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and to generate revenue from their sales would be similarly harmed.

Clinical failure can occur at any stage of clinical development. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 2b and/or Phase 3 clinical trials, including adaptive seamless clinical trials even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If RP-G28, or any of our other product candidates, is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed. For example, if the results of our Phase 2b/3 and any Phase 3 trials of RP-G28 do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of RP-G28 would be materially and adversely affected.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market RP-G28. The adaptive Phase 2b/3 clinical trial for RP-G28 that we intend to conduct may not be deemed to be a pivotal trial by the FDA or may not provide sufficient support for NDA approval. The FDA may require us to make changes to the proposed study design for this adaptive trial or may require us to conduct one or more additional clinical trials, possibly involving a larger sample size or a different clinical trial design, or may require longer follow-up periods, particularly if the FDA does not find the results from an adaptive Phase 2b/3 clinical trial to be sufficiently persuasive as one of the required pivotal trials required for FDA approval. If we are unable to bring RP-G28 to market, our ability to create long-term stockholder value will be limited.

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Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen side effects from RP-G28, or other product candidates we may develop in the future, could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effects observed in clinical trials of RP-G28 were headache (nine out of 57), nausea (three out of 57), upper respiratory tract infection, nasal congestion, and pain (two out of 57). No patients were withdrawn from the study for these side effects.

The results of future clinical trials may show that RP-G28 causes undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.

If RP-G28, or any other product candidate we develop in the future, receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such product:

●	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

●	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

●	we may be subject to limitations on how we may promote the product;

●	sales of the product may decrease significantly;

●	regulatory authorities may require us to take our approved product off the market;

●	we may be subject to litigation or product liability claims; and

●	our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance and sales of RP-G28, or any other product candidates we develop in the future, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for RP-G28 or any other product candidates that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize RP-G28, or other product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain in the United States. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of RP-G28, and any other product candidates that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

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In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or, collectively, the ACA, became law in the United States. The goal of the ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of RP-G28 or any other product candidates that we may develop. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for a limited Patent Term Extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (which is sometimes referred to as the “Hatch-Waxman Act”), provided our U.S. patent claims a method of treating lactose intolerance that is approved by the FDA. The Hatch-Waxman Act, 35 U.S.C. §156, permits a patent extension of up to five years as compensation for patent term lost during the FDA regulatory review process. The scope of protection afforded by the patent during the extended term is not commensurate with the scope of the unextended portion of the patent; for example, the “rights derived” from a method of use patent during the extended period are “limited to any use claimed by the patent and approved for the product.” 35 U.S.C. §156(b)(2). We may not be granted an extension because of, for example, failing to apply for the extension within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable statutory and/or regulatory requirements including, for example, the requirement that the patent to be extended “claim” the approved product or a method of using the approved product. Moreover, the applicable period of extension could be less than we request. If we are unable to obtain patent term extension or if the term of any such extension is shorter than we request, the period during which we will be able to exclude others from marketing their versions of our product will be shortened and our competitors may obtain approval of generic products following our patent expiration, and our revenue could be reduced, possibly materially. Similar concerns are associated with obtaining Supplemental Protection Certificates (SPCs) of certain patents issued in Europe and owned by Inalco, to which we have an exclusive options of assignment, based upon patent terms lost during European regulatory review processes. In the event that we are unable to obtain any patent term extension, the issued patents for RP-G28 are expected to expire in 2030, assuming they withstand any challenge toothier validity and/or patentability.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

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Any delay or disruption in the manufacture and supply of RP-G28 may negatively impact our operations.

We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 2b/3 and any Phase 3 trials of RP-G28 and the other trials and nonclinical studies that we believe we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for commercial supplies of RP-G28 and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize RP-G28 if it is approved.

Reliance on third-party manufacturers entails risks, to which we would not be subject if we manufactured the product candidates ourselves, including:

●	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;

●	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

●	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if RP-G28 or other product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products. In the event we do need to identify alternative manufacturing partners, we may have to secure licenses to manufacturing and/or purification technologies, including third-party patent licenses, to allow us to manufacture RP-G28 that is suitable for the late-stage regulatory review process and/or adequate to manufacture commercial quantities of RP-G28.

If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.

The facilities used by any contract manufacturer to manufacture RP-G28, or other product candidates we may develop in the future, must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls.

Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

RP-G28 and any other product candidates we develop in the future, if approved, will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.

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If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters;

●	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

●	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

●	impose other administrative or judicial civil or criminal penalties;

●	withdraw regulatory approval;

●	refuse to approve pending applications or supplements to approved applications filed by us or our potential future collaborators;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	detain, seize and/or condemn and destroy products.

Risks Relating to the Commercialization of Our Products

Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.

The commercial success of RP-G28, if approved, will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of RP-G28, or other product candidates we may develop in the future, will depend on a number of factors, including:

●	limitations or warnings contained in our product candidates’ FDA-approved labeling;

●	changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for such product candidates;

●	limitations in the approved clinical indications for such product candidates;

●	demonstrated clinical safety and efficacy compared to other products;

●	lack of significant adverse side effects;

●	sales, marketing and distribution support;

●	availability of reimbursement from managed care plans and other third-party payors;

●	timing of market introduction and perceived effectiveness of competitive products;

●	the degree of cost-effectiveness;

●	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

●	enforcement by the FDA and EMA of laws and rulings that prohibit the illegal sale of RP-G28 (or any other product candidate) as a dietary supplement;

●	the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;

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●	whether our product candidates are designated under physician treatment guidelines for the treatment of or reduction of symptoms associated with the indications for which we have received regulatory approval;

●	adverse publicity about our product candidates or favorable publicity about competitive products;

●	convenience and ease of administration of our product candidates; and

●	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

We have no internal sales, distribution and/or marketing capabilities at this time and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.

We have no internal sales, distribution and/or marketing capabilities at this time. To develop these capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that RP-G28 will be approved. For product candidates for which we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:

●	we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;

●	the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and

●	our direct sales and marketing efforts may not be successful.

We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop RP-G28 or other product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if RP-G28, or any other product candidate we develop in the future, receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

When we collaborate with a third party for the development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, we may relinquish the rights to RP-G28 in jurisdictions outside of the United States. Our collaboration partner may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.

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The Company’s pipeline of product candidates beyond RP-G28 is limited.

We intend to develop and commercialize drug candidates in addition to RP-G28 through our research program. Even if we are successful in completing preclinical and clinical development and receiving regulatory approval for one commercially viable drug for the treatment of one disease, we cannot be certain that we will be able to develop and receive regulatory approval for other drug candidates for the treatment of other forms of that disease or other diseases. If we fail to develop and commercialize RP-G28 for the reduction of symptoms associated with lactose intolerance, we will not be successful in developing a pipeline of potential drug candidates to follow RP-G28, and our business prospects could be significantly limited.

Risks Relating to Our Business and Strategy

We may face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Although we know of no other drug candidates in advanced clinical trials for treating lactose intolerance, the biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have potential competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of these potential competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, these potential competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include microbiome based development companies: Second Genome, Inc., Seres Health, Inc., Enterome SA, Vedanta Biosciences, Inc., and Microbiome Therapeutics, LLC. In addition, many universities and private and public research institutes may become active in our target disease areas. These potential competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than RP-G28 or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.

We believe that our ability to successfully compete will depend on, among other things:

●	the results of our and our potential strategic collaborators’ clinical trials and preclinical studies;

●	our ability to recruit and enroll patients for our clinical trials;

●	the efficacy, safety and reliability of our product candidates;

●	the speed at which we develop our product candidates;

●	our ability to design and successfully execute appropriate clinical trials;

●	our ability to maintain a good relationship with regulatory authorities;

●	the ability to get FDA approval of our end points;

●	the timing and scope of regulatory approvals, if any;

●	our ability to commercialize and market any of our product candidates that receive regulatory approval;

●	the price of our products;

●	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

●	our ability to protect intellectual property rights related to our products;

●	our ability to manufacture and sell commercial quantities of any approved products to the market; and

●	acceptance of our product candidates by physicians and other health care providers.

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If our competitors market products that are more effective, safer or less expensive than ours, or that reach the market sooner than ours, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

A variety of risks associated with our possible international business relationships could materially adversely affect our business.

We may enter into agreements with other third parties for the development and commercialization of RP-G28, or other product candidates we develop in the future, in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

●	differing regulatory requirements for drug approvals internationally;

●	potentially reduced protection for intellectual property rights;

●	potential third-party patent rights in the United States and/or in countries outside of the United States;

●	the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

●	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

●	taxes in other countries;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

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●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

●	successfully attract and recruit new employees or consultants with the expertise and experience we will require;

●	manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;

●	develop a marketing and sales infrastructure; and

●	continue to improve our operational, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We are highly dependent on the development, regulatory, commercialization and business development expertise of Michael D. Step, our Chief Executive Officer, Andrew J. Ritter, our Founder and President, and Ira E. Ritter, our Executive Chairman and Chief Strategic Officer. If we were to lose one or more of these key employees, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers may terminate their employment at any time. Replacing any of these persons would be difficult and could take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully.

There is also a risk that other obligations could distract our officers and employees, including any of our other part-time employees, from our business, which could have negative impact on our ability to effectuate our business plans.

In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. Competition to hire and retain consultants from a limited pool is intense. Further, because these advisors are not our employees, they may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, and the related rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

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We have begun implementing our system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we continue to operate as a public company, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted an employee handbook, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our potential future collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

●	withdrawal of clinical trial participants;

●	termination of clinical trial sites or entire trial programs;

●	costs of related litigation;

●	substantial monetary awards to patients or other claimants;

●	decreased demand for our product candidates and loss of revenues;

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●	impairment of our business reputation;

●	diversion of management and scientific resources from our business operations; and

●	the inability to commercialize our product candidates.

We expect to obtain product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we intend to conduct clinical trials at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability ($2.0 million coverage), employment practices liability, workers’ compensation, and directors’ and officers’ insurance at levels we believe are typical for a company in our industry and at our stage of development. We do not currently carry clinical trial liability insurance or products liability insurance, but we are currently seeking to purchase such insurance prior to the beginning of our clinical trials at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.

From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

●	issue equity securities that would dilute our current stockholders’ percentage ownership;

●	incur substantial debt that may place strains on our operations;

●	spend substantial operational, financial and management resources to integrate new businesses, technologies and products;

●	assume substantial actual or contingent liabilities;

●	reprioritize our development programs and even cease development and commercialization of our product candidates; or

●	merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.

Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.

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Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining, maintaining and enforcing patent protection and on developing, preserving and enforcing current trade secret protection. In particular, it will depend in part on our ability to obtain, maintain and enforce patents, especially those related to methods of using our current product, RP-G28, and other future drug candidates, and those related to the methods used to develop and manufacture our products, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents (and/or trade secrets) that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will withstand subsequent challenges to their validity and or patentability, or if they will be commercially useful in protecting our product candidates, discovery programs and processes. Furthermore, we cannot be sure that our existing patents and patent applications will embrace (or “claim”) the particular uses for RP-G28 that will be approved by FDA.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the patentability and/or validity of patent claims related to pharmaceutical patents has emerged, to date, in the United States or in most jurisdictions outside of the United States. Changes in either the patent laws (be they substantive or procedural) or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that will issue or will be enforceable in the patents that have or may be issued from the patents and applications we currently own or may in the future own or license from third parties. Further, if any patents we obtain, or to which we obtain licenses, are deemed invalid, unpatentable and unenforceable, our ability to commercialize or license our technology could be adversely affected.

In the future others may file patent applications covering products, uses for products, and manufacturing techniques and related technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us in the future, or that we or our licensors will not be involved in interference, opposition, inter partes review or invalidity proceedings before U.S. or non-U.S. patent offices or courts.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;

●	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;

●	others may be able to manufacture compounds that are similar or identical to our product candidates using processes that are not covered by the claims of our method of making patents;

●	others may obtain regulatory approval for uses of compounds, similar or identical to our product, that are not covered by the claims of our method of use patents;

●	we may not be able to obtain licenses for patents that are essential to the process of making the product;

●	we might not have been the first to make the inventions covered by our pending patent applications;

●	we might not have been the first to file patent applications for these inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	any patents that we obtain may not provide us with any competitive advantages;

●	we may not develop additional proprietary technologies that are patentable; or

●	the patents of others may have an adverse effect on our business.

Patents covering methods of using RP-G28 expire in 2030 if the appropriate maintenance fee renewal, annuity, or other government fees are paid, unless a patent term extension based on regulatory delay is obtained. We expect that expiration in 2030 of some of our method-of-use patents covering use of RP-G28 for treating lactose intolerance will have a limited impact on our ability to protect our intellectual property in the United States, where we have additional issued patents covering this use that extend until 2030. In other countries, our pending patent applications covering use of RP-G28 for treating other indications, if issued, would expire in 2030. We will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications covering improvements in our intellectual property.

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We expect that the other patent applications for the RP-G28 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire in 2030. We own pending applications in the United States and Europe covering RP-G28 analogs, and uses of such analogs as therapeutics to treat a variety of disorders, including lactose intolerance. Patent protection, to the extent it issues, would be expected to extend to 2030, unless a patent term extension based on regulatory delay is obtained.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

RP-G28 does not have composition of matter patent protection.

Although we own certain patents and patent applications with claims directed to specific methods of using RP-G28 to treat lactose intolerance, RP-G28 has no composition of matter patent protection in the United States or elsewhere. As a result, we may be limited in our ability to list our patents in the FDA’s Orange Book if the use of our product, consistent with its FDA-approved label, would not fall within the scope of our patent claims. Also, our competitors may be able to offer and sell products so long as these competitors do not infringe any other patents that we (or third parties) hold, including patents with claims directed to the manufacture of RP-G28 and/or method of use patents. In general, method of use patents are more difficult to enforce than composition of matter patents because, for example, of the risks that FDA may approve alternative uses of the subject compounds not covered by the method of use patents, and others may engage in off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. FDA approval of uses that are not covered by our patents would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale. Off-label sales would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company may seek a post grant review (including inter parte review) of our patents, and has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits and administrative proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court or administrative body will decide that such patents are not valid or unpatentable and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity/patentability of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the U.S. Supreme Court and the Court of Appeals for the Federal Circuit have recently articulated and/or modified certain tests used by the U.S. Patent and Trademark Office, or USPTO, in assessing patentability and by the courts in assessing validity and claim scope, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood that others may succeed in challenging any patents we obtain or license.

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We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, our methods of manufacture, or our uses of RP-G28 (or our other product candidates), will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The scope of coverage of a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, the patentee would need to demonstrate, by a preponderance of the evidence that our products or methods infringe the patent claims of the relevant patent, and we would need to demonstrate either that we do not infringe or, by clear and convincing evidence, that the patent claims are invalid; we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States are typically not published until at least 18 months after the earliest asserted priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies and this outside firm has systems in place to ensure compliance on payment of fees. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

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We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Failure to secure trademark registrations could adversely affect our business.

We have not developed a trademark for our RP-G28 product. Hence, we do not currently own any actual or potential trademark rights associated with our RP-G28 product. If we seek to register additional trademarks, including trademarks associated with our RP-G28 product, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Risks Relating to Our Common Stock and this Offering

An active trading market may not develop or be sustained.

Prior to our initial public offering, there was no public market for our common stock. Since our initial public offering in June 2015, there has been, and we expect that there will continue to be, only a limited volume of trading in our common stock. An active trading market in our common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above your purchase price.

The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	results of our clinical trials;

●	results of clinical trials of our competitors’ products;

●	regulatory actions with respect to our products or our competitors’ products;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

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●	competition from existing products or new products that may emerge;

●	announcements by us, our potential future collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	issuance of new or updated research or reports by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	additions or departures of key management or scientific personnel;

●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock by us, our insiders or our other stockholders;

●	market conditions for biopharmaceutical stocks in general; and

●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have three significant stockholders, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.

Javelin Venture Partners I SPV I, LLC, or Javelin SPV, Javelin Venture Partners, L.P., or Javelin, and Stonehenge Partners LLC, or Stonehenge, are our largest stockholders. Javelin SPV beneficially owns shares representing approximately 3.8% of our common stock outstanding, Javelin beneficially owns shares representing approximately 23.9% of our outstanding common stock, and Stonehenge beneficially owns shares representing 9.5% of our common stock. Further, Noah Doyle, one of our directors, is a managing director of Javelin SPV and Javelin, and Andrew Ritter and Ira Ritter, members of management and directors on our board of directors, are managing partners of Stonehenge. Accordingly, Javelin SPV, Javelin and Stonehenge may exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and the approval of significant corporate transactions. This concentration of voting power makes it less likely that any other holder of our common stock will be able to affect the way we are managed and could delay or prevent an acquisition of us on terms that other stockholders may desire. Furthermore, the interests of Javelin SPV, Javelin and Stonehenge may not always coincide with your interests or the interests of other stockholders and Javelin SPV, Javelin and Stonehenge may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Being a public company has increased our expenses and administrative burden.

As a public company, we have incurred and will continue to incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff is required to perform tasks they did not perform when we were a private company. For example, as a public company, we must bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC and NASDAQ, create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested and will continue to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In the future, it may become more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We are registering for sale the Commitment Shares and Initial Purchase Shares that we have issued to Aspire Capital and an additional 888,835 shares that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months after this registration statement is declared effective under the Securities Act. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the $9.0 million of common stock that, together with the $1.0 million Initial Purchase Shares and the Commitment Shares, are the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. We had 8,582,009 outstanding shares of common stock as of December 30, 2015, which includes the 500,000 Initial Purchase Shares and 188,864 Commitment Shares that have been issued to Aspire Capital, but excludes the 888,835 shares which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. Of these shares, a total of 5,865,861 shares may be resold in the public market at any time after this registration statement is declared effective under the Securities Act (including the shares registered in this offering) and the remaining 2,716,148 shares are currently restricted under securities laws. We have also registered 2,111,682 shares of common stock that we may issue under our equity compensation plans. These shares can be sold in the public market upon issuance and once vested.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our failure to meet the continued listing requirements of NASDAQ could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of NASDAQ, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions provide that:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	our bylaws may be amended or repealed by our board of directors or our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into indemnification agreements with each of our officers and directors.

The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we plan to increase the coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

We have never paid dividends on our common stock and do not anticipate paying dividends for the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never paid dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future. Accordingly, any return on an investment in our common stock will be realized, if at all, only when stockholders sell their shares. In addition, our failure to pay dividends may make our stock less attractive to investors, adversely impacting trading volume and price.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2014, we had federal net operating loss carryforwards, or NOLs, of approximately $9.7 million which begin to expire in 2028. Our ability to utilize our NOLs may be limited under Section 382 and 383 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to sell shares of common stock to Aspire Capital pursuant to the Purchase Agreement and our ability to register and maintain the registration of the shares issued and issuable thereunder;

●	our ability to obtain additional financing;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the success and timing of our preclinical studies and clinical trials;

●	our ability to obtain and maintain regulatory approval of RP-G28 and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	regulatory developments in the United States and other countries;

●	the performance of third-party manufacturers;

●	our plans to develop and commercialize our product candidates;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	the successful development of our sales and marketing capabilities;

●	the potential markets for our product candidates and our ability to serve those markets;

●	the rate and degree of market acceptance of any future products;

●	the success of competing drugs that are or become available; and

●	the loss of key scientific or management personnel.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

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THE ASPIRE CAPITAL TRANSACTION

General

On December 18, 2015, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the term of the Purchase Agreement. Upon execution of the Purchase Agreement, the Company agreed to sell to Aspire Capital 500,000 Initial Purchase Shares for proceeds of $1.0 million. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 188,864 Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of December 30, 2015 there were 8,582,009 shares of our common stock outstanding (of which 5,317,454 shares were held by non-affiliates including Aspire Capital), which includes the 500,000 Initial Purchase Shares and 188,864 Commitment Shares that have already been issued to Aspire Capital, but excludes the 888,835 shares which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. If all 1,577,699 shares of our common stock issuable to Aspire Capital had been issued and outstanding as of December 30, 2015, such shares would have represented 16.7% of the total common stock outstanding, or 25.4% of the non-affiliate shares of common stock outstanding, as of December 30, 2015. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement may in no case exceed 1,577,699 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on the date of the Purchase Agreement), unless (i) shareholder approval is obtained to issue more, in which case this 1,577,699 share limitation, will not apply, or (ii) shareholder approval has not been obtained and at any time the 1,577,699 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $1.75, the Minimum Price, a price equal to the closing sale price of our common stock on the business date of the execution of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 1,577,699 shares of our common stock under the Securities Act, which includes the Initial Purchase Shares and the Commitment Shares that have already been issued to Aspire Capital and 888,835 shares of common stock that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 1,577,699 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 1,577,699 shares of common stock included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 1,577,699 shares of common stock offered hereby.

After the SEC has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $0.50 per share, or the Floor Price, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per business day, up to $9.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 12-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 100,000 shares and the closing price of our common stock is not less than the Floor Price per share, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that neither we nor Aspire Capital will effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

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Purchase Of Shares Under The Common Stock Purchase Agreement

Under the terms of the Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds the Floor Price, we may direct Aspire Capital to purchase up to 100,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 100,000 shares and on which the closing price of our common stock exceeds the Floor Price, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

●	the Closing Sale Price on the VWAP Purchase Date; or

●	97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:

●	on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum; or

●	during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than the Floor Price.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

●	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 40 consecutive business days;

●	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

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●	the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

●	our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

●	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

●	if we become insolvent or are generally unable to pay our debts as they become due; or

●	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 1,577,699 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months after this registration statement is declared effective under the Securities Act. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 888,835 shares of common stock not yet issued but registered in this offering, and it may sell all, some or none of the shares issued to it by us (including the Initial Purchase Shares, the Commitment Shares and any shares issued to it in the future). Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

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Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $10.0 million of our shares of common stock, $1.0 million of which were issued to Aspire Capital upon the signing of the Purchase Agreement. The remaining $9.0 million shares may be sold by us to Aspire Capital over a period of approximately 30 months after this registration statement is declared effective under the Securities Act. We estimate that we will sell no more than 888,835 additional shares to Aspire Capital under the Purchase Agreement (exclusive of the 188,864 Commitment Shares and the 500,000 Initial Purchase Shares), all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 1,577,699 shares included in this prospectus to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 1,577,699 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Additional Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Additional Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (2)
$1.50	$1,333,253	888,835	16.7%
$2.00	$1,777,670	888,835	16.7%
$2.50	$2,222,088	888,835	16.7%
$3.00	$2,666,505	888,835	16.7%
$5.00	$4,444,175	888,835	16.7%
$10.00	$8,888,350	888,835	16.7%
$10.13	$9,000,000	888,450	16.7%
$11.00	$9,000,000	818,181	16.0%
$15.00	$9,000,000	600,000	14.0%

(1)	Excludes 188,864 Commitment Shares and 500,000 Initial Purchase Shares issued under the Purchase Agreement between the Company and Aspire Capital.

(2)	The denominator is based on 8,582,009 shares outstanding as of December 30, 2015, which includes the 500,000 Initial Purchase Shares and 188,864 Commitment Shares previously issued to Aspire Capital plus the potential number of shares we may issue to Aspire Capital in the future under the Purchase Agreement.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we have received proceeds of $1.0 million, and may receive additional proceeds up to $9.0 million, for an aggregate of $10.0 million gross proceeds, under the Purchase Agreement with Aspire Capital. The proceeds received from the sale of the shares under the Purchase Agreement will be used for working capital and general corporate purposes, including research and development activities. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

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PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ Capital Market under the ticker symbol “RTTR” on June 24, 2015. Prior to that date, there was no public market for our common stock. Our initial public offering was priced at $5.00 per share on June 24, 2015. The table sets forth, for the periods indicated below, the high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange since June 24, 2015.

	High	Low
2015
Second Quarter (beginning June 24, 2015)	$5.50	$3.80
Third Quarter	$4.70	$2.00
Fourth Quarter (through December 30, 2015)	$2.63	$1.61

On December 30, 2015, the closing price for our common stock as reported on the NASDAQ Capital Market was $1.75 per share.

As of December 30, 2015, we had 47 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. The number of record holders also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. See “Risk Factors — Risks Relating to Our Common Stock and this Offering — We have never paid dividends on our common stock and do not anticipate paying dividends for the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.”

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DILUTION

The sale of our common stock to Aspire Capital pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. As a result, our net income/(loss) per share would decrease/increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to sell shares to Aspire Capital, the more shares of our common stock we will have to issue to Aspire Capital pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

After giving effect to (i) the issuance of the 500,000 Initial Purchase Shares for gross proceeds of $1.0 million, (ii) the issuance of the 188,864 Commitment Shares, and (ii) the sale of 888,835 shares of common stock (the approximate number of additional shares that can be sold so as not to exceed 19.99%) at an assumed offering price of $1.75 per share (the closing price of our common stock on December 18, 2015), and after deducting estimated offering expenses of $100,000 payable by us, our pro forma net tangible book value as of September 30, 2015 would have been $17.9 million, or $1.91 per share of common stock. This represents an immediate decrease in pro forma net tangible book value of $0.07 per share to our existing shareholders and an immediate dilution in pro forma net tangible book value of $0.07 per share to investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$1.75
Net tangible book value per share as of September 30, 2015	$1.98
Decrease in net tangible book value per share attributable to this offering	$(0.07)
Pro forma net tangible book value per share after this offering		$1.91
Dilution per share to investors participating in this offering		$0.07

The shares sold in this offering, if any, in addition to the 188,864 Commitment Shares and 500,000 Initial Purchase Shares, may be sold from time to time at various prices.

Each $1.00 increase in the per share price at which we sell shares to Aspire Capital under the Purchase Agreement from the assumed offering price of $1.75 per share would increase our pro forma net tangible book value by $0.9 million, our pro forma net tangible book value per share by $0.095 and dilution per share to new investors purchasing shares of common stock in this offering by $0.095, assuming that the number of shares of common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The table and calculations set forth above are based on the number of shares of common stock outstanding as of September 30, 2015 and assumes no exercise of any outstanding options or warrants. To the extent that options or warrants are exercised, there will be further dilution to new investors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Statements Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All common share amounts and per share amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operation have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock effected on June 17, 2015.

Overview

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. We have completed a Phase 2a clinical trial of our leading product candidate, RP-G28, an orally administered, high purity oligosaccharide.

We have devoted substantially all of our resources to development efforts relating to RP-G28, including conducting clinical trials of RP-G28, providing general and administrative support for these operations and protecting our intellectual property. We currently do not have any products approved for sale and we have not generated any revenue from product sales since our inception. From our inception through June 28, 2015, we funded our operations primarily through the private placement of preferred stock, common stock and promissory notes.

On June 24, 2015, our registration statement on Form S-1 (File No. 333-202924) relating to our initial public offering of our common stock was declared effective by the SEC. The shares began trading on the NASDAQ Capital Market on June 24, 2015. The initial public offering closed on June 29, 2015, and 4,000,000 shares of common stock were sold at an initial public offering price of $5.00 per share, for aggregate gross proceeds to us of $20 million.

We paid to the underwriters underwriting discounts and commissions of approximately $1.6 million in connection with the offering. In addition, we incurred expenses of approximately $1.0 million in connection with the offering. Thus, the net offering proceeds to us, after deducting underwriting discounts and commissions and offering expenses, were approximately $17.4 million.

We have incurred net losses in each year since our inception, including net losses of approximately $6.6 million for the nine months ended September 30, 2015. We had an accumulated deficit of approximately $24.9 million as of September 30, 2015. Substantially all our net losses resulted from costs incurred in connection with our research and development programs, stock-based compensation, and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

●	complete the development of our lead product candidate, RP-G28, for the reduction of symptoms associated with lactose intolerance in patients;

●	seek to obtain regulatory approvals for RP-G28;

●	outsource the commercial manufacturing of RP-G28 for any indications for which we receive regulatory approval;

●	contract with third parties for the sales, marketing and distribution of RP-G28 for any indications for which we receive regulatory approval;

●	maintain, expand and protect our intellectual property portfolio;

●	continue our research and development efforts;

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and

●	operate as a public company.

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We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds received in our initial public offering prior to the commercialization of RP-G28 or any other product candidate. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.

Financial Overview

Revenue

We have not generated any revenue since our inception. Our ability to generate revenue in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RP-G28 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RP-G28 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for RP-G28. Our research and development expenses consist primarily of:

●	fees paid to consultants and CROs, including in connection with our nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;

●	costs related to acquiring and manufacturing clinical trial materials;

●	depreciation of leasehold improvements, laboratory equipment and computers;

●	costs related to compliance with regulatory requirements; and

●	overhead expenses for personnel in research and development functions.

From inception through September 30, 2015, we have incurred approximately $5.3 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients and other indications, subject to the availability of additional funding.

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

●	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

●	future clinical trial results; and

●	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

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RP-G28

The majority of our research and development resources are focused on the Phase 2b and Phase 3 RP-G28 trials and our other planned clinical and nonclinical studies and other work needed to submit RP-G28 for the reduction of symptoms associated with lactose intolerance in patients for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur expenses in connection with these efforts, including:

●	conduct our Phase 2b/3 clinical trials as an adaptive design Phase 2b/3 clinical trials;

●	working with our CRO to prepare for launch of the Phase 2b/3 and Phase 3 trials; and

●	working with our third-party drug formulator to produce sufficient drug product for the adaptive design Phase 2b/3 clinical trials and other contemplated trials.

Patent Costs

Patent costs consist primarily of professional fees for legal services to prosecute patents and maintain patent rights.

General and Administrative Expenses

General and administrative expenses include allocation of facilities costs, salaries, benefits, and stock-based compensation for employees, professional fees for directors, fees for independent contractors and accounting and legal services.

We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of RP-G28. We believe that these increases will likely include increased costs for director and officer liability insurance, and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash. We expect our interest income to increase due to the receipt of net proceeds from our initial public offering as we invest the net proceeds from the offering pending their use in our operations.

Interest expense pertains to interest accrued on our promissory notes.

Critical Accounting Policies and Estimates

This Management’s Discussion and Analysis of our Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments, research and development costs, accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 3 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

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Fair Value of Financial Instruments

FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 —	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, and the notes payable approximate the fair values due to the short-term nature of the instruments.

Research and Development Costs

We expense the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical study costs, contracted services, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

The successful development of RP-G28 is uncertain. At this time, other than as discussed below, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of RP-G28 or the period, if any, in which material net cash inflows from the sale of RP-G28 may commence. This is due to the numerous risks and uncertainties associated with developing product candidates, including those described in “Risk Factors” in this prospectus. Development timelines, probability of success and development costs vary widely. As a result of these risks and uncertainties, we cannot currently estimate with any degree of certainty the amount of time or money that will be required to expend in the future on the research and development of RP-G28.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include fees due to service providers.

We base our expenses on our estimates of the services received and efforts expended pursuant to quotes and contracts with our service providers that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any particular period.

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Stock-based Compensation

In June 2015, we adopted a new equity incentive plan, or the 2015 Equity Incentive Plan, to replace our prior 2008 Stock Plan and 2009 Stock Plan. Terms of our share-based compensation are governed by the 2015 Equity Incentive Plan, 2009 Stock Plan and 2008 Stock Plan, or collectively the Plans. The Plans permit us to grant non-statutory stock options, incentive stock options and other equity awards to our employees, outside directors and consultants; however, incentive stock options may only be granted to our employees. Beginning June 29, 2015, no further awards may be granted under the 2009 Stock Plan or 2008 Stock Plan. As of September 30, 2015, the aggregate number of shares of common stock available for issuance under the 2015 Equity Incentive Plan was 206,448. However, to the extent awards under the 2008 Plan or 2009 Plan are forfeited or lapse unexercised or are settled in cash, the common stock subject to such awards will be available for future issuance under the 2015 Equity Incentive Plan.

The exercise price for options issued under the Plans is determined by our Board of Directors, but will be (i) in the case of an incentive stock option (A) granted to an employee who, at the time of grant of such option, is a 10% stockholder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans shall vest as determined by our Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards is expensed on a straight-line basis over the vesting period of the respective award. Performance-based awards vest and are expensed over the performance period when the related performance goal is probable of being achieved.

Pursuant to the terms of the Plans, from inception to December 31, 2013, we issued options to purchase an aggregate of 206,172 shares to our executive officers and employees. The exercise prices of these option grants, as determined by our Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions. In addition, we granted additional non-qualified 10-year term options to our executive officers to purchase an aggregate of 1,790,540 shares of our common stock in December 2014. As of December 31, 2014, an aggregate of 82,107 options were expired or exercised, and an aggregate of 1,914,605 issued to executive officers and employees options remained outstanding.

During the nine months ended September 30, 2015, no additional options were granted and an aggregate of 41,958 options to purchase our common stock were automatically terminated due to certain performance conditions not being met. As of September 30, 2015, we had a total of 1,872,647 options issued to our executive officers and employees outstanding.

We recognized stock based compensation expense for these services within general and administrative expense of approximately $2.4 million and $2,500 for the nine months ended September 30, 2015 and 2014, respectively. As of September 30, 2015, there was approximately $2.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.6 years.

In addition to annual cash compensation payable to certain non-employee directors for their services on the Board and its committees, the Board of Directors determined to award certain non-employee directors an option to acquire 10,000 shares of our common stock to vest 25% upon the first anniversary of the nonemployee director’s approximate date of joining the Board of Directors with the remaining options vesting monthly in equal amounts over 36 months. As of September 30, 2015, no stock based compensation had been granted to the nonemployee directors.

Options Issued to Non-Employees for Service Received

We account for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of these options is measured using the Black-Scholes option-pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected life, which is assumed to be the remaining contractual life of the option. The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned.

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From inception to September 30, 2015, we had issued options to our consultants to purchase an aggregate of 106,573 shares of our common stock under the Plans. Of these, 73,985 options were forfeited or exercised, and 32,588 options remain outstanding as of September 30, 2015. The exercise prices of the outstanding options, as determined by our board of directors, range from $0.72 to $1.14 per share. These outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, we granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. We recognized stock based compensation expense for these services of approximately $700 and $1,000 for the nine months ended September 30, 2015 and 2014, respectively, within research and development expense.

Option Valuation

We calculate the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects our general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the nine months ended September 30, 2015 and 2014 are set forth below:

	Nine months ended September 30,
	2015	2014
Expected dividend yield	0.00	0.00
Expected stock-price volatility	51.45% - 67.08%	55.32% - 64.24%
Risk-free interest rate	0.77% - 2.07%	0.94% - 3.04%
Expected term of options	10	10
Stock price	$5.86	$1.17 - $5.86

●	Expected dividend. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

●	Expected volatility. As our common stock only recently became publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable to our business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. Our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore we estimate the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

In addition to the assumptions used in the Black-Scholes option-pricing model, we also estimate a forfeiture rate to calculate the stock-based compensation for our equity awards. We will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for our stock-based compensation calculations on a prospective basis.

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Significant factors, assumptions and methodologies used in determining the estimated fair value of the Company’s common stock

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. Our Board of Directors, with the assistance of management, determined the fair value of our common stock on each grant date. Option grants are based on the estimated fair value of our common stock on the date of grant, which is determined by taking into account several factors, including the following:

●	the prices at which we sold our convertible preferred stock and the rights, preferences, and privileges of the convertible preferred stock relative to those of our common stock, including the liquidation preferences of the convertible preferred stock;

●	important developments in our operations;

●	our actual operating results and financial performance;

●	conditions in our industry and the economy in general;

●	stock price performance of comparable public companies;

●	the estimated likelihood of achieving a liquidity event, such as an IPO or an acquisition, given prevailing market conditions; and

●	the illiquidity of the common stock underlying stock options.

The table below presents the prices received from sales to third parties of our common stock and various classes of our preferred stock from inception to date:

Year	Share Class	Price per Share
2005	Common Stock(a)	$1.79
2006	Series A-2 Preferred Stock(a)(b)	$0.40
2008 – 2009	Series A-3 Preferred Stock(b)	$0.62
2010 – 2013	Series B Preferred Stock(b)	$1.19
2014	Series C Preferred Stock(b)	$1.30

(a)	After giving effect to our conversion from an LLC to a corporation.

(b)	Each share of preferred stock is convertible into shares of our common stock on a 7.15-for-1 basis, after giving effect to the reverse stock split effected June 17, 2015.

For options issued from inception to November 7, 2013, in determining the estimated fair value of our common stock, our Board of Directors, with the assistance of management, used the market approach to estimate the enterprise value of the Company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”) for the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010. The Market Approach is one of the three approaches (along with the Income Approach and Asset Approach) used to estimate enterprise and equity value. The market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if publicly available information exists, are considered in the market approach. Two information points commonly available – company valuation and transaction value — are used for their respective methodologies. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Pubic Companies Method; the Guideline Transactions Method; and the Backsolve Method.

Given the early stage of our company, the Backsolve Method was used to estimate the fair value of our securities. This method derives an implied market value of invested capital from a transaction involving a company’s own securities. The price of a company’s security that was involved in a recent arms-length transaction is used as a reference point in an allocation of value. We first raised additional capital through the sales of our LLC units. These units later converted into common shares and preferred shares upon our conversion to a corporation. Subsequent to our corporation conversion, we raised additional capital through the sales of our Series A-1, Series A-2, Series A-3, Series B, and Series C preferred shares at the price of  $0.07, $0.40, $0.62, $1.19, and $1.30, respectively.

We valued LLC units and common stock (after converting to a corporation) from inception through 2009 by reference to our sales of units and/or common stock and preferred stock over the period. Beginning in 2010, we valued our common stock using the Backsolve Method. The Backsolve Method requires considering the rights and preferences of each class of equity and solving for the total market value of invested capital that is consistent with a recent transaction in our own securities, considering the rights and preferences of each class of equity. However, our management has decided that the liquidation preferences between our preferred shares and common shares are immaterial for a pre-revenue company.

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Per the AICPA Guide, the Backsolve Method is generally the most reliable indicator of value of early-stage enterprises with no product revenue or cash flow, if relevant and reliable transactions have occurred in the company’s equity securities. This methodology is also prescribed by the AICPA when a valuation is conducted in close proximity to the date of a financing transaction, and when other methodologies are deemed less reliable.

The stage of development of our compound was reflected in our selection of the term and volatility estimates used in the analysis. The estimate of the term considers our existing cash runway and the time to the next potential financing or liquidity event, while the volatility estimate reflects the relative riskiness of our equity securities (or asset base) relative to the general stock market.

Our management estimated the implied market value of invested capital of our company by backsolving for the purchase price of our preferred shares for one common share through the option-pricing method. The premise of this method is that the transaction implied a market price for a share which in turn implied values for the other classes of equity based on relative claims on equity value, such as liquidation preferences and conversion rights. The application of the backsolve method considering our capital structure yielded a total market value of invested capital of approximately $15.5 million, $14.4 million, and $8.9 million, of which approximately $819,000, $870,000, and $670,000 were allocated to the total value of common stock as of our three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.

On the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, after estimating the market value of invested capital, we allocated it to the various equity classes comprising our capitalization table. This process ultimately results in creating a final estimate of value for our underlying equity interests. While there are many different value allocation methods, these various methods can be grouped into three general categories as defined by the AICPA Guide, one of which is the Option-Pricing Method (OPM).

We used the OPM to allocate market value of invested capital to the various equity classes and debt comprising our capitalization structure. We chose the OPM over other acceptable methods due to the complex capital structure of our company, the uncertainty related to market conditions, and the lack of visibility on an imminent exit event. Under the OPM, each equity class is modeled as a call option with a distinct claim on the equity of our company. The option’s exercise price is based on our company’s total equity value available for each participating equity holder. The characteristics of each equity class determine the equity class’ claim on the total equity value. By constructing a series of options in which the exercise price is set at incremental levels of value, which correspond to the equity value necessary for each level of equity to participate, we determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series.

The OPM relies on the Black-Scholes option-pricing model to value the call options on our invested capital. The following inputs were applied in the Black-Scholes calculations of the OPM:

	Valuation Date
	November 7, 2013	July 31, 2012	December 31, 2010
Risk-free rate	0.55%	0.57%	2.01%
Maturity (years)	3.00	4.00	5.00
Volatility	58.00%	61.00%	61.00%

Discounts ranging from 35.8% to 40% were applied for lack of control and lack of marketability for the common stock. The calculation resulted in a fair value for the common stock of  $1.17, $1.19, and $1.03 per share as of our three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.

For options issued in 2014, given our distinct possible exit scenarios of an initial public offering, we used the probability weighted expected return method (PWERM) to estimate the fair value of our common equity. Under this method, an analysis of future values of a company is performed for several likely liquidity scenarios. The value of the common stock is determined for each scenario at the time of each future liquidity event and discounted back to the present using a risk-adjusted discount rate. The present values of the common stock under each scenario are then weighted based on the probability of each scenario occurring to determine the value for the common stock. Our management determined the probability weighting of potential liquidity events to be 45% for an initial public offering and 55% for other scenarios, which represents all other likely outcomes for our company.

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Management estimated the implied market value of invested capital of our company by backsolving for the purchase price of our preferred shares for one common share through the use of OPM. The application of the backsolve method considering our capital structure yielded a total market value of invested capital of approximately $25.2 million, of which approximately $1.4 million was allocated to the total value of common stock as of our valuation date of October 31, 2014.

Given the lack of marketability for the common stock, we applied a discount of 21.4% for using the average strike put option approach. This resulted in a probability weighted common share value, after adjustment, of  $5.86 per share as of valuation date of October 31, 2014.

Stock-based Compensation Summary Tables

Information regarding our stock option grants to our employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:

Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 – $0.79	$4.43	$3.71 – $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 – $1.30	$1.14	$0.00
2014	1,626,740	$5.86 – $13.23	$5.86	$0.00

The following represents a summary of the options granted to employees and non-employees outstanding at September 30, 2015 and changes during the period then ended:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	1,952,516	$7.022
Granted	—	—
Exercised/Expired/Forfeited	(47,281)	(1.249)
Outstanding at September 30, 2015	1,905,235	$7.165
Exercisable at September 30, 2015	584,960	$5.202
Expected to be vested	1,320,275	$8.034

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the Securities Act), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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Results of Operations

Comparison of the Nine Months Ended September 30, 2015 and 2014

The following table summarizes our results of operations for the nine months ended September 30, 2015 and 2014, together with the changes in those items in dollars and as a percentage:

	For the Nine Months Ended September 30,		Dollar	Percentage
	2015	2014	Change	Change
Statement of Operations Data:
Operating costs and expenses
Research and development	$1,584,086	$69,161	$1,514,925	2,190%
Patent costs	160,033	94,055	65,978	70%
General and administrative	4,860,676	763,388	4,097,288	537%
Total operating costs and expenses	6,604,795	926,604	5,678,191	613%
Loss from operations	(6,604,795)	(926,604)	(5,678,191)	613%
Other income (expense)
Interest income (expense), net	23,157	(17,210)	40,367	235%
Other income	16,682	—	16,682
Total other income (expense)	39,839	(17,210)	57,049	331%
Net Loss	$(6,564,956)	$(943,814)	$(5,621,142)	596%

Research and Development Expenses

Research and development expenses were approximately $1.6 million and $70,000 for the nine months ended September 30, 2015 and 2014, respectively. The increase in research and development expenses of approximately $1.5 million, or 2,190%, primarily reflects our manufacturing ramp-up costs to prepare product for clinical trials.

Patent Costs

Patent costs were approximately in $160,000 and $94,000 for the nine months ended September 30, 2015 and 2014, respectively, representing an increase of $66,000, or 70%. This increase was primarily due to our transition to a new service provider.

General and Administrative Expenses

General and administrative expenses were approximately $4.9 million and $800,000 for the nine months ended September 30, 2015 and 2014, respectively. The increase in general and administrative expenses is $4.1 million, or 537%. This increase in general and administrative expenses was primarily due to the increase in stock based compensation related to the options granted to our executives and employees in December 2014, increase in headcount and in salary for our officers in 2015, and the increase in expenses related to the closing of our initial public offering.

Other Income

The increase in net interest income was approximately $40,000, or 235%. Net interest income for the nine months ended September 30, 2015 was approximately $23,000, which was primarily a result of increased cash resulting from the net proceeds of our initial public offering. Net interest expense for the nine months ended September 30, 2014 was approximately $17,000, which primarily represented interest costs associated with our outstanding promissory notes.

Other income was $16,682 and $0 for the nine months ended September 30, 2015 and 2014, respectively. The increase of $16,682 was a result of a gain on the settlement of accounts payable.

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Comparison of the Year Ended December 31, 2014 and the Year Ended December 31, 2013

The following table summarizes our results of operations for the years ended December 31, 2014 and 2013, together with the changes in those items in dollars and as a percentage:

	For the Year Ended December 31,		Dollar	Percentage
	2014	2013	Change	Change
Statement of Operations Data:
Operating costs and expenses
Research and development	$113,931	$461,551	$(347,620)	(75)%
Patent costs	197,731	292,358	(94,627)	(32)%
General and administrative	1,969,960	1,356,888	613,072	45%
Total operating expenses	2,281,622	2,110,797	170,825	8%
Loss from operations	(2,281,622)	(2,110,797)	(170,825)	8%
Other expense (income):
Interest income	(525)	(1,677)	1,152	(69)%
Interest expense	213,516	6,076	207,440	3,414%
Other income	(21,148)	(19,365)	(1,783)	9%
Total other expense (income)	191,843	(14,966)	206,809	(1,382)%
Net Loss	$(2,473,465)	$(2,095,831)	$(377,634)	18%

Research and Development Expenses

Research and development expenses were approximately $114,000 and $462,000 for the years ended December 31, 2014 and 2013, respectively. The decrease in research and development expenses of approximately $348,000, or 75%, primarily reflects our preparation work for our Type C meeting with the FDA in 2013, including the assistance of clinical, medical and biostatistician consultants in data analyses. This work was largely completed in 2013, and therefore the observed decrease in research and development expense reflects the discontinuation of their services.

Patent Costs

Patent costs were approximately in $198,000 and $292,000 for the years ended December 31, 2014 and 2013, respectively, representing a decrease of  $95,000, or 32%. This decrease was primarily due to Patent Cooperation Treaty, or PCT, filings, which took place in 2013. We incurred no significant PCT costs in 2014.

General and Administrative Expenses

General and administrative expenses were approximately $2.0 million and $1.4 million for the years ended December 31, 2014 and 2013, respectively. The increase in general and administrative expenses is $613,000 or 45%. This increase in general and administrative expenses was primarily due to the salary for our new Chief Executive Officer starting in October 2014, and the increase in stock based compensation related to the options granted to our executives and employees in 2014, partially offset by a reduction in our staffing of independent contractors and public relations effort in 2014.

Other Income (Expense)

Interest expense, net of interest income was approximately $213,000 and $4,000 for the years ended December 31, 2014 and 2013, respectively. The increase of approximately $209,000 in net interest expense was primarily a result of a non-cash charge of approximately $184,000 related to the conversion of convertible promissory notes in December 2014 and interest costs associated with convertible promissory notes used to finance our operations in 2014.

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Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred net losses and negative cash flows from operations, and, as of September 30, 2015, we had an accumulated deficit of approximately $24.9 million. Substantially all our net losses resulted from costs incurred in connection with our research and development programs, stock-based compensation, and from general and administrative costs associated with our operations.

At September 30, 2015, after consummation of our initial public offering, we had working capital of $15.4 million, and cash of $16.2 million. We have not generated any product revenues and have not achieved profitable operations.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2014	2013	2015	2014
Net cash used in:
Operating activities	$(1,157,385)	$(1,956,914)	$(4,302,569)	$(886,543)
Investing activities	(1,166)	(8,692)	(10,100)	(1,166)
Financing activities	3,457,573)	643,995)	17,810,162	439,483
Net decrease in cash	$2,299,022	$(1,321,611)	$13,497,493	$(448,226)

Operating Activities

Net cash used in operating activities of approximately $4.3 million during the nine months ended September 30, 2015 was primarily a result of our net loss of approximately $6.6 million, offset by stock based compensation of approximately $2.4 million and an increase in prepaid and other assets of approximately $251,000 and a decrease in accounts payable and accrued expenses of approximately $343,000.

Net cash used in operating activities of approximately $887,000 during the nine months ended September 30, 2014 was primarily a result of our net loss of approximately $944,000 and an increase of approximately $50,000 in prepaid and other assets, offset by an increase in accounts payable and accrued expenses of approximately $95,000.

Net cash used in operating activities of approximately $1.2 million during the year ended December 31, 2014 was primarily a result of our net loss of approximately $2.5 million offset by stock based compensation of approximately $707,000 and a non-cash charge of approximately $184,000 to interest expense related to the conversion of convertible promissory notes and an increase of approximately $249,000 in accounts payable and an increase in accrued expenses of approximately $160,000.

Net cash used in operating activities of approximately $2.0 million during the year ended December 31, 2013 was primarily a result of our net loss of approximately $2.1 million, offset by an increase of approximately $120,000 in accounts payable.

Investing Activities

Net cash used in investing activities of approximately $10,000 during the nine months ended September 30, 2015 was primarily a result of our purchasing office furniture and equipment.

Net cash used in investing activities of approximately $1,000 during the year ended December 31, 2014 primarily reflected our use of cash to purchase equipment, offset partially by our proceeds from the disposal of property and equipment. Net cash used in investing activities during the year ended December 31, 2013 of approximately $9,000 primarily reflected our use of cash to purchase equipment.

Financing Activities

Net cash provided by financing activities of approximately $17.8 million during the nine months ended September 30, 2015 resulted from net proceeds received upon closing of our initial public offering, selling 4,000,000 shares of our common stock offset partially by commissions and issuance costs of approximately $2.2 million.

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Net cash provided by financing activities during the nine months ended September 30, 2014 of $455,000 resulted from proceeds borrowed under notes payable, partially offset by repayment of a note payable of $27,000.

Net cash provided by financing activities of approximately $3.5 million in the year ended December 31, 2014 mainly resulted from approximately $3.0 million in net proceeds received on sales of preferred stock subject to redemption and warrants to purchase common stock and approximately $605,000 in net proceeds from the sale of convertible notes offset partially by deferred offering costs of approximately $143,000.

Net cash provided by financing activities in the year ended December 31, 2013 of approximately $644,000 resulted from net proceeds from the issuance of shares of Series B preferred stock and issuance of a prepaid forward sale contract on shares of Series B preferred stock.

Future Funding Requirements

To date, we have not generated any revenue. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize RP-G28 or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. We have incurred and will continue to incur costs associated with operating as a public company that we did not incur as a private company. In addition, subject to our obtaining regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

Based upon our current operating plan, we believe that our existing cash and cash equivalents, together with interest, and the net proceeds from our sale of shares to Aspire Capital pursuant to the Purchase Agreement will enable us to fund our operating expenses and capital expenditure requirements through the first quarter of 2017. We intend to devote our existing financial resources to fund the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance, including our anticipated Phase 2b/3 trials; to fund expenses associated with the manufacture and product development of RP-G28; to explore potential orphan indications; and for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property.

Our future capital requirements will depend on many factors, including:

●	the progress, costs, results of and timing of implementing a Phase 2b/3 clinical trials for the reduction of symptoms associated with lactose intolerance in patients;

●	the willingness of the EMA or other regulatory agencies outside the United States to accept our Phase 2b/3 and any Phase 3 trials of RP-G28, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 in the European Union for the reduction of symptoms associated with lactose intolerance in patients;

●	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;

●	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;

●	the ability of our product candidates to progress through clinical development successfully;

●	our need to expand our research and development activities;

●	the costs associated with securing and establishing commercialization and manufacturing capabilities;

●	market acceptance of our product candidates;

●	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

●	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

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●	our need and ability to hire additional management and scientific and medical personnel;

●	the effect of competing technological and market developments;

●	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

●	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future; and

●	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, commercialization, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Contractual Obligations and Commitments

Lease Agreement

Until September 30, 2015, we leased office and storage space for our headquarters in California pursuant to a two-year agreement which called for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. Rent expense, recognized on a straight-line basis, was approximately $45,000 in each of the nine months ended September 30, 2015 and 2014 and approximately $60,000 and $79,000 for each of the years ended December 31, 2015 and 2014, respectively. Rent expense is recorded in salaries, general and administrative expenses in the Unaudited Condensed Statements of Operations.

On July 9, 2015, we entered into a new lease with Century Park, pursuant to which we are leasing approximately 2,780 square feet of office space in Los Angeles, California for our headquarters. The lease provides for a term of sixty-one (61) months, which commenced October 1, 2015. We paid no rent for the first month of the term and will pay base rent of $9,174 per month for months 2 through 13 of the term, with increasing base rent for each twelve month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. We have the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term.

Employment Agreements

Michael Step

On December 2, 2014, Michael Step accepted an offer letter from us setting forth the terms of his employment as Chief Executive Officer. The offer letter provides that Michael Step is entitled to an annual base salary of $360,000 and a total of three grants of options to purchase our common stock.

The first two options entitle Michael Step to purchase 646,537 and 73,777 of our shares, respectively, for an exercise price of $5.86 per share. Each of these options was immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by us upon termination of Michael Step’s employment with us for any reason. This right of repurchase lapses over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment under certain circumstances.

The third option became exercisable upon the closing of our initial public offering on June 29, 2015. The option is for a total of 163,799 shares of our common stock, which, together with the shares subject to the first option, represents 7.5% of the shares of common stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis after giving effect to the number of shares subject to the third option. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by us upon termination of Michael Step’s employment for any reason. This right of repurchase lapses with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option became exercisable. In addition, the right of repurchase will lapse in its entirety upon Michael Step’s termination of employment under certain circumstances.

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Additionally, under the terms of his Executive Severance and Change in Control Agreement, also effective on December 2, 2014, Michael Step is entitled to receive certain payments in the event his employment is terminated under certain scenarios.

Andrew Ritter and Ira Ritter

On September 25, 2013, our Board of Directors approved the Executive Compensation Plan, or the Compensation Plan, setting forth certain compensation to be paid to Andrew Ritter, our current President and former Chief Executive Officer, and Ira Ritter, our current Chief Strategic Officer, or CSO, for their contributions to our company. Effective June 29, 2015, in connection with our initial public offering, Andrew Ritter and Ira Ritter accepted offer letters from us setting forth the terms of their employment as President and CSO, respectively, of the Company.

Their respective offer letters provide that that Andrew Ritter is entitled to an annual base salary of $310,000 and Ira Ritter is entitled to an annual base salary of $295,000. In accordance with his offer letter, Andrew Ritter also became entitled to receive up to $180,000 payable over a three-year period for tuition reimbursement. As of September 30, 2015, we paid an aggregate of $60,000 and accrued $92,500 in tuition reimbursement for Andrew Ritter and recognized such amount in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations in the three and nine month periods ending September 30, 2015.

Additionally, under the terms of their Executive Severance and Change in Control Agreements, also effective on June 29, 2015, Andrew Ritter and Ira Ritter are entitled to receive certain payments in the event their employment is terminated under certain scenarios.

Pursuant to their respective offer letters, Andrew Ritter and Ira Ritter each have the opportunity to earn an annual bonus based upon a percentage of their base salary and the achievement of specific performance as determined by the Company. The initial target bonus opportunities are 40% and 35% of the base salary for Andrew Ritter and Ira Ritter, respectively.

Pursuant to the Compensation Plan, as in effect prior to entering into their offer letters, Andrew Ritter and Ira Ritter had bonus opportunities to, upon the satisfaction of the events described below, each potentially receive the following cash payments and each potentially receive the following options to purchase up to 48,951 shares of our common stock, or the Executive Options:

●	FDA Meeting Bonus Opportunities. Each executive was entitled to receive, and in April 2013 each executive received, a one-time cash bonus of $10,000 for a milestone associated with meeting with the FDA regarding RP-G28’s path to FDA approval. In addition, upon satisfaction of this milestone, the executives became entitled to 3,496 of the Executive Options. 2,360 shares of the Executive Options vested and became exercisable as of the grant date of September 25, 2013, with the balance of the 1,136 shares vesting ratably in 36 equal monthly installment beginning on September 30, 2013.

●	Clinical Trial Funding Commitment Bonus Opportunities. Each executive was entitled to receive a one-time cash bonus of $75,000 upon our receipt of a commitment by a third party to fund a Phase 2 or later clinical trial; provided, however, that no such bonus would be paid at any time we had less than $2,000,000 in available cash. In addition, upon the satisfaction of this milestone, 35% of 10,489 shares of the Executive Options would vest and become exercisable, with the balance of the 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone was satisfied; accordingly, each executive received a bonus of $75,000, which has been recognized in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations in the nine month periods ending September 30, 2015. In addition, 3,671 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 6,818 shares vesting ratably on a monthly basis beginning July 31, 2015.

●	Fundraising Bonus Opportunities. Each executive was entitled to receive (i) a one-time cash bonus of $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus would be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) would be paid at any time we had less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of the Executive Options would vest and become exercisable, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of the Executive Options would vest and become exercisable, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone as described in subsection (ii) above was satisfied upon the closing of our initial public offering on June 29, 2015 raising approximately $17.4 million, net of offering costs; accordingly, each executive received a bonus of $150,000 which has been recognized in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations in the nine month periods ending September 30, 2015. In addition, 4,895 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 9,091 shares vesting ratably on a monthly basis beginning July 31, 2015.

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●	License Event Bonus Opportunities. Each executive was entitled to receive the following bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Compensation Plan by and/or any option to exclusively license such product candidate to a third party (referred to under the Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:

●	A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined in the Compensation Plan) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon our receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Options will vest and become exercisable, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

●	A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined in the Compensation Plan); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon our receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

As of September 30, 2015, 27,972 of the maximum 48,951 Executive Options potentially issuable to each executive had been issued to each executive subject to the vesting conditions described above.

Research and Development Arrangements

Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale and Inalco SpA

Effective July 24, 2015, we entered into a second amendment to the Clinical Supply and Cooperation Agreement, or the Supply Agreement, with Ricerche Sperimentali Montale SpA, or RSM, and Inalco SpA, or Inalco, dated December 16, 2009, and amended September 25, 2010.

Under the Supply Agreement, RSM granted us an exclusive worldwide option in a specified field and territory to assignment of all right, title and interest to a purified Galacto-oligosaccharides product, or Improved GOS, the composition of matter of the Improved GOS and any information relating to the Improved GOS, including certain specified technical information and other intellectual property rights, or the Improved GOS IP. Pursuant to the second amendment to the Supply Agreement, we could exercise the option by paying RSM $800,000 within ten days after the effective date of the amendment. We exercised the option on July 30, 2015 and RSM transferred the Improved GOS IP to us. Under the terms of the Supply Agreement, if a further option payment due in the future is not made, we may be required to return the Improved GOS IP to RSM.

The second amendment to the Supply Agreement also provides that we must pay RSM $400,000 within 10 days following FDA approval of a new drug application for the first product owned or controlled by us using Improved GOS as its active pharmaceutical ingredient. In addition, we agreed to purchase 350 kilos of Improved GOS for the sum of $250 per kilo for clinical supply of Improved GOS instead of $2,000 per kilo as under the Supply Agreement.

Under the terms of, and in consideration for RSM entering into, the second amendment to the Supply Agreement, we were to issue 100,000 shares of our common stock, or the RSM Shares, to RSM. The RSM Shares were issued pursuant to a stock purchase agreement, dated as of November 30, 2015. The stock purchase agreement includes a lock-up agreement by RSM in favor of us pursuant to which RSM will not be able to sell the RSM Shares for a period ending on the earlier of (i) the public release by us of the final results of our Phase 2b/3 clinical trial of RP-G28 and (ii) the filing of our Form 10-Q with the Securities and Exchange Commission for the fiscal quarter in which we receive the results of our Phase 2b/3 clinical trial of RP-G28.

We recognized the agreement for 100,000 shares issuance to RSM as a fully prepaid forward sale contract on our common stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring us to issue 100,000 shares of our common stock for no further consideration. Fair value of these shares as of effective date of the agreement totaling $416,000 was recognized in stockholders’ equity in the Condensed Balance Sheet as of September 30, 2015.

Master Service Agreement with Covance Inc.

On December 30, 2015, we entered into a Master Service Agreement with Covance Inc., or Covance, with an effective date of December 29, 2015. Pursuant to the terms of the Master Service Agreement, Covance (or one or more of its affiliates) will provide Phase I/II/II/IV clinical services for a clinical study or studies to us, and, at our request, assist us with the design of such studies, in accordance with the terms of separate individual project agreements to be entered into by the parties. The term of the agreement is for three years and will renew automatically for successive one year periods unless Covance is no longer providing services under the agreement or either party has terminated the agreement upon written notice.

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Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. In addition, ASU 2014-10 requires an entity that has not commenced principal operations to provide disclosures about the risks and uncertainties related to the activities in which the entity is currently engaged and an understanding of what those activities are being directed toward. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU and its adoption resulted in the removal of previously required development stage disclosures. Adoption of this ASU enabled the Company to eliminate the cumulative statements of operations and statements of cash flows information, which did not impact the Company’s financial position, operations, or cash flows.

In August 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and requires related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on our financial statements.

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BUSINESS

Our Business

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health.

Our first novel microbiome modulator, RP-G28, an orally administered, high purity galacto-oligosaccharide, is currently under development for the reduction of symptoms associated with lactose intolerance. RP-G28 is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance. RP-G28 has been studied in a Phase 2a clinical trial and is a first-in-class compound.

The Gut Microbiome

The human gut is a relatively under-explored ecosystem but provides a great opportunity for using dietary intervention strategies to reduce the impact of gastrointestinal disease. The human body carries about 100 trillion microorganisms in the intestines, which is 10 times greater than the number of cells in the human body. This microbial population is responsible for a number of beneficial activities such as fermentation, strengthening the immune system, preventing growth of pathogenic bacteria, providing nutrients, and providing hormones. Recent major initiatives such as the Human Microbiome Project (HMP) by the National Institutes of Health have further validated the significance of the microbial population that exists in our bodies. Publications on the gut microbiome have increased from less than 50 papers annually in 2004 to more than 1,300 today [PubMed Search “Gut Microbiome” (2013)]. The increasing knowledge of how these microbial populations impact human health provides opportunities for novel therapies to treat an assortment of diseases such as neurological disease, cardiovascular disease, obesity, irritable bowel syndrome, inflammatory bowel disease, colon cancer, allergies, autism and depression.

Platform Approach

Our platform is based on selectively colonizing microbiota (increasing beneficial bacteria) in the colon, and thus changing the colon’s composition of microbiota. The process has been shown to stimulate the growth of endogenous bifidobacteria, which after a short feeding period become predominant in the colon [Gibson. Dietary Modulation of the Human Colonie Microbiota: Introducing the Concept of Prebiotics. J. Nutr. 125: 1401-1412, 1995]. The result is believed to reduce inflammation and improve digestion, thereby potentially reducing digestive symptoms.

RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as Escherichia coli, or E. coli. Increased colonization of lactose-metabolizing colonic microbiota is associated with increased lactase activity, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. We believe this process could reduce lactose-derived gas production and thereby mitigate the symptoms of lactose intolerance.

Lactose Intolerance

Lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms [NIH Consensus Statement, LIH, Vol. 27, #2 (February 2010); Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” p. 4 and 7 (June 2012)].

Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion [Zpryme Research & Consulting, “The Digestive Health Prescription Drug Market,” (May 2009)]. However, these options are limited and there is no long-term treatment available.

Lactose intolerance develops in lactose maldigesters when consuming too much lactose or when lactose is added to a previously low-lactose diet. People with lactose maldigestion have a low activity level of lactase, the enzyme responsible for breaking down human lactose, located in the brush border membrane of the small intestine. Lactose intolerance is characterized by one or more of the cardinal symptoms; including abdominal pain/cramps, bloating, gas, and diarrhea following the ingestion of lactose or lactose-containing foods.

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In lactose maldigesters, unhydrolyzed lactose passes into the large intestine, where it is fermented by the indigenous microflora into gases and short chain fatty acids. The excessive gas production and the osmotic effects of excessive undigested lactose cause the symptoms of lactose intolerance [Jiang T, Mastapha A, Savaiano DA, Improvement of lactose digestion in humans by ingestion of unfermented milk containing Biofidobacterium longum, J Dairy Sci. 1996; 79:750-757]. Symptoms begin about 30 minutes to two hours after eating or drinking foods containing lactose. The severity of symptoms depends on many factors, including the amount of lactose a person can tolerate and a person’s age, ethnicity, and digestion rate [Lomer MC, Parkes GC, Sanderson JD, Review article: lactose intolerance in clinical practice — myths and realities, Aliment Pharmacol Ther. 2008; 27(2):93-103; National Digestive Diseases Information Clearinghouse (NDDIC), Lactose intolerance, http://digestive.niddk.nih.gov/ddiseases/pubs/lactoseintolerance/]. The symptoms of lactose intolerance are caused by gases and toxins produced by anaerobic bacteria in the large intestine. The problem of lactose intolerance has been exacerbated because many foods and drinks contain traces of lactose without lactose being clearly stated on the product’s label [Jiang T, Mastapha A, Savaiano DA, Improvement of lactose digestion in humans by ingestion of unfermented milk containing Biofidobacterium longum, J Dairy Sci. 1996; 79:750-757]. According to the American Academy of Pediatrics Committee on Nutrition (2006), “the symptoms of lactose intolerance can lead to significant discomfort, disruption of the quality of life, and loss of school attendance, leisure and sports activities, and work time, all at a cost to individuals, families and society.”

Diagnosis

Lactose intolerance is often diagnosed by evaluating an individual’s clinical history, which reveals a relationship between lactose ingestion and onset of symptoms. Hydrogen breath tests may also be utilized to diagnose lactose malabsorption and a milk challenge may be used to differentiate between lactose malabsorption and lactose intolerance. Further tests can be conducted to rule out other digestive diseases or conditions, including: stool examination to document the presence of a parasite, blood tests to determine the presence of celiac disease, and intestinal biopsies to determine mucosal problems leading to malabsorption, such as inflammatory bowel disease or ulcerative colitis.

Health Consequences

Substantial evidence indicates that lactose intolerance is a major factor in limiting calcium intake in the diet of individuals who are lactose intolerant. These individuals avoid milk and dairy products, resulting in an inadequate intake of calcium and significant nutritional and health risks [Alaimo K., McDowell M.A., Briefel R.R., et al., Dietary intake of vitamins, minerals, and fiber of persons ages 2 months and over in the United States: Third National Health and Nutrition Examination Survey, Phase 1, 1988-91, Adv. Data, 1994;(258):1-28; and Kranz S., Lin P.J., Wagstaff D.A., Children’s dairy intake in the United States: too little, too fat?, J Pediatr. 2007; 151(6):642-6.]

Dairy foods account for 73% of the calcium available in the U.S. food supply and 51% of the total intake [Gerrior S, Bente L., Nutrient content of the U.S. food supply, 1909-94, Washington DC: U.S. Department of Agriculture, Center for Nutrition Policy and Promotion; 1997, Home Economics Research Report No. 53; and Weinberg L.G., Berber L.A., Groves J.E., Nutrient contributions of dairy foods in the United States, Continuing Survey of Food Intakes by Individuals, 1994-1996, 1998., J Am Diet Assoc., 2004; 104(6):895-902.]

Research shows that lactose intolerant individuals have a higher prevalence and risk for osteoporosis, hypertension, decreased bone mineral density and several cancers, including colon and breast cancer from the lack of milk consumption [McCarron D.A., Heaney, R.P., Estimated healthcare savings associated with adequate dairy food intake, Am J Hypertens. 2004; 17 (1):88-97; Szilagyi A, Nathwani U, Vinokuroff C., et al., The effect of lactose maldigestion on the relationship between dairy food intake and colorectal cancer: a systematic review, Nutr Cancer. 2006; 55(2):141-150; and Suarez F.L., Adshead J., Furne J.K. and Levitt M.D., Amer. J Clin. Nutrition. 1998; 68:1118-22].

Decreased Calcium Intake Increases the Risk for Hypertension

Over 30 published reports show that chronic calcium depletion may lead to increased arterial blood pressure. Many additional papers have corroborated this relationship between hypertension and a low calcium intake [Millen BE, Quatromoni PA, Nam BH, et al. Framingham Nutrition Studies. Dietary Patterns, Smoking, and Subclinical Heart Disease in Women: Opportunities for Primary Prevention from the Framingham Nutrition Studies. J Amer Dietetic Assoc. 2004; 104:208-214].

A growing body of evidence indicates that a nutritionally sound diet rich in fruits, vegetables and a generous component of low-fat dairy foods, or DASH diet, is optimal for reducing the risk of hypertension [Conlin, P. R., Chow, D., Miller, E. R., 3rd, Svetkey, L. P., Lin, P. H., Harsha, D. W., et al. (2000), The effect of dietary patterns on blood pressure control in hypertensive patients: results from the Dietary Approaches to Stop Hypertension (DASH) trial. Am J Hypertens, 13(9), 949-955]. Several recent reports have confirmed this finding in middle-aged and elderly women [Wang, L, Manson, J, Buring, J, Lee, I-M, Sesso, D. Dietary Intake of Dairy Products, Calcium, and Vitamin D and the Risk of Hypertension in Middle-Aged and Older Women Hypertension 2008; 51:1073]. Further, it appears that the DASH diet with generous low-fat dairy is associated with low prevalence of metabolic syndrome. The levels of dairy foods (three-four servings per day) required to achieve these effects are well above current U.S. averages and even further above that of lactose intolerant individuals who are avoiding dairy due to symptoms [Lovelace, H.Y. and Barr, S.I., Diagnosis, symptoms, and calcium intakes of individuals with self-reported lactose intolerance, Journal of the American College of Nutrition, 24(1), 51-57, 2005; Carroccio, A., Montalto, G., et al., Lactose intolerance and self-reported milk intolerance: relationship with lactose maldigestion and nutrient intake, Journal of the American College of Nutrition, 17, 631-636, 1998; and Mainguet, P., Faille, I., et al., Lactose intolerance, calcium intake and osteopenia, Lancet, 338, 1156-1157, 1991.

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Decreased Calcium Intake Increases the Risk for Colon and Breast Cancers

A national symposium as long ago as 1993 reported that there was a relationship between dietary calcium and both colon and breast cancer. Clearly, several other factors are involved, and the role of calcium has not yet been fully elucidated from the others. Nonetheless, there is evidence of a relationship [Barger-Lux, M.J. and Heaney, R.P., The role of calcium intake in preventing bone fragility, hypertension and certain cancers, Journal of Nutrition, 124, 1406S-1411S, 1994].

Our History

We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. Our first prototype, Lactagen™, was an alternative lactose intolerance treatment method. In 2004, clinical testing was conducted, which included a 60 subject double-blind placebo controlled clinical trial. The results were published in the Federation of American Societies for Experimental Biology in May 2005 and demonstrated Lactagen™ to be an effective and safe product for reducing symptoms for nearly 80% of the clinical participants who were on Lactagen™.

The following four years were devoted to operations, launching marketing efforts in various distribution channels, developing an online storefront (www.Lactagen.com) and establishing production and fulfillment partners. Our focus was on testing the market potential for an alternative lactose intolerance treatment method. Extensive efforts were established to track and evaluate customer experiences with email, direct mail and telecommunication programs. Marketing funds were used to launch radio and television ads, as well as expand online marketing outreach.

In 2008, we expanded our focus by developing a prescription drug development program. We initiated the program by developing RP-G28, a second generation edition of Lactagen™. We believe that RP-G28 enables us to state stronger claims, garner more medical community support and reach a wider market in the effort to treat lactose intolerance. Extensive efforts during this period focused on assembling highly regarded regulatory, clinical, medical and manufacturing personnel, as well as conducting technical, regulatory and market analysis to prepare for the FDA approval process.

To help fund the development of RP-G28, we were awarded a grant from the United States government’s Health Care Bill program, the Qualifying Therapeutic Discovery Project, or QTDP, in 2008. The grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies that treat areas of unmet medical need and/or prevent, detect or treat chronic or acute diseases and conditions.

On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc.

By 2009, over 15,000 customers had purchased Lactagen™ and we had accumulated a database of the names of over 75,000 sufferers.

By the end of 2009, we successfully secured a GMP compliant manufacturer and produced RP-G28 drug supplies. We successfully filed our Investigational New Drug, or IND, Application for RP-G28 to be able to move into Phase 2 studies in June 2010. In December 2010, we took Lactagen™ off the market to solely focus on our drug development efforts.

In June 2011, we began a Phase 2a clinical trial on RP-G28 to validate the efficacy, safety, and tolerance of RP-G28 compared to placebo when administered to subjects with symptoms of lactose intolerance. The clinical results from the study, which concluded at the end of 2011, showed that RP-G28 improved lactose digestion versus placebo as measured by the improvement in digestive symptoms associated with lactose intolerance and decline in hydrogen production present in a hydrogen breath test. See the section below entitled “Clinical and Regulatory” for additional information regarding our Phase 2a clinical trial.

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Our Leading Product Candidate — RP-G28

Overview

RP-G28 is a novel highly purified galacto-oligosaccharide, or GOS, which is synthesized enzymatically. The product is being developed to reduce the symptoms and frequency of episodes of abdominal pain associated with lactose intolerance. The therapeutic is taken orally (a powder solution mixed in water) for 30 consecutive days. The proposed mechanism of action of RP-G28 is to increase the intestinal growth and colonization of bacteria that can metabolize lactose to compensate for a patients intrinsic inability to digest lactose. Once colonization of bacteria has occurred, it is hypothesized that patients will continue to tolerate lactose as long as they maintain their microflora balance. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance.

Galacto-oligosaccharides (GOS)

RP-G28 is a >95% purified GOS product. GOS refers to a group of compounds containing β-linkages of 1 to 6 galactose units with a single glucose on the terminal end and are found at low levels in human milk. GOS products resist hydrolysis by salivary and intestinal enzymes because of the configuration of their glycosidic bonds and reach the colon virtually intact. The undigested GOS enhances the growth of beneficial, lactose metabolizing, colonic bacteria that already exist in the subject’s digestive track, including multiple species and strains of bifidobacteria and lactobacilli. Once colonies of these bacteria have increased, continued lactose exposure should maintain tolerability of lactose without further exposure to RP-G28.

The significance of a higher purity GOS, namely RP-G28, was highlighted in a 2010 study by Klaenhammer. The in vitro study concluded that RP-G28 promoted growth of lactobacilli and bifidobacteria, but did not promote multiple strains of E. coli. In contrast, lower purity GOS stimulated both bifidobacteria as well as the strains of E. coli evaluated. (As seen below in Figure 2, NCK 430 (e. coli) grew in the presence of low purity GOS (GOS 2). Alternatively, the higher purity GOS (RP-G28/GOS 1) did not promote the growth of E. coli.).

Figure 2

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Mechanism of Action

RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as E. coli. Increased colonization of lactose-metabolizing colonic bacteria is associated with increased lactase activity and GOS utilization, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. Digestion of lactose reduces lactose-derived gas production and thereby mitigates the symptoms of lactose intolerance.

Safety & Toxicology of GOS

Clinical studies of GOS products were reviewed as part of the safety evaluation to support the IND for RP-G28. The safety of GOS products in humans has been evaluated in 486 adults at doses of 2.5 to 15 gm/day for up to 14 weeks, 342 children at doses of 2.0 – 2.4 gm/day for up to 1 year, and in 2415 newborns and infants for up to 6 months. Overall, no reports of severe adverse events attributable to the consumption of GOS were reported in the literature.

Among the studies that included tolerance endpoints, side effects were limited to reports of flatulence, fullness, GI symptoms, and changes in stool consistency and frequency when GOS was consumed on a repeat basis at quantities of between 5.5 to 15 g/day (Ito 1990; Deguchi 1997; Teuri 1998); however, this effect was not consistently reported in all studies (Teuri and Korpela 1998; Depeint 2008; Drakoularako 2010; van de Heuval 1998; van Dokkum 1999; Bouhnik 2004; Sairanen and Piirainen 2007; Shadid 2007). Similar observations of increased flatulence have been reported following the consumption of fructooligosaccharides (15 gm/day) over a 7-day period (Alles 1996), and this symptom represents a localized effect that is expected in association with the consumption of indigestible fiber in large quantities. There were no reports of events in other System Organ Class (SOC) suggestive of systemic toxicity.

RP-G28 Clinical Safety

In addition to the nonclinical studies evaluating GOS products, the safety of RP-G28 for clinical investigation is supported by clinical safety results from the recently completed Phase 2a study, G28-001. In this study, RP-G28 was escalated from 1.5 grams per day to 15 grams per day over a 35-day dosing period.

RP-G28 was well-tolerated. There were no serious adverse effects. The most common adverse effects were headache, dizziness, nausea, upper respiratory tract infection, nasal congestion and pain. All adverse effects were mild or moderate in severity, and event occurrence was distributed over the treatment and post-treatment follow-up phase. No clinically significant changes or findings were noted from clinical lab evaluations, vital sign measurements, physical exams, or 12-lead electrocardiograms.

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Our Market Opportunity

Unmet Medical Needs

Lactose intolerance is a challenging condition to manage. Not only can symptoms be painful and embarrassing, they can also dramatically affect one’s quality of life, social activities, and health. Currently there are few reliable, or effective, treatments available that provide consistent or satisfactory relief. According to a market research study conducted by Objective Insights in April 2012, approximately 60% of lactose intolerant sufferers reported experiencing symptoms daily, or bi-weekly [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012.]

Over 75% of patients modify their diets, and 80% of patients have reported altering their daily activities, to better manage their lactose intolerance symptoms [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012]. According to the American Academy of Pediatrics Committee on Nutrition (2006), “the symptoms of lactose intolerance can lead to significant discomfort, disruption of the quality of life, and loss of school attendance, leisure and sports activities, and work time, all at a cost to individuals, families and society.”

Currently, there is no approved prescription treatment for lactose intolerance. Most persons with lactose intolerance avoid ingestion of milk and dairy products while others substitute non-lactose-containing foods in their diet. However, complete avoidance of lactose-containing foods is difficult to achieve (especially for those with moderate to severe symptoms) and can lead to significant long-term morbidity, i.e., dietary deficiencies of calcium and vitamin D.

At the 2010 National Institute of Health, or NIH, Consensus Development Conference: Lactose Intolerance and Health, the NIH highlighted numerous health risks tied to lactose intolerance such as: osteoporosis; hypertension; and low bone density [Such F., Brannon P., Varpenter T., et al. NIH Consensus Development Conference Statement: Lactose Intolerance and Health, 2010: 1-27]. There is substantial evidence indicating that lactose intolerance is a major factor in limiting calcium and nutrient intake in the diet of people who are lactose intolerant. Adequate calcium intake is essential to reducing the risks of osteoporosis and hypertension [McCarron and Heaney (2004)]. In addition, chronic calcium depletion has been linked to increased arterial blood pressure, thereby establishing a relationship between hypertension and a low calcium intake [Karania et al. (1994)]. Moreover, there is evidence of a correlation between calcium intake and both colon and breast cancer [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012].

Over 50% of lactose intolerant patients are very concerned that they may be susceptible to one of these health risks, as a result of their lactose intolerance [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” (June 2012)].

Treatment Options

Doctors generally recommend the following treatments for the management of lactose intolerance: (1) dairy avoidance; (2) lactase supplements; (3) probiotics/dietary supplements; and (4) dairy substitutes/lactose free products. Despite educating their patients on all viable treatment options, physicians tend to advise their patients to refrain from consuming any dairy products whatsoever. However, 47% of lactose intolerance sufferers report that this method is not effective. Further, only 30% of lactose intolerance sufferers report lactase supplements are effective in managing their lactose intolerance [Survey conducted by Engage Health in May – June 2008]. These statistics suggest that the majority of lactose intolerance patients are dissatisfied with current treatment options.

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Patients Unsatisfied with Current Management Options

Dairy Avoidance

Lactose intolerance has had a dramatic effect on peoples’ lifestyles. Although the most utilized approach to date has been the avoidance of dairy products, this approach fails to realize that it is not always easy to discern the foods that contain milk, milk products, or other dairy ingredients. Despite closely monitoring everything they eat, lactose intolerance sufferers are still at risk of symptoms due to hidden dairy products in ingredients. To avoid any possible embarrassing or physically painful episode, lactose intolerance sufferers may choose to avoid restaurants, going out, traveling, and limit their social interactions.

Lactase Supplements

A wide variety of nutritional supplements are sold to reduce symptoms of lactose intolerance, but there is few rigorous clinical data to substantiate their benefit. Lactase supplements are taken to aid in the digestion of dairy products. The supplements act as an enzyme replacement, supplying consumers with lactase, the enzyme necessary to break down lactose. These supplements must be taken prior to ingestion of dairy products. Consequently, consumers are forced to carry lactase supplements with them. These pills do not work consistently and dosages can be difficult to determine because dairy foods have varying amounts of lactose. For example, the most widely used supplement in the United States is Lactaid®, which has been marketed for over 30 years to people with symptoms of lactose intolerance. Lactaid® is commonly used in conjunction with dairy avoidance or lactose-free products. Depending on the amount of lactose consumed, patients may need to ingest five or more pills a day to manage their symptoms of lactose intolerance. As a result, enzyme supplementation is an adjunct to, not a substitute for, dietary dairy restriction. In 2008, 32% of lactose intolerant sufferers reported often or occasional use of lactase supplements, compared to only 22% reporting usage of these supplements five years ago. These findings suggest that there is a need for a tolerable and convenient medical treatment that allows for normal intake of milk and dairy product consumption in people with lactose intolerance.

Probiotics/Dietary Supplements

There are many complementary products that can be taken to help reduce gastrointestinal symptoms, and/or promote digestive health in general. Included in this category are probiotics and digestive enzymes. These products are not specifically marketed for lactose intolerance; rather they are directed towards general gastrointestinal symptoms.

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Probiotics help to increase “friendly flora” in the digestive tract by aiding in proper bowel function, easing digestion, and reducing overall digestive distress. Probiotic consumption over the past ten years has dramatically increased as many yogurt manufacturers are starting to promote and market its benefits.

Digestive enzymes are considered indirect options because lactose intolerant sufferers may opt to consume such products in place of lactase supplements. Digestive supplements mainly aid and support one’s digestive system, helping break down general foods consumed, but don’t directly help with lactose intolerance.

Dairy Substitutes/Lactose-Free Products

Dairy-free and lactose-free dairy products allow lactose intolerant sufferers the ability to enjoy the benefits of dairy without suffering symptoms. Dairy substitutes are items that do not contain lactose, but instead contain a substitute such as soy or rice. Lactose-free and dairy-free products are easier for lactose intolerant individuals to digest because lactose sugar is taken out of the product or lactase enzymes are added enabling easier digestion.

Most dairy products can now be found in a “dairy-free” alternative, including milk, ice cream, cheese, butter, creams, yogurt and milk chocolate. Although these products are available in stores, they are rarely found in restaurants, and are hard to find while traveling. Moreover, the taste tends to be different than their original counterparts, and they tend to be more expensive.

Growing Awareness

Lactose intolerance is a condition that continues to expand as society advances and evolves. Education and awareness have increased, and the American diet has greatly changed over the past decade to include more dairy-based goods. As the populace is growing older, the prevalence of lactose intolerance is increasing because more people tend to develop lactose intolerance later in life. Increased education and diagnosis is making more people aware of their allergies and digestive conditions. Physicians may compound the growth of lactose intolerance prevalence and its associated disorders by recommending individuals to avoid dairy products, a practice which in and of itself may increase severity of the intolerance.

At least 75% of lactose intolerance patients would like to see a treatment, and believe that it is “very important” to find an adequate and satisfactory treatment [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. Results from a recent market survey study indicate that 54% of respondents suffering from moderate symptoms would likely ask their physician for a prescription [Engage Health Inc., “Market Potential for an Rx and Nutritional Supplement Product for Lactose Intolerance in the US” (June 2008)]. Additionally, 61% of individuals suffering from severe lactose intolerance symptoms would be likely to ask their physician for treatment [Engage Health Inc., “Market Potential for an Rx and Nutritional Supplement Product for Lactose Intolerance in the US” (June 2008)]. These results suggest that the need for treatment increases with the severity of a patient’s symptoms.

Physician Awareness

Doctors report that there is an unmet need in the current reduction of symptoms associated with lactose intolerance, especially for those patients with moderate to severe symptoms [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. Patients with moderate to severe symptoms have a challenging time completely avoiding dairy foods all together. Physicians experience a steady stream of lactose intolerance cases. It is estimated that gastroenterologists see approximately 15 new patients with lactose intolerance each month [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)].

Doctors tend to diagnose lactose intolerance in a patient before the patient is able to self-diagnose it [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. However, patients tend to initiate discussion about lactose intolerance with their doctors. This is indicative of broad public awareness of lactose intolerance. Doctors often administer two tests for diagnosing lactose intolerance: (i) a symptom history test and (ii) a hydrogen breath test. Approximately 50% of people diagnosed with lactose intolerance undergo a symptom history test [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. A symptom history test is the foundation for diagnosis of lactose intolerance reported by all physicians interviewed [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)].

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Our Competitive Strengths

Market Opportunity

RP-G28 has the potential to become the first approved drug in the United States and Europe for the reduction of symptoms associated with lactose intolerance.

Renowned Scientific Team and Management Team

Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.

Substantial Patent Portfolio and Product Exclusivity

We have an issued patent in the United Kingdom directed to the composition of non-digestible carbohydrates, and we have issued patents in the United States directed to methods of using such compositions for the treatment of lactose intolerance and symptoms. Additional worldwide patent applications are pending. The patent applications include claims covering compositions, methods, formulations and packaging.

In addition, in [July 2015] we acquired the rights, title and interest to certain patents and related patent applications with claims covering a process for producing ultra high purity galacto-oligosaccharide active pharmaceutical ingredients, including RP-G28 from our supplier. See “Business—Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale and Inalco SpA” for additional details regarding the second amendment to the exclusive supply agreement and our exercise of the exclusive option.

See “Business—Intellectual Property” for additional information regarding our patent portfolio.

Our Growth Strategy

In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome disfunctions, our near-term and long-term strategies include the following:

●	Complete an adaptive design Phase 2b/3 clinical trial and any additional pivotal studies of RP-G28 for the reduction of symptoms associated with lactose intolerance;

●	seek regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance if the clinical trials are successful, initially in the United States and subsequently in the rest of the world;

●	develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

●	explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

●	establish the Company as a leader in developing therapeutics that modulates the human gut microbiome;

●	continue to develop a robust and defensible patent portfolio, including those we own and those we plan to in-license in the future; and

●	continue to optimize our product development and manufacturing capabilities both internally and externally through outside manufacturers.

Clinical and Regulatory

IND Application/Phase 1

The IND application for RP-G28 was submitted to the FDA in June 2010. The safety and tolerability profile, pharmacokinetics and dose response curve of GOS products are well understood. Therefore, as part of the IND submission, we proposed that the data supporting the IND was sufficient to support a Phase 2 proof-of-concept study in a small number of lactose-intolerant patients. The FDA agreed with this proposal and the typical Phase 1 clinical program in healthy volunteers was replaced by a Phase 2a program in subjects with lactose intolerance.

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On June 28, 2010, we received an advice letter from the FDA regarding our IND submission. The FDA suggested that we (1) consider expanding our inclusion criteria to include females of childbearing potential who are willing to use appropriate contraception throughout the duration of the protocol; (2) follow the FDA’s guidance regarding Patient-Reported Outcome Measures; and (3) include a pharmacokinetic study in our proposed Phase 2a trial to determine the extent of systemic exposure of RP-G28.

Phase 2a Study

On June 12, 2013, we announced positive data from our Phase 2a first-in-human, proof of concept clinical study of RP-G28. The purpose of the study was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance. The results were presented at Digestive Diseases Week and the New York Academy of Sciences Conference on Probiotics, Prebiotics and the Host Microbiome: The Science of Translation, and co-sponsored by the Sackler Institute for Nutrition Science and the International Scientific Association of Probiotics and Prebiotics.

The double-blinded, randomized, multi-center, placebo-controlled Phase 2a study evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days to evaluate lactose digestion, as measured by hydrogen production and symptom improvements. In order to confirm lactose intolerance and study participation, subjects underwent a 25-gram lactose challenge in the clinic. Lactose intolerance symptoms and hydrogen production via hydrogen breath test were assessed for six hours post-lactose dose. Eligible subjects were required to demonstrate a minimum symptom score and a “positive” hydrogen breath test in order to be eligible for randomization. A “positive” breath test was defined as a hydrogen gas elevation of 20 parts per million (ppm) at two time-points within the six hours following a lactose-loading dose. The primary endpoints included tracking patients’ gastrointestinal symptoms via a patient-reported symptom assessment instrument (a Likert Scale, measuring individual symptoms of flatulence, bloating, cramping, abdominal pain and diarrhea, on a scale of 0 (none) to 10 (worst)) at baseline, day 36 and day 66; as well as the measurement of hydrogen gas levels in their breath following a 25-gram lactose challenge.

RP-G28 was well tolerated, with no significant adverse events reported. The Phase 2a study demonstrated clinically meaningful benefits to patients on treatment, whereas treated subjects reported increased tolerance to lactose and dairy foods: reduced lactose intolerance symptoms (gas, bloating, cramping and abdominal pain) were reported in subjects on RP-G28, a durable reduction in abdominal pain (p=0.019) was reported, and treated patients were six times more likely to describe themselves as lactose tolerant (p=0.039). In sum, positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis, suggesting that a therapeutically positive effect is seen. Although there were few primary and secondary efficacy endpoints with statistically significant results, the combined data suggest that RP-G28 is exerting a positive therapeutic effect. We believe these positive drug effect trends combined with the benign safety profile support continued drug development of RP-G28.

Key findings of the Phase 2a study include:

●	RP-G28 was well tolerated with no significant study-drug related adverse effects. The benign adverse event safety profile of RP-G28 with dose levels up to 15 gm/day observed in this study is consistent with the known safety of GOS products administered up to 20 gm/day reported in literature.

●	Subjects in the RP-G28 group reported a reduction in total symptoms after treatment. Reported symptom improvement continued 30 days post-treatment. Improvement in symptoms was assessed in the study using several different measures, including a pain Likert scale and a patient global assessment. Subjects receiving RP-G28 had greater improvement in most of their symptoms (cramps, bloating and gas) following lactose challenge compared to placebo, but the differences were not statistically significant given the small cohort size. However, a clinically meaningful reduction in abdominal pain was seen in subjects receiving RP-G28 compared to placebo.

●	An analysis of “responders” for abdominal pain (defined as subjects who reported a score of zero in abdominal pain severity following a lactose challenge at Day 36/Hour 6 and Day 66/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 50% of RP-G28-treated subjects reported no abdominal pain compared to 17% of the placebo-treated subjects. This difference was statistically significant (p = 0.0190). See Figure 3 below.

●	Further, an analysis of “responders” for abdominal pain (defined as subjects who reported a greater than 50% decrease in abdominal pain severity following lactose challenge between Day 0/Hour 6 and Day 36/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 72.2% of RP-G28-treated subjects reported a >50% reduction in abdominal pain severity compared to 42.1% of the placebo-treated subjects. This difference was also statistically significant (p=0.0288).

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●	To better explore a meaningful benefit to patients, a global assessment was explored. Six times as many patients in the treatment group versus the placebo group described themselves as lactose tolerant and did not report symptoms associated with lactose intolerance on Day 66. After completion of study treatment at Day 36, subjects were encouraged to re-introduce dairy foods into their diet. Thirty days later (Day 66), subjects were asked to provide an assessment of their symptom status, i.e., whether they considered themselves still lactose intolerant compared with subjects receiving placebo (Yes/No). As seen below in Figure 3 below, in the 58 subjects providing responses, a significantly larger percentage of subjects receiving RP-G28 (30%) considered themselves no longer lactose intolerant compared with subjects receiving placebo (5.6%); this result was statistically significant (p=0.0389).

●	The reduction in total symptoms following a post-treatment lactose challenge was consistent with the improvement in post-treatment hydrogen breath test results as compared to baseline (pre-treatment) results. Although rarely used in clinical practice and primarily used to identify lactase deficiency, hydrogen measurements were used as an eligibility criterion as well as an outcome measure in our Phase 2a proof-of-concept study. Our intent was to better understand how lactose intolerant symptoms and hydrogen values correlated and whether a treatment effect could be detected by hydrogen production. In the RP-G28 group, the median peak hydrogen production was 113 ppm on Day 0 and 110 ppm on Day 36. In the placebo group, the median peak hydrogen production was 94 ppm at Day 0 and 113 on day 36. At Day 0 and Day 36, the median total hydrogen production was 385 ppm and 367 ppm, respectively, for the RP-G28 group and 347 and 436 ppm, respectively, for the placebo group. Comparison of the hydrogen breath test results between RP-G28 and placebo shows that median hydrogen production was generally similar between the two treatment groups at Day 0 while at Day 36, median hydrogen production was lower in the RP-G28 group compared to placebo at the peak time points of 2 to 4 hours. While the differences were not large, the RP-G28 group had consistently lower levels of breath hydrogen production from Hours 2 to 6 following lactose challenge, but the results did not correlate with clinical symptoms. In the Placebo group, differences in hydrogen production following lactose challenge were not apparent.

Figure 1

In the Phase 2a study, changes in the fecal microbiome were investigated using both Terminal Restriction Fragment Length Polymorphisms (TRFLP), a molecular biology technique for profiling microbial communities based on the position of a restriction site closest to a labeled end of an amplified gene, and microme analysis of 16S rRNA genex by pyrosequencing, a method of DNA sequencing (determining the order of nucleotides in DNA).

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Figure 2

In addition, Principal Component Analysis (PCA), a multivariate method that helps transform a number of possibly correlated variables into a smaller number of uncorrelated variables called principal components, thereby reducing the dimensions of a complex dataset, showed statistically significant shifts in the microbiome of subjects fed RP-G28, compared to placebo, at 66 days. Specifically, RP-G28 significantly altered the microbiomes of 82% of the study participants who received the treatment.

Pre-treatment, three distinct clusters were identified, whereas post-treatment (Day 66) two distinct clusters were identified, showing a clear shift in certain species represented before and after treatment.

Principal Coordinates Analysis (PCoA), a multivariate method that helps visualize similarities and dissimilarities in large datasets, was also utilized to analyze the microbiome data. For analysis of 16S amplicon sequencing data, we created Unweighted Unifrac similarity matrices (that is we conducted PCoA) and applied ANOSIM (Analysis of Similarities) and PERMANOVA (Permutational Analysis of Variance) statistical analyses. Our analysis showed a significant association between Day (day 0 or baseline, and day 36 and 66 as categories) and microbiome composition (ANOSIM R = 0.218, P = 0.0001, PERMANOVA Pseudo-F = 3.4318, P = 0.0001). These data indicate that RP-G28 and subsequent introduction of lactose into the diet had impacted the fecal microbiome of participants. Further, lactose metabolizing bacteria were shown to increase in the treatment group.

The results of our Phase 2a study were published in Nutrition Journal in a manuscript entitled “Improving lactose digestion and symptoms of lactose intolerance with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.”

We held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. We believe that this meeting was a significant step forward in streamlining the pathway to initial U.S. approval of RP-G28 to reduce symptoms and frequency of symptomatic episodes associated with lactose intolerance. The meeting and official meeting minutes provided valuable guidance on the development path of RP-G28:

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●	The FDA agreed with our decision to develop and validate a new analytical assay for RP-G28 drug substance and drug product. This adjustment will provide additional information about GOS components and non-GOS impurities, which the FDA agrees should be in place before we prepare batches of the drug substance for use in any pivotal Phase 3 clinical trials.

●	Based on our plan to conduct ICH-compliant GLP embryo-fetal development toxicology studies (in two species) and the ICH standard battery of genotoxicity tests using RP-G28, the FDA agreed that no additional nonclinical studies are needed at this time to support Phase 3 studies.

●	The FDA advised us on potential end points and clinical trial design.

●	We addressed the FDA’s recommendation in its June 28, 2010 advice letter that we include a pharmacokinetic study in the Phase 2b study to assess the extent of systemic exposure of RP-G28. We explained to the FDA that we did not collect serum samples for pharmacokinetic measurement in the Phase 2a study because at the time assays for measuring RP-G28 were not available and significant systemic absorption was not anticipated. We then informed the FDA of our plan to evaluate alternatives, as a surrogate for RP-G28 systemic exposure as part of our Phase 2b program. The FDA agreed with this approach.

Following analysis of the Phase 2a clinical trial, discussions with the FDA in 2013 about our clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. We believe this trial could serve as one of two pivotal trials should the resulting data and the FDA be supportive of this trial as a pivotal trial. We do not intend to discuss the Phase 2b/3 study design and development plan with the FDA, though we are required to and will submit a supplement to the IND detailing the protocols for the adaptive study.

We plan to commence this clinical program in the first quarter of 2016. The Phase 2b/3 study will be designed to evaluate dosing, safety and efficacy of RP-G28 to decrease abdominal pain and other symptoms related to lactose intolerance. The plans for the Phase 2b/3 study are to (1) evaluate the efficacy of multiple dose levels of RP-G28, and (2) collect qualitative and quantitative evidence to finalize development of its end points to be studied during the later Phase 3 pivotal trial.

Nonclinical Safety Plans

Given the established safety profile of GOS in humans and the lack of significant safety concerns with RP-G28 administered to subjects in the Phase 2a study, no additional non-clinical safety studies are planned to support continued evaluation of RP-G28 in the Phase 2 program.

Guidelines adopted by the FDA and established by ICH require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of child bearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be deferred until before Phase 3 using precautions to prevent pregnancy in clinical trials. As the FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study. In addition, to support Phase 3 studies, we plan to perform ICH-compliant embryo-fetal development toxicology studies of RP-G28. We will then confirm any negative findings from these toxicology studies in a standard battery of ICH-compliant genotoxicity tests using RP-G28.

As FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of the protocol. To support Phase 3 studies, we plan to perform ICH-compliant GLP embryo-fetal development toxicology studies of RP-G28. Ritter also plans to confirm the negative findings in a standard battery of ICH-compliant, GLP genotoxicity tests using RP-G28.

Planned Phase 2b/3 Study

The Phase 2b/3 clinical trial that we intend to conduct is being designed as a multi-center double-blinded, placebo controlled clinical trial of approximately 300 subjects to determine the maximum tolerated dose and optimal dose-escalation schedule for RP-G28. The trial is going to assess patients with moderate to severe abdominal pain as measured by a pain Likert scale after a lactose challenge. The Phase 2b/3 clinical trial is being designed to measure additional lactose intolerance symptoms (gas, bloating, diarrhea, cramps) as secondary endpoints. Entry criteria in the Phase 2b/3 study will include a hydrogen breath test to validate lactase deficiency. The Phase 2b/3 study design includes a screening phase; a 30-day course treatment phase and a 30-day post-treatment evaluation phase. The study is designed to gradually escalate the dose beyond the 15 gm/day dose level evaluated in the Phase 2a study. Study subjects are going to abstain from lactose containing food products and then be randomized evenly (1:1:1:1) to receive one of three doses of RP-G28 or placebo for 30 days. Subjects are then going to be followed post-treatment for an additional 30 days while lactose containing food products are re-introduced into their diets. The primary endpoint for the Phase 2b/3 clinical study will be a durable reduction in abdominal pain, with secondary endpoints measuring changes in individual lactose intolerance symptoms (gas, bloating, diarrhea, cramps). The Phase 2b/3 study is also designed to include collection of blood samples to assess systemic exposure to RP-G28 using measurement of serum concentrations of a trisaccharide. This is going to be monitored as a surrogate to assess the systemic bioavailability of orally administered RP-G28. Additionally, the study will require the collection of fecal samples from patients enrolled to evaluate the baseline and changes to the patient’s microbiome that correlate to symptom reduction and lactose tolerance.

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In order to gather long-term data on subjects exposed to RP-G28, we also intend for subjects completing the Phase 2b/3 protocol to be offered enrollment in an observational extension study, G28-004. As RP-G28 is expected to provide extended relief from lactose intolerance symptoms beyond the initial 30-day treatment phase, this extension study for the Phase 2b/3 program is going to assess the long-term treatment effect. We intend for the results from this study to guide the need to evaluate an additional 30-day course of treatment in Phase 3 in subjects who experience the return of lactose intolerance symptoms after an initial course of RP-G28.

Adaptive seamless phase 2b/3 designs, such as the Phase 2b/3 pivotal clinical trial for RP-G28 that we are contemplating, are aimed at interweaving the two phases of full development by combining them into one single, uninterrupted study conducted in two steps. Adaptive seamless phase 2b/3 designs enable a clinical trial to be conducted in steps with the sample size calculation selected on the basis of data observed in the first step to continue along to the second step. The main statistical challenge in such a design is ensuring control of the type I error rate. Most methodology for such trials is based on the same endpoint being used for interim and final analyses. A type I error is one in which the adaptation process leads to design, analysis, or conduct flaws that introduce bias that increases the chance of a false conclusion that a treatment is effective (a type I error). Controlling type I error can be accomplished by prospectively specifying and including in the statistical analysis plan all possible adaptation plans that may be considered during the course of the trial. We intend to work with a CRO to determine how best to control type I error in our Phase 2b/3 study.

Research and Development Agreement with Kolu Pohaku Technologies and Kolu Pohaku Management, LLC

As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” on November 30, 2010, we entered into the R&D Agreement with KPT and KPM. The R&D Agreement called for KPT to make a series of payments to us totaling $1,750,000 in exchange for us performing certain research and development activities in Hawaii for the benefit of KPT (referred to herein as the KP Research), from the effective date of the agreement through December 31, 2014. The KP Research consisted of the initial phase of research, including the conduct of Phase 2 clinical trials in Hawaii for RP-G28. Under the terms of the R&D Agreement, we maintained sole and exclusive control over the manner in which we and our employees and contractors performed the KP Research and ownership of the results of our ongoing research related to RP-G28, although KPT maintained ownership of the results of the KP Research. Inventions, developments, and improvements arising out of the KP Research were owned by KPT. Under the terms of the R&D Agreement we would bear any costs involved in obtaining patents for any inventions, developments or improvements resulting from the KP Research. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, we agreed to pay a quarterly royalty payment to KPT of  $32,000 commencing March 31, 2015 and continuing through December 31, 2035 or until such time as the KPM Option (describe below) was exercised. The license included, without limitation, our right to sublicense the KP Research and to make, have made, use, sell, offer for sale and import products based, in whole or in part, on the KP Research. The R&D Agreement was subsequently amended on, July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding to be received by us thereunder and to add royalty payments made by us for years subsequent to the original agreement.

In connection with the R&D Agreement, we also granted an option, the KPM Option, to KMP. Pursuant to the terms of the KPM Option Agreement, we had the right to put to KPM and KPM had the right to call from us 1,469,994 shares of our Series B preferred stock at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to us under the R&D Agreement by the Series B preferred stock original issue price of  $1.19 per share. On March 26, 2015, we exercised our right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, or the KPM Shares. Pursuant to the terms of the KPM Option Agreement, our issuance of the KPM Shares to KPM resulted in the full satisfaction of our obligation to make royalty payments to KPT under the R&D Agreement and also resulted in the termination of the R&D Agreement and therefore KPM’s and KPT’s right, title, and interest in the KP Research under the R&D Agreement is assigned to Ritter. KPM and KPT have agreed to take all steps necessary to perfect the assignment of such right, title, and interest to Ritter.

Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale and Inalco SpA

In December 2009, we entered into a Clinical Supply and Cooperation Agreement, or the Supply Agreement, with Ricerche Sperimentali Montale, or RSM, and Inalco SpA, or Inalco. Pursuant to the terms of the Supply Agreement, RSM has exclusively manufactured for us, and will continue to manufacture for us in connection with our Phase 2b/3 study, an improved form of GOS (higher purity), or Improved GOS. RSM also agreed that it will not, except as necessary for RSM to perform its obligations under the Supply Agreement, market or sell Improved GOS, or any galacto-oligosaccharides that are of greater purity to any third party. In addition to our payments to RSM for the GOS manufactured or to be manufactured by RSM for us in connection with our clinical trials, we agreed to pay RSM certain milestone payments including a payment of  $50,000 as consideration for its assistance in seeking the necessary regulatory approvals for RP-G28 (consisting of a payment of  $25,000 upon the effective date of the Supply Agreement and a payment of  $25,000 upon completion to our satisfaction of the drug master file submission to the FDA related to RP-G28 or another product using Improved GOS). We also agreed to pay a monthly fee of $7,000 in consideration of the services provided by RSM under the agreement, which will become payable 30 days after our receipt of  $10,000,000 from a financing transaction, or the Financing Receipt, until such time as the parties agree that RSM’s support for regulatory approval is no longer required, which is expected to be after the completion of our Phase 3 studies. Pursuant to the terms of the Supply Agreement, we also agreed to reimburse RSM for its reasonable costs actually incurred in purchasing certain equipment required to perform its analysis methods for Improved GOS, which equipment we will own upon payment.

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Pursuant to the terms of the Supply Agreement, RSM granted us an exclusive worldwide option to the assignment of all right, title and interest to the Improved GOS, or the Improved GOS IP, which we could exercise by paying RSM $1,000,000, within 10 days of a Financing Receipt, which would include our initial public offering. As additional consideration for the assignment of the Improved GOS IP, we agreed to pay RSM an additional $1,000,000 within 10 days of the approval by the FDA of the NDA for our first product containing Improved GOS. Under the terms of the Supply Agreement, we would continue to make the monthly payments to RSM until such time as the parties agree that RSM’s support for regulatory approval is no longer required. See the section below entitled “Intellectual Property — Patents and Proprietary Rights Covering Our Drug Candidates” for additional information regarding the Improved GOS IP.

Pursuant to the terms of the Supply Agreement, the parties to the Supply Agreement agreed that in the event we are able to obtain a Financing Receipt, the parties will enter into a further agreement, or the Proposed Agreement, for the purpose of clarifying future manufacturing services to be provided by RSM to us regarding Improved GOS and payment by us for such services. The Supply Agreement sets forth certain terms and conditions that the parties to the agreement have agreed will be included in the Proposed Agreement, including, among other things, a provision that calls for certain milestone payments to be paid to RSM by us in the event we receive approval from the FDA to market RP-G28 or another product using Improved GOS, which milestone payments will be based upon the number of  “units” sold by us containing Improved GOS. The Proposed Agreement will terminate upon the expiration of the first patent filed by RSM regarding Improved GOS.

The Supply Agreement was amended in September 2010. Pursuant to the terms of this amendment, we have paid all obligations to RSM in satisfaction of the payment due to RSM upon completion to our satisfaction of the drug master file submission to the FDA related to RP-G28 (as described above). The amendment also further defined the terms and conditions of the supply of Improved GOS by RSM to us to ensure adequate and timely delivery of Improved GOS to us.

The Supply Agreement was further amended on July 24, 2015. Pursuant to the terms of the second amendment to the Supply Agreement, the provisions related to the exclusive worldwide option to the assignment of all right, title and interest to the Improved GOS IP were amended to provide that we could exercise the option by paying RSM $800,000 within ten days after the effective date of Amendment No. 2. We exercised the option on July 30, 2015 and RSM transferred the Improved GOS IP to us. Under the terms of the Supply Agreement, as amended, if we fail to make any future option payment required under the terms of the Supply Agreement, we may be required to return the Improved GOS IP to RSM. The terms of the second amendment to the Supply Agreement require us to pay RSM $400,000 within 10 days following FDA approval of a new drug application for the first product owned or controlled by us using Improved GOS as its active pharmaceutical ingredient and to pay RSM the sum of $250 per kilo for clinical supply of Improved GOS instead of $2,000 per kilo as was previously required.

In consideration for RSM entering into the second amendment to the Supply Agreement, we issued 100,000 shares of our common stock to RSM pursuant to a stock purchase agreement. The shares issued to RSM are subject to a lock-up agreement, pursuant to which RSM has agreed that it will not sell these shares for a period ending on the earlier of (i) the public release by us of the final results of our Phase IIb/III clinical trial of RP-G28 and (ii) the filing of a Form 10-Q with the SEC for the fiscal quarter in which we receive the results of our Phase IIb/III clinical trial of RP-G28.

Master Service Agreement

On December 30, 2015, we entered into a Master Service Agreement with Covance, with an effective date of December 29, 2015. Pursuant to the terms of the Master Service Agreement, Covance (or one or more of its affiliates) will provide Phase I/II/II/IV clinical services for a clinical study or studies to us, and, at our request, assist us with the design of such studies, in accordance with the terms of separate individual project agreements to be entered into by the parties. The term of the agreement is for three years and will renew automatically for successive one year periods unless Covance is no longer providing services under the agreement or either party has terminated the agreement upon written notice. We may terminate the Master Service Agreement or any individual project agreement entered into under the Master Service Agreement prior to the applicable study’s completion at any time for any reason upon 30 days written notice to Covance, except when the reason for termination is the safety of subjects, in which case it may be terminated immediately. Covance may not terminate any individual project agreement without cause, except when the reason for the termination is the safety of subjects, in which case it may be terminated immediately. In the event of a termination of the Master Service Agreement, Covance will be entitled to full payment for (i) work performed on the applicable project upon through the date work on such project is concluded and (ii) reimbursement for all non-cancellable and non-refundable expenses and financial obligations which Covance (or an affiliate) has incurred or undertaken on our behalf.

Commercialization

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. RP-G28, if approved, is intended to be prescribed to patients suffering from lactose intolerance. These patients are normally under the care of a gastroenterologist and/or a primary care physician. Our current plan is to evaluate a possible partnership to commercialize RP-G28 for the reduction of symptoms associated with lactose intolerance in patients in the United States and Europe if it is approved. We may also build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that RP-G28 is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we will likely seek to commercialize RP-G28 through distribution or other collaboration arrangements for patients suffering from lactose intolerance.

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Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we know of no other drug candidate in advanced clinical trials for treating lactose intolerance, other biopharmaceutical companies may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for uses of RP-G28 and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business. We do not have composition of matter patent protection for RP-G28, which may result in competitors being able to offer and sell products so long as these competitors do not infringe any other patents that we hold, or that third parties hold, including patents in Europe to which we have an exclusive option of assignment, which are directed to methods of manufacturing and purified RP-G28, and U.S. patents that we own, that are directed to methods of using RP-G28.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes from commercial competition. Furthermore, we cannot be sure that issued patents will not be challenged in court as invalid or in the Patent Office as unpatentable. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.”

Patents and Proprietary Rights Covering Our Drug Candidates

We strive to protect our product candidates and exclusivity rights, as well as both maintain and fortify our position in the field of reduction of symptoms associated with lactose intolerance. We believe our intellectual property portfolio consists of early and broad filings in the area. We have focused on patents and patent applications relating to where possible, use of our products in disease treatment. We have sought and continue to seek the strongest possible intellectual property protection available to us in order to prevent others from directly competing with us, as well as to exclude competition around our products where possible, their manufacture, and methods for use of the products in disease treatment. Our intellectual property portfolio related to RP-G28 contains four issued patents and at least 15 other related, pending patent applications in the United States and worldwide for Ritter Pharmaceuticals-owned inventions. As described above, Ritter Pharmaceuticals also holds an option to acquire a patent family, currently owned and controlled by Inalco, S.p.A., including claims generally directed to processes for producing an improved form of galactoologosaccharides (GOS) mixtures (higher purity); this family includes issued patents in Italy (not expiring until 2029), Germany, and the Netherlands (not expiring until 2030), as well as applications pending in the United States, China, India, and other jurisdictions that, if issued, will not expire until 2030.

This portfolio includes patents and proprietary rights related to:

●	U.S. Patent No. 8,486,668, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a high purity galactooligosaccharides (GOS) pharmaceutical composition, and wherein the administration leads to a persistent decrease in at least one symptom of lactose intolerance;

●	U.S. Patent No. 8,492,124, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a controlled release pharmaceutical composition that contains galoctooligosaccharides (GOS), but does not contain a probiotic;

●	U.S. Patent No. 8,785,160, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering a hydrogen breath test, diagnosing lactose intolerance based upon the hydrogen breath test, and administering a high purity galactooligosaccharides (GOS) pharmaceutical composition; and

●	United Kingdom Patent No. GB2480042, which has a current expiry date of February 16, 2030, includes claims generally directed to a solid oral unit-dosage form of a high purity galactoologosaccharides (GOS).

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The Company is pursuing patent applications. These applications are pending in the United States, Europe, Japan and other jurisdictions, and, if they issue as patents, will not expire until at least 2030, and include claims generally directed to (i) oral dosage forms of a higher purity galactoologosaccharides (GOS), (ii) use of galactoologosaccharides (GOS) for treating lactose intolerance, and (iii) methods of preventing or reducing certain symptoms of lactose intolerance using galactoologosaccharides (GOS) dosage forms.

Intellectual Property Strategy

We continually assess our intellectual property strategy in order to fortify our position in our market space. To that end, we are prepared to file additional patent applications in any of the above families should our intellectual property strategy require such filings and/or where we seek to adapt to competition or seize business opportunities. Further, we are prepared to file patent applications relating to the other products in our pipeline soon after the experimental data necessary for a strong application become available and our cost-benefit analyses justify filing such applications. In addition to filing and prosecuting patent applications in the United States, we typically file counterpart patent applications in Europe and additional countries where we think such foreign filing is likely to be beneficial.

We do not know if patents will be issued for all of the patent applications in our portfolio. Furthermore, for patent claims now issued and for claims to be issued in the future, we do not know if such claims will provide significant proprietary protection to our drug candidates and proprietary technologies or if they will be challenged, circumvented, or invalidated. Our success will in part depend on our ability to obtain and maintain patents protecting our drug candidates, technologies and inventions, to operate without infringing the proprietary rights of third parties, and to enforce and defend our patents and ensure others do not infringe on our proprietary rights.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent.

The patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug or biologic is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug or biologic may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug or biologic. In the future, if and when our pharmaceutical products receive FDA approval we expect to apply for patent term extensions on patents covering those products. We anticipate that some of our issued patents may be eligible for patent term extensions. For more information regarding U.S. patent laws, see “Business — Government Regulation.”

In addition to the patent term extension rights described above, any of our product candidates that receive FDA approval may also be eligible for market exclusivity protection under the Federal Food, Drug and Cosmetic Act or the Biologics Price Competition and Innovation Act of 2009. For more information regarding market exclusivity laws, see “Business — United States Government Regulation.”

Many pharmaceutical companies, biotechnology companies and academic institutions are competing with us in the field of the reduction of symptoms associated with lactose intolerance and the manufacture of purified galactooligosaccharides, generally, and are filing and prosecuting patent applications potentially relevant to our business. In order to contend with the inevitable possibility of third party intellectual property conflicts, from time to time, we review and assess the third-party intellectual property landscape for competitive and other developments that may inform or impact our intellectual property development and commercialization strategies. From time to time, we may find it necessary or prudent to obtain licenses from third party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. Accordingly, we attempt to manage the risk that such third party intellectual property may pose by conducting, among other measures, patent landscape studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third party intellectual property. As our programs advance, we continue to monitor the intellectual property landscape in an effort to assess the advisability of licensing third party intellectual property or taking other appropriate steps to address such development issues in the manner we deem in the best interests of the Company.

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With respect to third party intellectual property, it is impossible to establish with certainty that our product candidates will be free of claims by third party intellectual property holders or whether we will require licenses from such third parties. Even with modern databases and on-line search engines, literature searches are imperfect and may fail to identify relevant patents and published applications. Further, pending patent applications may not be published or otherwise accessible through literature searches. Even when a third party patent is identified, we may conclude upon a thorough analysis that we do not infringe the patent or that the patent is invalid. If the third party patent owner disagrees with our conclusion and we continue with the business activity in question, we might have patent litigation thrust upon us. Alternatively, we might decide to initiate litigation (or an administrative proceeding in the Patent Office) in an attempt to have a court declare the third party patent invalid or we may decide to initiate litigation in an attempt to have a court declare the third party patent not infringed by our existing or planned activity. In either scenario, patent litigation or post-grant challenges in the Patent Office typically are costly and time-consuming, and the outcomes are uncertain. The outcome of patent litigation and/or post-grant challenges in the Patent Office are subject to uncertainties that cannot be quantified in advance, for example, the credibility of expert witnesses who may disagree on technical interpretation of scientific data. Ultimately, in the case of an adverse outcome in litigation, we could be prevented from commercializing a product or using certain aspects of our discovery platform as a result of patent infringement claims asserted against us. This could have a material adverse effect on our business.

To protect our competitive position, it may be necessary to enforce our patent rights through litigation against infringing third parties. Litigation to enforce our own patent rights is subject to the same uncertainties discussed above. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis), being held unenforceable, or being subject to a post-grant challenge in the Patent Office and deemed unpatentable. Such adverse court rulings could allow third parties to commercialize virtual copies our products, and then compete directly with us, without payment to us.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Option to Acquire Inalco Patent

We are party to a Clinical Supply and Cooperation Agreement with Richerche Sperimental Montale spA, or RSM, and Inalco SpA, related to the manufacture and supply of galactooligosaccharides with high purity. Under that Agreement, RSM granted us an exclusive option to assignment of all “Improved GOS IP,” which we understand to include certain pending patent applications related to method for the manufacture of highly purified galactooligosaccharides, as used in RP-G28. The Agreement provided for conditions under which we may exercise that exclusive option. We may be unable to satisfy those conditions. Even if we are able to satisfy those conditions, the parties to the Agreement may be unwilling to assign the pending application to us. Furthermore, those pending application may be deemed unpatentable, and therefore never be issue as enforceable patents.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient and finished product for our preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.

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Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

●	refusal to approve pending applications;

●	withdrawal of an approval;

●	imposition of a clinical hold;

●	warning letters;

●	product seizures and/or condemnation and destruction;

●	total or partial suspension of production or distribution; or

●	injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

●	submission to the FDA of a NDA;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

●	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

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All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

●	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Although there are no statutory or regulatory definitions for Phase 2a and Phase 2b, Phase 2a is commonly used to describe a Phase 2 clinical trial designed to evaluate efficacy, adverse effects and safety risks and Phase 2b is commonly used to describe a subsequent Phase 2 clinical trial that also evaluates dosage tolerance and optimal dosage.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Adaptive seamless phase 2b/3 designs, such as the Phase 2b/3 pivotal clinical trial for RP-G28 that we are contemplating, are aimed at interweaving the two phases of full development by combining them into one single, uninterrupted study conducted in two steps. Adaptive seamless phase 2b/3 designs enable a clinical trial to be conducted in steps with the sample size calculation selected on the basis of data observed in the first step to continue along to the second step. The main statistical challenge in such a design is ensuring control of the type I error rate. Most methodology for such trials is based on the same endpoint being used for interim and final analyses. A type I error is one in which the adaptation process leads to design, analysis, or conduct flaws that introduce bias that increases the chance of a false conclusion that a treatment is effective (a type I error). Controlling type I error can be accomplished by prospectively specifying and including in the statistical analysis plan all possible adaptation plans that may be considered during the course of the trial. We intend to work with a CRO to determine how best to control type I error in our Phase 2b/3 study.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. For instance, we held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned clinical development program and future necessary clinical studies, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. At the time of our meeting, we were not contemplating an adaptive design Phase 2b/3 clinical trial. Based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, and further research conducted after the Type C Meeting in early 2013, however, we now intend to conduct our next clinical trial as an adaptive design Phase 2b/3 clinical trial. We do not intend to request an additional meeting to seek FDA guidance about this specific clinical development plan.

FDA meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug. If a Phase 2 clinical trial is the subject of discussion at the end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.

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According to published guidance on the SPA process, a sponsor which meets the prerequisites may make a specific request for a SPA and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination of whether it is sufficiently complete to permit substantive review. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

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Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA (a Written Request) relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

We have not received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act, or PREA, requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. §355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.

As part of the Food and Drug Administration Safety and Innovation Act, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

We intend to explore orphan drug designation for RP-G28 for any orphan indication in which there is a medically plausible basis for treatment of the indication through colonic adaptation of gut bacteria.

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Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

●	compliance with current good manufacturing practices;

●	record-keeping requirements;

●	reporting of adverse experiences with the drug;

●	providing the FDA with updated safety and efficacy information;

●	drug sampling and distribution requirements;

●	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

●	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

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Reimbursement

Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “ACA”), enacted in March 2010, is expected to have a significant impact on the health care industry. The ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of the ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. Any legal challenges to the ACA, as well as Congressional efforts to repeal the ACA, add to the uncertainty of the legislative changes enacted as part of the ACA.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

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Legal Proceedings

From time to time, we are involved in various legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results or financial condition.

Facilities

On July 9, 2015, we entered into a new lease with Century Park, pursuant to which we are leasing approximately 2,780 square feet of office space in Los Angeles, California for our headquarters. The lease provides for a term of sixty-one (61) months, which commenced October 1, 2015. We paid no rent for the first month of the term and will pay base rent of $9,174 per month for months two through 13 of the term, with increasing base rent for each twelve month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. We have the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term. We believe that our facility is suitable and adequate for our current needs.

Employees

As of the date of this prospectus, we had seven employees, all of whom were full time employees. None of our employees are represented by a labor union, and we consider our relationship with our employees to be good.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Executive Officers:
Michael D. Step	56	Chief Executive Officer and Director
Andrew J. Ritter	33	President and Director
Ira E. Ritter	66	Executive Chairman, Chief Strategic Officer and Director
Ellen Mochizuki	49	Vice President Finance

Non-Employee Directors:
Noah Doyle	48	Director
Matthew W. Foehr	43	Director
Paul V. Maier	68	Director
Gerald T. Proehl	56	Director

Executive Officers

Michael D. Step became our Chief Executive Officer on October 1, 2014. He has served as a director of the Company since 2012. Mr. Step has over 20 years of business development and corporate development experience in the pharmaceutical industry. Prior to joining the Company as its Chief Executive Officer, Mr. Step served as Senior Vice President of Corporate Development at Santarus, Inc., or Santarus, and a member of its executive committee, from 2005 to January 2014, when Santarus was sold to Salix Pharmaceuticals, Ltd. At Santarus, Mr. Step was responsible for corporate development activities. Prior to joining Santarus, he served as Vice President, Corporate Development for Amylin Pharmaceuticals, Inc., or Amylin, from 2000 to 2005. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Before joining Amylin, Mr. Step served as Senior Director, Business Development at Dura Pharmaceuticals, Inc., or Dura Pharmaceuticals, from 1997 to 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to joining Dura Pharmaceuticals, he served in corporate development and strategic planning at Hoffmann-La Roche, from 1996 to 1997, and held various sales and management roles at Roche Labs, from 1994 to 1996, and Syntex Labs, from 1992 to 1994. Mr. Step holds a B.A. in political science from Vanderbilt University and a M.B.A. from the University of Southern California.

Qualifications: We believe that Mr. Step is well qualified to serve on our board of directors and as Chief Executive Officer of the Company due to his over 20 years’ experience in the pharmaceutical industry, serving in senior leadership roles within public pharmaceutical companies including in the gastrointestinal disease segment. Mr. Step has served in various executive management positions in sales and sales management, many aspects of pharmaceutical commercialization, strategic planning, business development and licensing providing both strategic and operational vision and guidance. His extensive experience gives him valuable insight into our industry as well as seasoned business judgment.

Andrew J. Ritter co-founded the Company in March 2004 and has served as its President and Chief Executive Officer since that time, until relinquishing the role of Chief Executive Officer to Mr. Step in October 2014. Mr. Ritter has also been a member of our board of directors since he founded the Company in 2004. Mr. Ritter has been actively studying the field of lactose intolerance for over 15 years and currently holds six patents and over fifteen pending international patent applications. In addition, he has co-published articles in Nutrition Journal, Gastroenterology and Food Technology. He has also given presentations at major healthcare and medical conferences such as Digestive Disease Week, among others, and has been a guest lecturer of entrepreneurship at various graduate and undergraduate schools throughout Los Angeles including: University of Southern California Marshall School of Business, University of California at Los Angeles Anderson School of Business and Pepperdine University Graziadio School of Business and Management. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners, a private investment fund which provides working capital and executive leadership to a variety of businesses and industries including: real estate, technology, biotechnology, entertainment and service businesses. Mr. Ritter served as a Los Angeles City Commissioner on the Commission for Children, Youth and Their Families from 2000 to 2002. He holds a B.A. in Political Science and a minor in Business from the University of Southern California and was a member of the 2002 Pac-10 Championship baseball team. He graduated from the Stanford Graduate School of Business’ Executive Education on Influence and Negotiation Strategies.

Qualifications: We believe that Mr. Ritter is well qualified to serve on our board of directors due to his over 15 years of research experience working in lactose intolerance and digestive diseases. Having founded the Company and invented Lactagen™, Mr. Ritter has an in depth knowledge of the Company, and provides senior leadership on the clinical and product development matters facing the Company. Mr. Ritter also brings to the board of directors an extensive scientific and operational background gained previously at Ritter Natural Sciences and over the years at Ritter Pharmaceuticals, Inc.

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Ira E. Ritter has served as our Co-Founder, Chief Strategic Officer and Executive Chairman of the board of directors since 2004. Mr. Ritter has extensive experience creating and building diverse business enterprises and has provided corporate management, strategic planning and financial consulting for a wide range of market segments. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners. Mr. Ritter served as President and Vice Chairman of Quality King, Inc., a national wholesale distributor of healthcare products, from 1992 to 2000. From 1998 to 2001, he served as President and Chairman of Rockwood Investments Inc., a business he developed which produced private label health and beauty products for major national retailers, including GNC and K-Mart. He also served as Chairman of ON-TV, a division of Oak Industries, Inc., from 1982 to 1985, where he managed the television division initiating exclusive broadcasts of Los Angeles, Chicago, and New York professional baseball, basketball, and hockey games. During this tenure, he produced the first televised home shopping program and directed development of the largest “pay-per-view” channel system for its time. Mr. Ritter served on the board of directors for Martin Lawrence Art Galleries from 1980 to 1985 helping take it public on The New York Stock Exchange. During his 20 years as a publisher, he produced monthly national consumer magazines focused on health & fitness, women’s issues and the environment. Mr. Ritter also has a long history of public service that includes appointments by three Governors to several State of California Commissions including eight years served as Commissioner on the California Prison Industry Authority. He has guest lectured at University of Southern California Marshall School of Business and Pepperdine University Graziadio School of Business where he also serves as an advisory board member to Pepperdine’s Graduate School of Education and Psychology, Social Entrepreneurship and Change Program. Presently he serves on the board of directors for Vitavis Laboratories. In 1981, Mr. Ritter was honored with the City of Hope’s Man of the Year award.

Qualifications: We believe that Mr. Ritter is well suited to serve on our board of directors due to his over 40 years’ experience overseeing daily operations of diverse business enterprises, and his managing public as well as private companies. Mr. Ritter provides our board of directors with extensive background in operational and strategic planning, as well as general executive and leadership expertise. Mr. Ritter has served on the boards of several companies during his career.

Ellen Mochizuki has served as our Vice President, Finance since September 18, 2015. From August 2014 to June 2015, Ms. Mochizuki consulted with various biopharmaceutical clients with respect to their initial public offerings and related financial statements. From 2007 to 2014, she was a Director of Accounting (Benefits) for Northrop Grumman Corporation, or NGC, and was responsible for the overall accounting and accounting operations of its benefit assets. From 2006 to 2007, Ms. Mochizuki consulted with NGC. From 2002 to 2005, she was a Senior Vice President at IndyMac Bank, overseeing human resources operations. Ms. Mochizuki started her career as an auditor with PricewaterhouseCoopers. Ms. Mochizuki is an adjunct faculty at Pasadena City College teaching accounting (2014 to present) and is licensed in the State of California as a certified public accountant though is currently on inactive status.

Non-Employee Directors

Noah Doyle has served as a director of the Company since September 2008. He has been an entrepreneur and investor for over 20 years. Mr. Doyle is the managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture partners GP, L.P., which is the general partner of Javelin and the manager of Javelin SPV. Prior to forming the first Javelin entities in 2008, Mr. Doyle supported over a dozen start-ups as an angel investor, including Keyhole, Inc., or Keyhole, (acquired by Google Inc. in 2004), Cantametrix, Inc. (acquired by Gracenote, Inc. in 2002), Amae Software (acquired by Verint Systems, Inc. in 2006), Nuvon, Inc., Aquea Scientific Corporation, Emdigo Inc., Magnacash Inc. (acquired by Yaga, Inc. in 2001), and i-mint India. Mr. Doyle most recently directed the enterprise product line for Google’s geospatial products, Google Earth and Google Maps, from 2004 to 2007. From 2002 to 2004 he managed the Sales and Corporate Development functions at Keyhole, which created the first Web hosted digital earth model. Prior to Keyhole, Mr. Doyle helped establish the Internet loyalty rewards marketplace as a co-founder of MyPoints.com, or MyPoints, the largest Internet loyalty program with over 6 million active members, where he led product management and business development functions from the company’s inception in 1996 through its initial public offering and subsequent acquisition by United Airlines in 2002. Prior to joining MyPoints, Mr. Doyle was based in Tokyo where he managed overseas sales and marketing for the OEM channel of Matsushita’s (Panasonic) communications equipment subsidiary in Japan, from 1990 to 1994. He was chairman of the management board of the University of California, Berkeley’s campus bookstore, a $17 million retail operation, and also held product management and operations management roles at IBM/Rational (Pure Atria) and Oracle, from 1989 to 1990. Mr. Doyle holds M.B.A. and B.A. Economics degrees, as well as certificates in Management of Technology and Global Management from University of California — Berkeley.

Qualifications: We believe that Mr. Doyle is well suited to serve on our board of directors due to his over 20 years of experience as an entrepreneur and investor. Mr. Doyle has experience as a venture capitalist building and serving on the boards of many public and private emerging companies in leadership roles providing guidance on finance, development and operational growth. Mr. Doyle holds an M.B.A, as well as certificates in Management of Technology and Global Management from University of California — Berkeley.

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Matthew W. Foehr has served as a director of the Company since February 1, 2015. He currently serves as President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated. Prior to joining Ligand in 2011, Mr. Foehr was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline, or GSK. Following GSK’s acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Currently, he is a member of the board of directors of Viking Therapeutics Inc. Mr. Foehr is the author of multiple scientific publications and is a named inventor on numerous U.S. patents. He received his Bachelor of Science degree in Biology from Santa Clara University.

Qualifications: We believe that Mr. Foehr is well suited to serve on our board of directors due to his more than 20 years of experience in the pharmaceutical industry and his experience managing global operations and research and development programs.

Paul V. Maier has served as a director of the Company since April 9, 2015. From November 2009 through June 2014, Mr. Maier served as the Chief Financial Officer of Sequenom Inc., a publicly held company serving the discovery, clinical research, and diagnostics market. From February 2007 until November 2009, he served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals Inc., a commercial stage biopharmaceutical company, a position he held from 1992 through 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFS West, a division of DFS Group LP, a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the Board of Directors of International Stem Cell Corporation, Apricus Biosciences, MabVax Therapeutics, and Biological Dynamics. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University.

Qualifications: We believe that Mr. Maier is well suited to serve on our board of directors due to his over 25 years of experience as a senior executive in biotechnology and pharmaceutical companies and his extensive experience in finance.

Gerald T. Proehl has served as a director of the Company since April 2014. Currently, Mr. Proehl is President, CEO, Founder and Director of Dermata Therapeutics, LLC, a private biopharmaceutical company. From January 2002 to January 2014, he was the President, Chief Executive Officer and a Director of Santarus, Inc. (“Santarus”), a company that he helped to found in 1999 and sold to Salix Pharmaceuticals in January 2014 for $2.6 billion. From March 2000 through December 2001, Mr. Proehl was President and Chief Operating Officer of Santarus, and from April 1999 to March 2000, Mr. Proehl was Vice President, Marketing and Business Development of Santarus. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc. (“Hoechst”), a global pharmaceutical company, for 14 years, where he served in various capacities, including Vice President of Global Marketing. During his career at Hoechst he worked across numerous therapeutic areas, including CNS, cardiovascular, and gastrointestinal. Mr. Proehl currently serves on the board of directors of two other public company boards, Sophiris Bio Inc. and Tenax Therapeutics, Inc. Mr. Proehl also serves on a number of private company boards including Kinetek Sports, Patara Pharma LLC, MDRejuvena, Inc. and Dermata Therapeutics, LLC. He also served on the board of directors of Auspex Pharmaceuticals, Inc. from January 2014 to May 2015. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.

Qualifications: We believe that Mr. Proehl is well suited to serve on our board of directors due to his general business and commercial experience in the pharmaceutical industry, as well as his strong background in business operations developed through his leadership at other companies.

Medical Advisory Board

Roger Clemens, Ph.D., Adjunct Professor in Pharmacology and Pharmaceutical Sciences at University of Southern California’s School of Pharmacy, is one of the world’s leading experts in human nutrition. Dr. Clemens joined the USC School of Pharmacy after serving as the Scientific Advisor for Nestlé USA for more than 20 years. Dr. Clemens spent much of his career in industry working as scientific advisor for Carnation/Nestlé USA from 1978 – 1999. He has published more than 30 original manuscripts and participated in more than 70 invited lectures on the topics of food science and nutrition. Dr. Clemens has served as an expert panel member for the FDA, International Food Information Council, California Dairy Council, and the Life Sciences Research Organization. Dr. Clemens is an active leader and professional member of the Institute of Food Technologists. He is also a member of the American Institute of Nutrition and a Fellow of the American College of Nutrition. Dr. Clemens holds both doctorate and master’s degrees of Public Health in Nutrition from UCLA.

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Byron L. Cryer, M.D., Professor of Medicine in the Division of Digestive and Liver Diseases and an Associate Dean at the University of Texas Southwestern Medical Center at Dallas and the North Texas VA Health Care System, is active in the gastroenterology professional associations and was an associate chairman of the Esophagus, Stomach, and Duodenum section of the American Gastroenterological Association. His clinical interests are in general gastroenterology. Dr. Cryer’s specific areas of interest are acid-peptic diseases of the upper gastrointestinal tract. His primary research interest has been in the pathogenesis of peptic ulcer disease. His research focus has been clinically oriented in that he has exclusively studied the pathophysiology of these processes in humans. Dr. Cryer has distinguished himself as an internationally recognized clinical investigator and thought leader in the field of the gastrointestinal adverse effects of medications. Most of this focus has been to study the gastrointestinal consequences of aspirin and the non-steroidal anti-inflammatory drugs (NSAIDS). Among the contributions which Dr. Cryer has made to the area of medication-induced gastrointestinal disease, his most recent contributions have been in the evaluation of COX-2 specific inhibitors as a strategy to improve the gastrointestinal safety of NSAIDS. Additionally, he has regulatory experience having served a five year term as a member of the FDA Advisory Committee for Gastrointestinal Drugs and as a Special Government Consultant to the Center for Drug Evaluation Research in Gastrointestinal Drugs. Dr. Cryer holds an M.D. degree from the Baylor college of Medicine and a bachelor’s degree from Harvard University. Dr. Cryer completed his gastroenterology fellowship training at the University of Texas Southwestern Medical Center.

Harry Greene, M.D., Professor Emeritus of Pediatrics and Biochemistry/Nutrition at Vanderbilt School of Medicine, served as chief, Division of Pediatric Gastroenterology/Nutrition and director of the NIH sponsored Clinical Nutrition Research Unit at Vanderbilt. He is currently Visiting Professor of Medicine (Endocrinology) at the University of Kentucky and has served on multiple advisory boards for the NIH. He is a past President of the American Society of Clinical Nutrition and the North American Society of Pediatric Gastroenterology, Nutrition and Liver Disease. He has authored over 200 publications in medical journals and continues to consult on issues of obesity management and nutrition. In 1993, Dr. Greene moved to the private sector first as senior director of Nutritional Sciences for Bristol Myers Squibb/Mead Johnson and later as vice president and medical director for Unilever/Slim-Fast Foods Company, West Palm Beach, FL. He retired from Unilever in 2003.

Warren Grundfest, M.D., FACS, Professor Department of Bioengineering, Electrical Engineering and Surgery at University of California, Los Angeles, currently serves as a professor in the department of bioengineering, electrical engineering and surgery at UCLA. In 2008, he was selected as one of 100 notable people in the medical device industry by MDDI magazine published by Cannon Communications. He has also served as a consultant to the FDA Office of Device Evaluation and Office of Science and Engineering. In 1995, Dr. Grundfest was appointed as a research professor of biomedical engineering at the University of Southern California and as a visiting associate in mechanical engineering at California Institute of Technology (Caltech). Dr. Grundfest served as director of the Cedars-Sinai Laser Research and Technology Development Program from 1989 to 2001, holding the Dorothy and E. Philip Lyon Chair in Laser Research. Dr. Grundfest was appointed assistant director of surgery and assistant clinical professor of surgery at UCLA in 1987. Dr. Grundfest received his MD degree from Columbia University, College of Physicians and Surgeons and trained in General Surgery at UCLA and Cedars-Sinai Medical Center.

Todd Klaenhammer, Ph.D., Director of the Southeast Dairy Foods Research Center and Distinguished University Professor and William Neal Reynolds Professor Food Microbiology, Genetics, Genomics, Bioprocessing and Fermentation at North Carolina State University, has directed research programs on the genetics of lactic acid bacteria used as probiotics or as starter cultures for food bioprocessing and biotechnology applications for thirty years. He is a fellow in the American Academy of Microbiology, the Institute of Food Technologists, the American Dairy Science Association and the American Association for the Advancement of Science. In 2001, he was elected into the National Academy of Sciences.

William J. Sandborn, M.D., Chief, Division of Gastroenterology and Director at University of California San Diego Inflammatory Bowel Disease Center and Professor of Clinical Medicine. He has published more than 408 articles including articles in the New England Journal of Medicine, the Lancet, JAMA, the Annals of Internal Medicine, and Gastroenterology. His research includes clinical development and clinical pharmacology related to inflammatory bowel disease. From April 1993 to December 2010, Dr. Sandborn was head of the Division of Gastroenterology and Hepatology, Mayo Clinic, Rochester, MN and from January 2011 to present, the Division of Gastroenterology, University of California San Diego, La Jolla. Dr. Sandborn is extremely well regarded and well known within the investment community and is considered one of the key leading gastroenterologists in the United States for pharmaceutical research and clinical trial work.

Dennis Savaiano, Ph.D., Professor of Foods and Nutrition and Former Dean at Purdue University, has researched lactose intolerance for the past 20 years, where he has attempted to identify the dietary factors that can improve lactose tolerance. Formerly, he served as the associate dean and assistant director of the Agricultural Experiment Station Human Ecology at the University of Minnesota. Dr. Savaiano is a native Californian with degrees from Claremont McKenna College (BA in Biology) and the University of California at Davis (MS and PhD in Nutrition). He was a Professor in the Department of Food Science and Nutrition at the University of Minnesota from 1980 through 1995, and moved to Purdue University in 1995.

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W. Allan Walker, M.D., Director of the Division of Nutrition at Harvard Medical School, has a longstanding interest and commitment to nutrition research, particularly on the role of nutritional factors in maintaining the integrity of the intestinal mucosal barrier to host defense during the perinatal period. He was the first recipient of the Conrad Taff Professorship in Nutrition at Harvard Medical School in 1990. The research efforts of his laboratory have contributed substantially to a better understanding of the role of breast milk and its inherent growth factors on the development of the gastrointestinal tract and the role of short and long term malnutrition on the integrity of the mucosal barrier to host defense against bacterial colonization and against the uptake of macromolecules (antigens and toxins) which may result in neonatal and childhood intestinal disease states (necrotizing enterocolitis and gastrointestinal allergy). He served for six years on the Committee of Nutrition of the American Academy of Pediatrics (1977 – 1983) and received the Nutrition Research Award (Borden Award) of the American Academy of Pediatrics in 1984 and the Hugh Butt Award for Excellence in Clinical Nutrition Research from the American Gastroenterologic Association in 1998. He has also served on Nutrition study sections at the NICHD and NIDDK institutes and the Advisory Council of NIDDK at NIH and recently served as a member of the task force to establish a five-year nutrition research plan at NICHD. Dr. Walker is the author of 12 textbooks and over 500 research and review articles.

Composition of our Board of Directors

Our board of directors currently consists of seven members, four of whom are non-employee directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers, other than Ira and Andrew Ritter, who are father and son.

Our amended and restated bylaws provides that the authorized number of directors comprising our board of directors shall be fixed, from time to time, by a majority of the total number of directors.

Director Independence

Under Rules 5605 and 5615 of NASDAQ’s continued listing requirements, a majority of a listed company’s board of directors must be comprised of independent directors, subject to certain exceptions and phase-in rules. In addition, NASDAQ’s continued listing requirements require that, subject to certain exceptions and phase-in rules, each member of a listed company’s audit, compensation and governance and nominating committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act (subject to certain phase-in rules). Under Rule 5605(a)(2) of NASDAQ’s continued listing requirements, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Doyle, Foehr, Maier and Proehl are independent under the applicable rules and regulations of the NASDAQ Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Diversity

Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;

●	personal and professional integrity and ethical values;

●	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

●	experience relevant to our industry or with relevant social policy concerns;

●	relevant academic expertise or other proficiency in an area of our operations;

●	objective and mature business judgment and expertise; and

●	any other relevant qualifications, attributes or skills.

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Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ritterpharmaceuticals.com. The composition and function of each of these committees are described below.

Audit Committee. NASDAQ rules require that each listed company must have an audit committee of at least three members, each of whom must: (i) be “independent” as defined under NASDAQ Rule 5605(a)(2) (subject to limited exceptions, including the phase-in rules described above); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to certain exemptions in including the phase-in rules described above); (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, each company must certify that it has, and will continue to have, at least one member of the audit committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The current members of our audit committee are Matthew Foehr, Paul Maier and Gerald Proehl, with Mr. Maier serving as chairman. Our board of directors has determined that each member of our audit committee is independent under Rule 10A-3 of the Exchange Act and the applicable listing requirements of NASDAQ, and that each member of our audit committee satisfies the other listing requirements of NASDAQ for audit committee membership. Our board of directors has also determined that Mr. Maier qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and that he has the requisite level of financial sophistication required by the continued listing standards of NASDAQ.

Under the audit committee charter, our audit committee is authorized to take the following actions, among others:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters;

●	oversee internal audit functions, if any; and

●	prepare the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Compensation Committee. NASDAQ rules require that each listed company have a compensation committee comprised of at least two members, each of whom is independent under NASDAQ’s general director independence requirements and meets the enhanced independence requirements for compensation committee members set forth in NASDAQ Rule 5605(d)(2)(A).

The current members of our compensation committee are Matthew Foehr, Paul Maier and Gerald Proehl, with Mr. Foehr serving as chairman. Our board of directors has determined that each member of our compensation committee is independent under the applicable listing requirements of NASDAQ.

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Under the compensation committee charter, our compensation committee is authorized to take the following actions, among others:

●	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive plans; and

●	prepare the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Nominating and Corporate Governance Committee. NASDAQ does not require a separate nominations committee. However, if a company does not have a separate committee, certain nominating decisions must be made by a majority of the independent directors of the board.

The current members of our nominating and corporate governance committee are Noah Doyle, Paul Maier and Gerald Proehl, with Mr. Proehl serving as chairman. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable listing requirements of NASDAQ.

Under the nominating and corporate governance committee charter, our nominating and corporate governance committee is authorized to take the following actions, among others:

●	identify and nominate members of the board of directors;

●	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

●	oversee the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting prior to the closing of our initial public offering. The code of business conduct and ethics is available on our website at www.ritterpharmaceuticals.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board of Directors Leadership Structure

Our Chief Strategic Officer also serves as the Executive Chairman of our board of directors. Our board of directors does not have a lead independent director. Our board of directors has determined its leadership structure is appropriate and effective for us at this time, given our stage of development.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

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Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We have entered into indemnification agreements with each of our directors and certain of our officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table (2014)

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2014 to our named executive officers for each of those years, who are comprised of  (1) our principal executive officer for such year, and (2) our next two highest compensated executive officers other than the principal executive officer (whose compensation exceeded $100,000).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Michael D. Step	2014	$90,000	$—	$2,332,410	$—	$2,422,410
Chief Executive Officer

Andrew J. Ritter	2014	$204,070	$—	$1,253,638	$7,428	$1,465,136
President

Ira E. Ritter	2014	$182,922	$—	$1,253,638	$13,082	$1,449,642
Executive Chairman and Chief Strategic Officer

(1)	Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table

Letter Agreement with Michael D. Step

On December 2, 2014, we entered into a letter agreement, or the Step Letter Agreement, with Mr. Step, our current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Mr. Step will be entitled to an annual base salary of $360,000. Pursuant to the Step Letter Agreement, Mr. Step was also entitled to receive three stock options.

The first two options entitle Mr. Step to purchase 646,537 and 73,377 shares of common stock of the Company, respectively, for an exercise price of $5.86 per share. Each of these options is immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Mr. Step’s employment with us for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment of Mr. Step by us without Cause or by Mr. Step with Good Reason and upon a Termination upon a Change in Control Agreement.

The third option became exercisable upon the closing of our initial public offering on June 29, 2015. Pursuant to the terms of the agreement, the option is exercisable for a total of 163,799 shares of our common stock, which, together with the shares subject to the first option, represent 7.5% of the shares of common stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis, after giving effect to the number of shares subject to the third option. Seventy-five percent of the shares subject to the third option are subject to a right of repurchase by us upon termination of Mr. Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon Mr. Step’s termination of employment under certain circumstances.

For purposes of the Step Letter Agreement, the terms “Cause,” “Good Reason,” and “Termination upon a Change in Control” each have the meanings ascribed to such terms in the Executive Severance & Change in Control Agreement described below.

Compensation Arrangements with Andrew Ritter and Ira Ritter

On September 25, 2013, our board of directors approved the Executive Compensation Plan setting forth certain compensation to be paid to Andrew Ritter and Ira Ritter for their contributions to the Company. Effective June 29, 2015, in connection with our initial public offering, Andrew Ritter and Ira Ritter accepted offer letters from us setting for the terms of their employment as President and Chief Strategic Officer, respectively. The offer letter superseded the Executive Compensation Plan.

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Executive Compensation Plan

Pursuant to the terms of the Executive Compensation Plan Andrew Ritter’s salary was $225,000 per year and Ira Ritter’s salary was $210,000 per year. Andrew Ritter was entitled to an annual car allowance of up to $8,400 and Ira Ritter was entitled to an annual car allowance of up to $12,000. Any car allowance claimed by Andrew or Ira Ritter would result in an automatic reduction in such person’s base salary then in effect.

Under the Executive Compensation Plan, each of Andrew and Ira Ritter had bonus opportunities to receive cash payments and options to purchase up to 48,951 shares of the Company’s common stock (each referred to in this section as an “Executive Option Grant”) as described below. On December 2, 2014, they also each received an option to purchase up to 432,434 shares of the Company’s common stock. See “Outstanding Equity Awards at Fiscal Year-End” for additional information regarding these options.

Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were entitled to the following cash and equity payments upon the satisfaction of the events described below:

●	FDA Meeting Bonus Opportunities. In April 2013, Andrew and Ira Ritter each received a one-time cash bonus of $10,000 for meeting with the FDA regarding RP-G28’s pathway to FDA approval. Upon satisfaction of this milestone, 2,360 shares under the Executive Option Grant vested and became exercisable as of September 25, 2013. An additional 1,136 shares were to vest ratably on a monthly basis beginning on September 30, 2013.

●	Clinical Trial Funding Commitment Bonus Opportunities. Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive a one-time cash bonus of $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial whether or not any such committed funds were paid directly to the Company; provided, however, that no such bonus would be paid at any time the Company has less than $2,000,000 in available cash. In addition, the Executive Compensation Plan provided that upon the satisfaction of this milestone, 35% of 10,489 shares of each of their Executive Option Grants would vest, with the balance of such 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone was satisfied; accordingly, each executive received the cash bonus and 3,671 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 6,818 shares vesting ratably on a monthly basis beginning July 31, 2015.

●	Fundraising Bonus Opportunities. Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive (i) a one-time cash bonus of $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus would be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) would be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of each of their Executive Option Grants would vest, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of each of their Executive Option Grants would vest, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone as described in subsection (ii) above was satisfied upon the closing of the Company’s initial public offering on June 29, 2015 raising approximately $17.4 million, net of offering costs; accordingly, each executive received a bonus of $150,000 and 4,895 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 9,091 shares vesting ratably on a monthly basis beginning July 31, 2015.

Further, pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive the following cash and equity bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Executive Compensation Plan by and/or any option to exclusively license such product candidate to a third party (referred to under the Executive Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:

●	A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Option Grants would vest, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

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●	A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus would be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Option Grants would vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions described above, the total potential number of shares under the Executive Option Grant that could vest would not exceed 48,951 and the Executive Option Grant automatically terminated for any shares for which a vesting date or performance condition had not been met by September 25, 2015. Accordingly, as of September 30, 2015, 27,972 of the maximum 48,951 Executive Option Grants potentially issuable to Andrew and Ira Ritter had been issued to each executive subject to the vesting conditions described above.

For purposes of the Executive Compensation Plan, the term “Initial Period License Payment” meant the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” meant the amount in cash in excess of  $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that was received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” meant any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts would not include any amounts that were determined by the board of directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales.

Under the terms of the Executive Compensation Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 would result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.

Offer Letters with Andrew Ritter and Ira Ritter

The compensation terms outlined in the offer letters, which became effective June 29, 2015, superseded and replaced those provided in the Executive Compensation Plan, which is described above, other than the provisions related to the bonus opportunities. The offer letters provide that Andrew Ritter is entitled to an annual base salary of $310,000 and Ira Ritter is entitled to an annual base salary of $295,000. In accordance with his offer letter, Andrew Ritter also became entitled to receive up to $180,000 payable over a three year period for tuition reimbursement.

Pursuant to their respective offer letters, Andrew Ritter and Ira Ritter each have the opportunity to earn an annual bonus based upon a percentage of their base salary and the achievement of specific performance as determined by the Company. The initial target bonus opportunities are 40% and 35% of the base salary for Andrew Ritter and Ira Ritter, respectively.

2008 Stock Plan

Our 2008 Stock Plan permitted us to grant non-statutory stock options, incentive stock options and restricted stock to our employees, directors and consultants; however, incentive stock options may only be granted to our employees. The maximum aggregate number of shares of common stock that were issuable under the 2008 Stock Plan was 2,046,158 shares, after giving effect to the 1-for-7.15 reverse stock split. Beginning June 29, 2015, no further awards may be issued under the 2008 Stock Plan.

The 2008 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the terms and conditions of any awards granted under the 2008 Stock Plan, and construe and interpret the terms of the 2008 Stock Plan and any awards granted thereunder.

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Stock Options. Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2008 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2008 Stock Plan will not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised and provided that accepting such shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2008 Stock Plan, or (6) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or (7) any combination of the foregoing methods of payment.

Restricted Stock. Restricted stock may be issued either alone, in addition to, or in tandem with other awards granted under the 2008 Stock Plan and/or cash awards made outside of the 2008 Stock Plan, at a purchase price determined by the Administrator. Any restricted stock granted under the 2008 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option according to terms the Administrator determines. The term of each restricted stock award will be no more than 10 years from the date of grant.

Under the 2008 Stock Plan, if an optionee ceases to be an employee, director, consultant, such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan. Unless the Administrator provides otherwise, or except as otherwise required by applicable laws, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then six months following the first day of such leave, any incentive stock option held by the optionee will be treated for tax purposes as a nonstatutory stock option.

If an optionee ceases to be an employee, director, consultant as a result of the optionee’s Disability (as defined in the 2008 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.

If an optionee dies while an employee, director, consultant, the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If the option is not so exercised within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.

If an option or restricted stock purchase right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2008 Stock Plan (unless the 2008 Stock Plan has terminated). However, shares that have actually been issued under the 2008 Stock Plan, upon exercise of either an option or restricted stock purchase right, will not be returned to the 2008 Stock Plan and will not become available for future distribution under the 2008 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2008 Stock Plan.

Unless determined otherwise by the Administrator, options and restricted stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.

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In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2008 Stock Plan, will adjust the number of and class of shares that may be delivered under the 2008 Stock Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

The board of directors may at any time amend, alter, suspend or terminate the 2008 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the 2008 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator. The 2008 Stock Plan will continue in effect for a term of ten years from the later of  (a) the effective date of the Plan or (b) the earlier of the most recent board or stockholder approval of an increase in the number of shares reserved for issuance under the 2008 Stock Plan.

2009 Stock Plan

Our 2009 Stock Plan permitted us to grant non-statutory stock options, incentive stock options and stock purchase rights to our employees, outside directors and consultants; however, incentive stock options could only be granted to our employees. The maximum aggregate number of shares of common stock that were issuable under the 2009 Stock Plan was 69,930 shares, after giving effect to the 1-for-7.15 reverse stock split. Beginning June 29, 2015, no further awards may be issued under the 2009 Stock Plan.

The 2009 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the terms and conditions of any awards granted under the 2009 Stock Plan, and construe and interpret the terms of the 2009 Stock Plan and any awards granted thereunder.

Stock Options. Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2009 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2009 Stock Plan shall not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary of, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided shares acquired directly from us (x) have been owned by the optionee for more than six months of the date of surrender and (y) have a Fair Market Value of the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2009 Stock Plan, or (6) any combination of the foregoing methods of payment.

Stock Purchase Rights. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the 2009 Stock Plan and/or cash awards made outside of the 2009 Stock Plan, and will entitle the recipient to purchase shares of our common stock at a purchase price determined by the Administrator. Any stock purchase rights granted under the 2009 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability) at the original price paid by the purchase, which may be paid by us by cancellation of any indebtedness of the purchaser to us, and which right will lapse at such rate as the Administrator may determine.

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Under the 2009 Stock Plan, if an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan. Unless the Administrator provides otherwise, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then following the 91st day of such leave, any incentive stock option held by the optionee will cease to be treated as an incentive stock option and will instead be treated for tax purposes as a nonstatutory stock option.

If an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), as a result of the optionee’s Disability (as defined in the 2009 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.

If an optionee dies while an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If the option is not so exercised within the time specified above, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.

If an option or stock purchase right expires or becomes unexercisable without having been exercised in full, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2009 Stock Plan (unless the 2009 Stock Plan has terminated). However, shares that have actually been issued under the 2009 Stock Plan, upon exercise of either an option or stock purchase right, will not be returned to the 2009 Stock Plan and will not become available for future distribution under the 2009 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2009 Stock Plan.

Unless determined otherwise by the Administrator, options and stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Stock Plan, may (in its sole discretion) adjust the number of and class of shares that may be delivered under the 2009 Stock Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

The board of directors may at any time amend, alter, suspend or terminate the 2009 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. The 2009 Stock Plan will also be subject to approval by our stockholders prior to the later of  (i) 12 months after the 2009 Stock Plan is adopted or (ii) the date of first grant of an option or stock purchase right to an employee, director or consultant (or other permitted recipient under Rule 701 under the Securities Act) in California. No amendment, alteration, suspension or termination of the 2009 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator.

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2015 Equity Incentive Plan

On June 17, 2015, we adopted a new equity incentive plan. The following description of the 2015 Equity Incentive Plan, or the 2015 Plan, is qualified in its entirety by the full text of the plan, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Purpose. The purposes of the 2015 Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of award recipients, or Grantees, to those of the Company’s stockholders; to give award recipients an incentive for excellence in individual performance; to promote teamwork among Grantees; and to give the Company flexibility in attracting and retaining key employees, directors and consultants.

Eligibility. Selected employees, officers and directors of the Company or any subsidiary, and consultants, advisors and independent service providers to the Company and any subsidiary who qualify as a “consultant” under the applicable rules of the SEC for registration of shares on a Form S-8 registration statement, are eligible to receive awards under the 2015 Plan. The plan administrator may also grant awards to individuals in connection with hiring, retention or otherwise before the date the individual first performs services for the Company or any subsidiary; provided, however, that those awards will not become vested or exercisable before the date the individual first performs services for the Company or any subsidiary.

Shares subject to the 2015 Plan. The number of shares of common stock that we may issue pursuant to awards under the 2015 Plan is (i) 328,289 plus (ii) any shares which are subject to awards under the 2008 Plan and/or the 2009 Plan, or the Prior Plans, which after the effective date of the 2015 Plan are forfeited or lapse unexercised or are settled in cash and are not issued under the Prior Plans. No more than 328,289 shares of common stock may be issued pursuant to incentive stock options intended to qualify under section 422 of the Internal Revenue Code, or the Code. After the effective date of the 2015 Plan, no awards may be granted under any Prior Plan; however, any awards granted under any Prior Plan that are outstanding as of the effective date of the 2015 Plan will continue to be subject to the terms and conditions of such Prior Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2015 Plan during any calendar year to any one individual will be limited to 65,657 shares; provided, however, that the foregoing limitation will not apply until the earliest of  (a) the first material modification of the 2015 Plan (including any increase in the number of shares reserved for issuance under the 2015 Plan); (b) the issuance of all of the shares reserved for issuance under the 2015 Plan; (c) the first meeting of stockholders at which members of the board of directors are elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (d) such other date required by section 162(m) of the Code.

These limits will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution and/or similar transactions. To the extent that (i) an award terminates, expires, lapses or is forfeited for any reason, (ii) any award is settled in cash (in whole or in part) without the delivery of shares to the Grantee, or (iii) any shares subject to an award under any Prior Plan terminate, expire, lapse or are forfeited for any reason or an award under any Prior Plan is settled for cash (in whole or in part), then any shares subject to the award, to the extent of such termination, expiration, lapse, forfeiture or cash settlement, will again be available for the grant of an award pursuant to the 2015 Plan. Any shares tendered or withheld to satisfy the grant or exercise prior or tax withholding obligation pursuant to any award will again be available for the grant of an award pursuant to the 2015 Plan.

Administration. The 2015 Plan will be administered by a committee or subcommittee of the board of directors as the board of directors may appoint from time to time, or by our full board of directors if no committee is designated or for other specific purposes. The plan administrator has the full authority and discretion to administer the 2015 Plan and to take any action that is necessary or advisable in connection with the administration of the 2015 Plan, including without limitation the authority and discretion to interpret and administer the plan and any award agreement relating to the plan or any award made thereunder, the authority to designate Grantees to receive awards under the plan and to determine the type or types of awards to be granted to such Grantees, the authority to determine the terms and conditions of awards granted under the plan, and the authority to determine whether, to what extent, and pursuant to what circumstances and award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or an award may be canceled, forfeited or surrendered. The plan administrator’s determinations will be final and conclusive. The plan administrator may delegate certain of its authority to others as specified in the plan.

Types of awards. The 2015 Plan provides for grants of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing. No awards have been granted under the 2015 Plan as of the date of this prospectus. The benefits or amounts that will be allocated to any participant or group of participants are indeterminable at this time because participation and the types of awards (including options) available under the 2015 Plan are subject to the discretion of the plan administrator.

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Stock options. The 2015 Plan allows the plan administrator to grant incentive stock options, as that term is defined in section 422 of the Code, or nonqualified stock options. No incentive stock option award may be granted to any person who is not an employee of the Company or any subsidiary. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. In addition, in the case of incentive stock options granted to a greater than 10% stockholder of the Company, such exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of common stock (including shares issuable in settlement of the award), payment through a broker or by any other means that the plan administrator approves. Options granted under the 2015 Plan will have a term of no more than 10 years, or five years in the case of incentive stock options granted to a greater than 10% stockholder of the Company; however, the options will expire earlier if the option holder’s service relationship with us terminates or as otherwise provided in an award agreement.

Restricted stock awards. The 2015 Plan allows the plan administrator to grant restricted stock awards, which issue to the holder a certain number of shares of common stock that are subject to restrictions or conditions as the plan administrator deems appropriate, such as time-based or performance-based criteria, and which become vested upon the lapse or satisfaction of such conditions. The plan administrator may apply limitations to any restricted stock award and establish the purchase price (or provide for no purchase price), provided that if a purchase price is established, it may not be less than par value of the shares to be purchased.

Stock appreciation rights. The 2015 Plan allows the plan administrator to grant awards of stock appreciation rights, which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised and as otherwise provided in an award agreement. Stock appreciation rights may not have a base price of less than 100% of the fair market value of the underlying shares on the date of grant.

Restricted stock units. The 2015 Plan allows the plan administrator to grant awards of restricted stock units, or RSUs, which entitle the holder to a number of shares of common stock, a cash payment or some combination thereof, upon satisfaction of vesting and other criteria for issuance or upon such later date as specified in the award agreement, as established by the plan administrator in the award agreement.

Other stock-based awards. The 2015 Plan allows the plan administrator to grant other stock-based stock awards to eligible participants, including dividend equivalent rights, stock payments and/or deferred stock. A dividend equivalent may be granted alone or in conjunction with another type of award, and generally provides for payment, in cash, common stock or some combination thereof, of an amount equal to the dividends that would have been payable with respect to a specified number of underlying shares. A stock payment is an award to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of common stock, or an option to purchase common stock, which may be (but is not required to be) in lieu of base salary, bonus, fees or other cash consideration to the Grantee. A deferred stock award is a grant to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of common stock.

Performance awards. The 2015 Plan allows the plan administrator to grant performance awards which become payable in common stock, in cash or in a combination of common stock and cash, on account of attainment of one or more performance goals established by the plan administrator on one or more specified dates or over a specified period or periods. The plan administrator may establish performance goals relating to any of the following: (i) gross or net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization); (ii) gross or net sales or revenue; (iii) gross or net income or adjusted income (either before or after taxes); (iv) operating earnings or profit; (v) cash flow (including, but not limited to, operating cash flow and free cash flow); (vi) return on assets; (vii) return on capital; (viii) return on stockholders’ equity; (ix) return on sales; (x) gross or net profit or operating margin; (xi) costs; (xii) funds from operations; (xiii) expenses; (xiv) working capital; (xv) earnings per share or adjusted earnings per share; (xvi) price per share of common stock; (xvii) regulatory body approval for commercialization of a product; (xviii) implementation or completion of critical projects; (xix) market share; or (xx) total stockholder return; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The plan administrator may, in its sole discretion, provide that one or more objectively determinable adjustments will be made to one or more of the performance goals described above, such as adjustments to account for changes in the Company’s or segment’s business (e.g., restructuring, acquisition or disposal or discontinuance of a business segment), accounting or financial reporting (e.g., change in accounting principles, significant income or expense or amortization of assets) or for other unusual or non-recurring events, all as further detailed in the 2015 Plan. For all awards intended to qualify as performance-based compensation, such determinations shall be made within the time periods prescribed by, and otherwise in compliance with, section 162(m) of the Code.

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Amendment and termination. The 2015 Plan became effective June 17, 2015. Awards may be granted prior to stockholder approval, provided that awards may not be exercisable, will not vest, restrictions thereupon will not lapse, nor will shares be issued pursuant to such awards, prior to approval by the stockholders. No award will be granted under the 2015 Plan after the tenth anniversary of the effective date of the plan. Subject to applicable laws and exchange limitations, our board of directors or the plan administrator may terminate, amend or modify the 2015 Plan, or any portion thereof, at any time. Stockholder approval will be required to (i) increase the limits imposed on the maximum number of shares which may be issued under the 2015 Plan or as incentive stock options (other than an appropriate adjustment due to stock dividend, stock split, combination or exchange of shares, merger, consolidation or similar circumstance), (ii) reduce the price per share of any outstanding option or stock appreciation right or cancel any such award in exchange for cash when the exercise price per share exceeds the fair market value of the underlying shares, or (iii) materially change the class of persons who are eligible to participate in the 2015 Plan; provided, however, that no amendment, suspension or termination of the 2015 Plan may, without the consent of the Grantee, materially impair any rights or obligations under any award granted or awarded thereunder, unless the award itself otherwise expressly so provides.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)		Option Expiration Date
Michael D. Step	16,352	(1)	9,811	(1)	$1.14		8/16/2022
	646,537	(2)	—		$5.86		12/2/2024
	73,377	(3)	—		$5.86		12/2/2024
	—			(4)	$5.86		12/2/2024

Andrew J. Ritter	3,370	(5)	45,581	(5)	$1.27		9/25/2023
	20,979	(6)	—		$5.86		12/2/2024
	—		432,434	(7)		(7)	12/2/2024

Ira E. Ritter	3,370	(8)	45,581	(8)	$1.27		9/25/2023
	20,979	(9)	—		$5.86		12/2/2024
	—		432,434	(10)		(10)	12/2/2024

(1)	This option was granted to Michael Step on August 16, 2012 and vests as follows: 25% of the shares became exercisable on June 25, 2013 and the remaining 75% of the shares are exercisable in 36 equal monthly installments beginning on the last day of the first full month thereafter.

(2)	This option was granted to Michael Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 592,659 shares are subject to a right of repurchase in favor of us at a price of $5.86 per share, which right expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(3)	This option was granted to Michael Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 67,262 shares are subject to a right of repurchase in favor of us at a price of $5.86 per share, which rights expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(4)	This option was granted to Michael Step on December 2, 2014. The total number of shares issuable under this option was to be equal to the number of shares of common stock as would, together with the 646,537 shares subject to the option granted to Mr. Step on December 2, 2014, represent in the aggregate 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis as of the date that we have raised in the aggregate a minimum of $15,000,000 in one or more private and/or public offerings, or a Qualified Financing, after giving effect to (i) the issuance of the shares issued in the Qualified Financing, (ii) the issuance of this option and (iii) any adjustments. See “Narrative to Summary Compensation Table—Letter Agreement with Michael D. Step” for additional details regarding this stock option, which became exercisable for 163,799 shares of common stock upon the closing of our initial public offering.

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(5)	This option was granted to Andrew Ritter on September 25, 2013 for an aggregate of up to 48,951 shares (subject to the achievement of certain milestones), of which 2,360 shares were exercisable as of the date of grant due to the company’s having met the FDA Meeting Bonus milestone. An additional 1,010 shares underlying this option vested ratably on a monthly basis from September 30, 2013 to December 31, 2014, and an additional 126 shares vest ratably on a monthly basis thereafter. An additional 27,972 shares of a maximum additional 45,454 shares underlying this option which were not exercisable as of December 31, 2014 but became exercisable in 2015. See “Narrative to Summary Compensation Table—Compensation Arrangements with Andrew Ritter and Ira Ritter—Executive Compensation Plan” for additional details.

(6)	This option was granted to Andrew Ritter on December 2, 2014 and was vested in full and exercisable, in whole or in part, as of the date of grant.

(7)	This option was granted to Andrew Ritter on December 2, 2014 and vests as follows: 25% of the shares vest on September 1, 2015 and the remaining 75% of the shares will vest in 36 equal monthly installments beginning on the last day of the first full month thereafter, subject to his continued employment with us. The exercise price for this option is as follows: (i) $5.86 for the first 152,347 shares; (ii) $9.30 for the next 140,044 shares; and (iii) $13.23 for the remaining 140,043 shares.

(8)	This option was granted to Ira Ritter on September 25, 2013 and is subject to the same vesting schedule as the option granted to Andrew Ritter on this date as reflected in footnote (5) above.

(9)	This option was granted to Ira Ritter on December 2, 2014 and was vested in full and exercisable, in whole or in part, as of the date of grant.

(10)	This option was granted to Ira Ritter on December 2, 2014 and vest as follows: 25% of the shares vest on September 1, 2015 and the remaining 75% of the shares will vest in 36 equal monthly installments beginning on the last day of the first full month thereafter, subject to his continued employment with us. The exercise price for this option is as follows: (i) $5.86 for the first 152,347 shares; (ii) $9.29 for the next 140,044 shares; and (iii) $13.23 for the remaining 140,043 shares.

Payments Due Upon Termination of Employment or a Change in Control

Executive Severance & Change in Control Agreements

We have entered into Executive Severance & Change in Control Agreements, or the Severance Agreements, with each of our executive officers. The Severance Agreements provide that if we terminate the executive’s employment without Cause, or the executive terminates his employment for Good Reason, the executive will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to twelve (12) months of base salary, as in effect immediately prior to the termination date; (iii) medical, dental benefits provided by the Company to the executive and his spouse and dependents at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that the executive becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.

Pursuant to the terms of the Severance Agreements, in the event that within one (1) month prior to or the twelve (12) months following a Change in Control, the Company terminates the executive’s employment without Cause, or the executive terminates his employment for Good Reason, then, in lieu of the payments and benefits otherwise due to the executive in the preceding paragraph, the executive will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to the sum of twelve (12) months of base salary, as in effect on the date of termination or the date of the Change in Control, whichever is greater; (iii) medical, dental benefits provided by the Company to the executive and his spouse and dependents at least equal to the level of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that the executive becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.

In the event the executive’s employment is terminated by him without Good Reason, by the Company for Cause or due to the executive’s death or disability, the executive and/or his estate or beneficiaries will be solely entitled to the Accrued Obligations.

The executive’s entitlement to the payments (other than the Accrued Obligations) and benefits described above is expressly contingent upon him providing the Company with a signed release satisfactory to the Company.

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For purposes of the Severance Agreements:

“Accrued Obligations” means (i) earned but unpaid base salary through the date of termination; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination; (iii) a lump-sum payment in respect of accrued but unused vacation days at the executive’s per-business-day base salary rate in effect as of the date of termination; and (iv) any unpaid expense or reimbursements due pursuant to Company expense reimbursement policy.

“Cause” means a finding by the Company that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Company (or any parent or subsidiary) to persons not entitled to receive such information; (iii) engaged in conduct in connection with the executive’s employment or service to the Company (or any parent or subsidiary), that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated the operating and ethics policies of the Company (or any parent or subsidiary) in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to the executive by the Company, after the executive has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between the executive and the Company (or any parent or subsidiary), including, without limitation, any confidentiality agreement.

“Change in Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control will not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control will not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)	A change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or

(iii)	The consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (B) a sale or other disposition of all or substantially all of the assets of the Company; or (C) a liquidation or dissolution of the Company.

“Good Reason” means, without the executive’s express written consent, the occurrence of any one or more of the following: (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in the executive’s Base Salary; or (iii) the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’ principal work location to a location that is more than 50 miles from the prior location. Notwithstanding the foregoing, a relocation of Mr. Step’s principal place of employment to a location closer to Mr. Step’s principal residence in San Diego, California shall not constitute “Good Reason.” A termination of employment by the executive for Good Reason will be effectuated by giving the Company written notice, or Notice of Termination for Good Reason, not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the executive relied. The Company will be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the executive will not be permitted to terminate his employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the executive will terminate employment for Good Reason on the date of expiration of the Cure Period.

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2008 Stock Plan

The 2008 Stock Plan provides that in the event of a merger or a Change in Control (as defined below) occurs, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent award be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event of a Change in Control in which the successor corporation does not assume or substitute for the award, awards outstanding under the 2008 Plan will become fully vested and exercisable, including shares as to which such award would not otherwise be vested or exercisable, and all restrictions on outstanding restricted stock awards will lapse.

For purposes of the 2008 Stock Plan, “Change in Control” means the occurrence of any of the following events:

(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the board of directors will not be considered a Change in Control;

(ii)	If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election.

(iii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2009 Stock Plan

The 2009 Stock Plan provides that in the event we merge with or into another corporation, or a Change in Control (as defined below) occurs, each outstanding option and stock purchase right will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the option or stock purchase right, then the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable; provided, however, that such exercise will only be permitted as and to the extent it complies with Code Section 409A or does not cause the option or stock purchase right to cease to be exempt from that statute.

For purposes of the 2009 Stock Plan, “Change in Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by us of all or substantially all of our assets; or

(iii)	The consummation of a merger or our consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, only a Change in Control event that also qualifies as a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion” of our assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5) shall be recognized as a Change of Control for purposes of triggering exercise, distribution or settlement rights under any option or stock purchase right granted under the Stock Plan that is subject to Code Section 409A.

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2015 Equity Incentive Plan

The 2015 Equity Incentive Plan provides that notwithstanding any other provision of the 2015 Plan, in the event of a Change in Control (as defined below), unless otherwise determined by the plan administrator, each outstanding award under the plan will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that, or to the extent that, the successor corporation in a Change in Control refuses to assume or substitute for the award, or if the plan administrator determines that such assumption or substitution is not desirable or is only desirable for a portion of any outstanding award, then the plan administrator may take any or all of the following actions: (i) determine that an outstanding award will accelerate and become exercisable, or determine that the restrictions and conditions on an outstanding award will lapse, in whole or in part, as applicable, upon the Change of Control or upon such other event as the plan administrator determines; (ii) require that a Grantee surrender his or her outstanding award, or any portion of such outstanding award, in exchange for a payment by the Company, in cash or stock, as determined by the plan administrator, in an amount equal to the fair market value of the vested portion of the award (with respect to options or stock appreciation rights, or other similar appreciation value awards, such value shall be determined by the amount by which the then fair market value of the shares subject to the Grantee’s unexercised award exceeds the any applicable exercise price or other grant price or base value or the award); or (iii) after giving the Grantee an opportunity to exercise the vested portion of his or her outstanding award, terminate any or all unexercised portion of the award at such time as the plan administrator deems appropriate. Such surrender or termination will take place as of the date of the Change of Control or such other date as the plan administrator may specify.

For purposes of the 2015 Plan, “Change in Control” means the occurrence of any of the following events:

(i) A change in our ownership which occurs on the date that any one person, or more than one person acting as a group, or Person, acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock, except that any change in the ownership of our stock as a result of a private financing that is approved by our board of directors will not be considered a Change in Control; or

(ii) If we have a class of securities registered pursuant to Section 12 of the Exchange Act, a change in our effective control which occurs on the date that a majority of members of our board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of our company, the acquisition of additional control of our company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us.

Compensation of Directors

Non-Employee Director Compensation Program

Prior to our initial public offering, we did not pay compensation to our directors for their service on our board of directors. Effective upon the closing of our initial public offering, our non-employee directors are entitled to receive the following compensation for their services:

●	Annual Cash Retainer — $20,000

●	Chairman of the Board Cash Retainer — $15,000

●	Audit Committee Chair Retainer — $7,500

●	Compensation Committee Chair Retainer — $5,000

●	Nominating and Corporate Governance Committee Chair Retainer — $3,500

●	Initial Equity Grant — 10,000 shares

●	Annual Equity Grant — 7,000 shares

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 30, 2015, by:

●	our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of December 30, 2015, pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of beneficial ownership of our common stock is calculated based on an aggregate of 8,582,009 shares outstanding as of December 30, 2015.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Ritter Pharmaceuticals, Inc., 1880 Century Park East #1000, Los Angeles, California 90067.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned

Five Percent Stockholders
Aspire Capital Fund, LLC(1)	801,264	9.3%
Javelin Venture Partners GP, L.P.(2)	2,776,534	30.9%
Stonehenge Partners LLC(3)(4)(5)	817,271	9.5%
Broadfin Capital, LLC(6)	778,000	9.1%

Executive Officers, Directors and Director Nominees
Michael D. Step(7)	907,696	9.6%
Andrew J. Ritter(4)(8)	1,006,812	11.5%
Ira E. Ritter(5)(9)	1,006,812	11.5%
Ellen Mochizuki	—	*
Noah Doyle(2) (10)	2,799,261	31.1%
Matthew W. Foehr	4,000	*
Paul V. Maier	—	*
Gerald T. Proehl	50,000	*
All current executive officers and directors as a group (8 persons)	4,957,310	48.2%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	The address of Aspire Capital Fund, LLC is 155 North Wacker Drive, Suite 1600, Chicago, Illinois 60606. Consists of 188,864 Commitment Shares, 500,000 Initial Purchase Shares and 112,400 shares purchased in the open market (based upon information provided to us by Aspire Capital).

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(2)	Based upon information contained in a Schedule 13D filed with the SEC on July 10, 2015 by Javelin Venture Partners, L.P. (“Javelin”), Javelin Venture Partners I SPV I, LLC (“Javelin SPV”), Javelin Venture Partners GP, L.P. (“Javelin GP”) and Javelin Venture Partners GP, LLC (“Javelin GP-GP,” together with Javelin, and Javelin SPV the “Javelin Entities”). Javelin holds 2,047,804 shares directly and has the right to acquire 83,224 shares upon exercise of a warrant. Javelin SPV holds 322,753 shares directly and has the right to acquire 322,753 shares upon exercise of a warrant. The address of the Javelin Entities is One Rincon Center, 101 Spear Street, Suite 255, San Francisco, California 94105. As a Manager of Javelin GP-GP, Noah Doyle may be deemed the beneficial owner of these shares. Mr. Doyle expressly disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(3)	The address of Stonehenge Partners LLC is 21800 Oxnard Street, Suite 250, Woodland Hills, California 91367.

(4)	As a managing partner of Stonehenge Partners LLC, Andrew Ritter may be deemed the beneficial owner of these shares. Andrew Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	As a managing partner of Stonehenge Partners LLC, Ira Ritter may be deemed the beneficial owner of these shares. Ira Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Based upon information contained in a Schedule 13G filed with the SEC on July 1, 2015 by Broadfin Capital, LLC (“Broadfin Capital”), Broadfin Healthcare Master Fund, Ltd. (“Broadfin Healthcare”), and Kevin Kotler with respect to their shared power to vote and dispose of shares of common stock as of June 24, 2015. Mr. Kotler is the managing member of Broadfin Capital and a director of Broadfin Healthcare. The address of Broadfin Capital and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, NY 10022. The address of Broadfin Healthcare is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

(7)	Represents shares underlying stock option awards that are currently exercisable or exercisable within 60 days of December 30, 2015. The number of shares issuable upon the exercise of options includes 545,495 shares subject to options that are currently exercisable but that are not subject to vesting within 60 days of December 30, 2015 and accordingly, if exercised, are subject to a repurchase right until vested.

(8)	Includes 189,541 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of December 30, 2015 and the shares beneficially owned by Stonehenge Partners LLC reflected in footnote (3) above.

(9)	Includes 189,541 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of December 30, 2015 and the shares beneficially owned by Stonehenge Partners LLC reflected in footnote (3) above.

(10)	Includes 22,727 shares owned directly by Mr. Doyle and the shares beneficially owned by the Javelin Entities reflected in footnote (2) above.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2013, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties. All share numbers have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock. Preferred share issuances referred to below are as of their date of issuance. The preferred stock described below converted into shares of our common stock on a 7.15-for-1 basis prior to the closing of our initial public offering.

Transactions with Andela Group Inc.

Prior to and during his employment with the Company, Ira Ritter served as the chief executive officer of Andela Group Inc, or Andela, a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. From January 1, 2013 until the date of this prospectus, the Company incurred approximately $635,000 of expenses for services received from Andela.

Promissory Notes issued to Javelin Venture Partners, L.P.

In May, September and October of 2014, we issued three subordinated convertible promissory notes, or the 2014 Notes, in the aggregate principal amount of $510,000 to Javelin. The 2014 Notes each bore interest at a rate of 8% per annum. On October 9, 2014, we issued an unsecured promissory note in the principal amount of $70,000 to Javelin, which bore interest at a rate of 5% per annum. These notes were converted into an aggregate of 595,052 shares of our Series C preferred stock in the Initial Series C Closing (as described below).

Since January 1, 2013, the largest principal amount outstanding to Javelin with respect to the 2012 Notes, the 2014 Notes and the October 2, 2014 unsecured note described above was $776,446.

Noah Doyle, one of our directors, is the managing director of Javelin.

Series B Preferred Stock issued to Javelin Venture Partners, L.P.

In November 2013, we issued 293,999 shares of Series B preferred stock to Javelin for an aggregate purchase price of approximately $350,000 (which consisted of cash and the cancellation of the 2012 Notes).

Series C Preferred Stock Closings

On December 4, 2014, we issued an aggregate of 595,052 shares of Series C preferred stock and warrants to purchase 83,224 shares of our common stock to Javelin and 473,764 shares of Series C preferred stock and warrants to purchase 66,260 shares of our common stock to Javelin SPV in the Initial Series C Closing for an aggregate purchase price of approximately $1.21 million (consisting of cash and the cancellation of the 2014 Notes and the October 2, 2014 unsecured promissory note described above).

On December 8, 2014, we issued 1,833,927 shares of Series C preferred stock and warrants to purchase 256,493 shares of our common stock at an exercise price of $9.30 per share, to Javelin SPV in the Second Series C Closing for an aggregate cash purchase price of approximately $2.39 million.

Initial Public Offering

Certain of our existing stockholders, as well as certain of our directors, purchased an aggregate of $4.3 million of shares of our common stock in our initial public offering at the initial public offering price of $5.00 per share. Specifically, Javelin purchased 800,000 shares, Gerald Proehl purchased 50,000 shares, and Matthew Foehr purchased 4,000 shares.

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Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management — Limitation of Directors’ and Officers’ Liability and Indemnification.”

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 30,000,000 shares, all with a par value of $0.001 per share, 25,000,000 of which are designated as common stock and 5,000,000 of which are designated as preferred stock.

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

All share numbers have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock. Preferred share issuances referred to below are as of their date of issuance. The preferred stock described below converted into shares of our common stock on a 7.15-for-1 basis prior to the closing of our initial public offering.

As of December 30, 2015, we had 8,582,009 shares of our common stock outstanding which includes the 500,000 Initial Purchase Shares and 188,864 Commitment Shares issued to Aspire Capital under the Purchase Agreement and zero shares of preferred stock outstanding. As of December 30, 2015, we also had outstanding options to acquire 1,904,532 shares of our common stock, having a weighted-average exercise price of $2.73 per share, and warrants to purchase an aggregate of 578,321 shares of our common stock.

Common Stock

Pursuant to the terms of our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Warrants

In December 2014, we issued an aggregate of 2,369,228 shares of Series C preferred stock and warrants, or the 2014 Warrants, to purchase a like number of shares of our common stock, for aggregate gross proceeds of $3,081,893. All of the shares of Series C preferred stock were converted into 331,358 shares of our common stock prior to the closing of the initial public offering. Each 2014 Warrant has a term of seven years and provides for the holder to purchase each share of our common stock covered thereby at a purchase price of $9.30 per share of common stock.

In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock. A total of $535,000 unpaid principal plus accrued interest of $18,342 on the convertible notes converted into 567,529 shares of Series C preferred stock, which were later converted into 79,374 shares of our common stock prior to the closing of our initial public offering, and 79,374 2014 Warrants. A total of $70,000 unpaid principal plus accrued interest of $537 on a note payable was extinguished and converted into 54,259 shares of Series C preferred stock, which were later converted into 7,589 shares of our common stock prior to the closing of our initial public offering and 7,589 2014 Warrants.

Warrants to Representative in Initial Public Offering

In connection with our initial public offering, we issued to the representative of the underwriters warrants to purchase up to a total of 160,000 shares of common stock. The warrants are exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of our initial public offering, and ending on the date that is five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $6.25 per share. The warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

107

Preferred Stock

Pursuant to the terms of our amended and restated certificate of incorporation, our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Registration Rights

On September 15, 2008, we entered into an Investors’ Rights Agreement with certain holders of our preferred stock. Such Investors’ Rights Agreement was amended and restated on November 17, 2010. The Amended and Restated Investors’ Rights Agreement was amended on each of January 13, 2011, February 6, 2012, December 4, 2014 and June 9, 2015. The Amended and Restated Investors’ Rights Agreement, as amended, provides such holders with certain demand and piggyback registration rights with respect to shares of our common stock into which the shares of our preferred stock are convertible.

Aspire Capital Registration Rights

Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. This registration statement is being registered pursuant to the Registration Rights Agreement.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of the votes cast by the shares of our capital stock present in person or represented by proxy at such meeting and entitled to vote thereon, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.

108

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Stock Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “RTTR.”

109

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 after the date on which it provided the information set forth in the table below.

					Beneficial Ownership After this Offering(1)
Name	Shares of Beneficially Owned Prior to this Offering		Percentage of Outstanding Shares Beneficially Owned Prior to this Offering	Shares of Common to be Sold in the Offering	Number of Shares	%(2)

Aspire Capital Fund, LLC(3)	801,264	(4)	9.3%	1,577,699	112,400	1.2%

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 8,582,009 shares of common stock outstanding on December 30, 2015.

(3)	Aspire Capital Partners LLC, or Aspire Partners, is the Managing Member of Aspire Capital Fund LLC, or Aspire Fund. SGM Holdings Corp, or SGM, is the Managing Member of Aspire Partners. Mr. Steven G. Martin is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown is the president and sole shareholder of Red Cedar Capital Corp., or Red Cedar, which is a principal of Aspire Partners. Mr. Christos Komissopoulos is president and sole shareholder of Chrisko Investors Inc., or Chrisko, which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)	As of the date hereof, Aspire Capital holds 801,264 shares of our common stock, which includes 688,864 shares of our common stock that have been acquired by Aspire Capital under the Purchase Agreement (consisting of the 500,000 Initial Purchase Shares sold to Aspire Capital and the 188,864 shares we issued to Aspire Capital as a commitment fee) and 112,400 shares of our common stock that were purchased by Aspire Capital in the open market (based upon information provided to us by Aspire Capital). We may elect in our sole discretion to sell to Aspire Capital up to an additional 888,835 shares under the Purchase Agreement, but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

110

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

111

LEGAL MATTERS

Reed Smith LLP, Los Angeles, California will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2014 and 2013, and the related statements of operations, changes in securities subject to redemption and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act in connection with this offering of our common stock by our selling stockholders. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the Registration Statement, including the exhibits and the financial statements and notes filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the Registration Statement should be referenced for the complete contents of these contracts and documents. A copy of the Registration Statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.ritterpharmaceuticals.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website (www.ritterpharmaceutical.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this Prospectus.

112

RITTER PHARMACEUTICALS, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

RITTER PHARMACEUTICALS, INC.

We have audited the accompanying balance sheets of Ritter Pharmaceuticals, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, statements of changes in securities subject to redemption and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2014, and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ritter Pharmaceuticals, Inc. as of December 31, 2014 and 2013, and results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
March 13, 2015, except for the matters noted in Note 11, as to which the date is April 24, 2015, and except for the effects of the reverse stock split as described in Note 2 and Note 3, as to which the date is June 19, 2015.

F-2

RITTER PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$2,747,248	$448,226
Prepaid expenses	57,115	76,636
Total current assets	2,804,363	524,862
Other assets	10,331	15,359
Deferred offering costs	143,454	—
Property and equipment, net	5,172	7,485
Total Assets	$2,963,320	$547,706
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,083,597	$834,496
Accrued expenses	168,635	27,443
Notes payable	—	31,500
Other liabilities	2,518	4,517
Total current liabilities	1,254,750	897,956
Preferred stock subject to redemption, $0.001 par value, 16,378,646 and 11,878,646 shares authorized as of December 31, 2014 and December 31, 2013, respectively, 13,399,668 and 10,408,652 shares issued and outstanding at December 31, 2014 and December 2013, respectively. $9.1 million aggregate liquidation preference of Series B cumulative preferred stock at December 31, 2014	16,203,612	12,413,876
Stockholders’ deficit
Preferred stock, par value $0.001, 8,887,500 shares authorized, issued and outstanding as of December 31, 2014 and December 31, 2013	8,888	8,888
Common stock, par value $0.001, 50,000,000 and 26,500,000 shares authorized as of December 31, 2014 and December 31, 2013, respectively; 465,384 and 451,398 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	465	451
Additional paid-in capital	3,399,924	2,059,347
Accumulated deficit	(17,904,319)	(14,832,812)
Total stockholders’ deficit	(14,495,042)	(12,764,126)
Total Liabilities and Stockholders’ Deficit	$2,963,320	$547,706

See accompanying notes to financial statements

F-3

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013
Operating costs and expenses:
Research and development	$113,931	$461,551
Patent costs	197,731	292,358
General and administrative	1,969,960	1,356,888
Total operating expenses	2,281,622	2,110,797
Operating loss	(2,281,622)	(2,110,797)
Other expense (income):
Interest income	(525)	(1,677)
Interest expense	213,516	6,076
Other income	(21,148)	(19,365)
Total other expense (income)	191,843	(14,966)
Net loss	$(2,473,465)	$(2,095,831)
Cumulative preferred stock dividends	589,462	547,303
Accretion of discount on Series C preferred stock	8,580	—
Net loss applicable to common stockholders	$(3,071,507)	$(2,643,134)
Net loss per common share – basic and diluted	$(6.79)	$(5.86)
Weighted average common shares outstanding – basic and diluted	452,509	451,398

See accompanying notes to financial statements

F-4

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF CHANGES IN SECURITIES SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT

	Preferred		Stockholders’ Deficit
	Stock Subject to Redemption		Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2012	9,885,423	$11,093,677	8,887,500	$8,888	451,398	$451	$2,032,697	$(12,189,678)	$(10,147,642)
Conversion of note payable into shares	103,234	122,901	—	—	—	—	12,253	—	12,253
Prepaid forward sale of Series B preferred stock	—	150,000	—	—	—	—	—	—	—
Issuance of shares subject to redemption	419,995	499,995	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	14,397	—	14,397
Cumulative dividends on Series B preferred stock	—	547,303	—	—	—	—	—	(547,303)	(547,303)
Net loss	—	—	—	—	—	—	—	(2,095,831)	(2,095,831)
Balance at December 31, 2013	10,408,652	$12,413,876	8,887,500	$8,888	451,398	$451	$2,059,347	$(14,832,812)	$(12,764,126)
Conversion of notes payable into preferred stock subject to redemption and warrants to purchase common stock	621,788	660,635	—	—	—	—	136,733	—	136,733
Issuance of preferred stock subject to redemption and warrants to purchase common stock, net of offering cost of $68,767	2,369,228	2,531,059	—	—	—	—	482,068	—	482,068
Exercise of options on common stock	—	—	—	—	13,986	14	14,386	—	14,400
Stock based compensation	—	—	—	—	—	—	707,390	—	707,390
Cumulative dividends on Series B preferred stock	—	589,462	—	—	—	—	—	(589,462)	(589,462)
Accretion of discount on Series C preferred stock	—	8,580	—	—	—	—	—	(8,580)	(8,580)
Net loss	—	—	—	—	—	—	—	(2,473,465)	(2,473,465)
Balance at December 31, 2014	13,399,668	$16,203,612	8,887,500	$8,888	465,384	$465	$3,399,924	$(17,904,319)	$(14,495,042)

See accompanying notes to financial statements

F-5

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2014	2013
Cash flows from operating activities
Net loss	$(2,473,465)	$(2,095,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,479	2,139
Stock based compensation	707,390	14,397
Change in fair value of put embedded in convertible debt	(21,148)	—
Accretion of discount on convertible debt	10,192	—
Non-cash interest on conversion of debt	184,445	—
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Prepaid expenses	19,521	1,655
Other assets	5,028	(7,903)
Accounts payable	249,101	119,742
Accrued expenses	160,071	4,370
Other liabilities	(1,999)	4,517
Net cash used in operating activities	(1,157,385)	(1,956,914)
Cash flows from investing activities
Purchase of property and equipment	(1,166)	(8,692)
Net cash used in investing activities	(1,166)	(8,692)
Cash flows from financing activities
Deferred offering costs	(143,454)	—
Proceeds from borrowing under notes payable	605,000	—
Repayment of borrowing under note payable	(31,500)	(6,000)
Net proceeds from issuance of preferred stock subject to redemption and warrants to purchase common stock	3,013,127	499,995
Proceeds received on prepaid forward sale of preferred stock subject to redemption	—	150,000
Proceeds from exercise of options on common stock	14,400	—
Net cash provided by financing activities	3,457,573	643,995
Net increase (decrease) in cash	2,299,022	(1,321,611)
Cash at beginning of period	448,226	1,769,837
Cash at end of period	$2,747,248	$448,226
Non-cash financing activities:
Conversion of account payable to note payable	$—	$37,500
Conversion of notes payable into preferred stock subject to redemption and warrants to purchase common stock	$612,923	$135,154
Cumulative preferred stock dividends	$589,462	$547,303
Accretion of Series C	$8,580
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

See accompanying notes to financial statements

F-6

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Ritter Pharmaceuticals, Inc. (“Ritter” or the “Company”) is a Delaware corporation headquartered in Los Angeles, California. The Company was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC, and converted into a Delaware corporation on September 16, 2008.

The Company is a privately held pharmaceutical company that develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. The Company’s leading compound, RP-G28, is currently under development for the treatment of lactose intolerance. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance, a debilitating disease that affects over 1 billion people worldwide.

NOTE 2 — BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.

The Company currently operates in one business segment focusing on the development and commercialization of RP-G28. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned principal operations. The Company had net losses of approximately $2.5 million and $2.1 million for the years ended December 31, 2014 and 2013, respectively, and had net cash used in operating activities of approximately $1.2 million and $2 million for the years ended December 31, 2014 and 2013, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the operations of the Company have been funded through the sale of common shares, preferred shares and convertible debt. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock and options on the Company’s common stock.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Cash consists of checking accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental banking, legal and accounting fees relating to a planned public offering of the Company’s common stock, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

Accrued Expenses

The Company incurs periodic expenses such as research and development, salaries, taxes, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

Property and Equipment

Property and equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of assets, generally five to seven years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciated are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Accounting for Income Taxes

Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Prior to September 15, 2008, the Company was a limited liability company and the Company’s tax losses and credits generally flowed directly to the members.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Patent Costs

The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing and prosecution costs. Therefore, patent costs are expensed as incurred. Should the Company experience a legal cost to defend a patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2014 and 2013, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, and notes payable approximate the fair values due to the short-term nature of the instruments.

Employee Stock-based Compensation

Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statements of operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Stock-based Compensation Issued to Non-employees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Net Loss Per Share

The Company determines basic loss per share and diluted loss per share in accordance with the provisions of ASC 260, “Earnings per Share.” Basic net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding. Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2008 Stock plan and 2009 Stock Plan (described in Note 8, below) and the Series B preferred stock issuable under the Put/Call (described in Note 7, below) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the years ended December 31, 2014 and 2013, comprehensive loss was equal to the net loss.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. In addition, ASU 2014-10 requires an entity that has not commenced principal operations to provide disclosures about the risks and uncertainties related to the activities in which the entity is currently engaged and an understanding of what those activities are being directed toward. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU and its adoption resulted in the removal of previously required development stage disclosures. Adoption of this ASU did not impact the Company’s financial position, operations or cash flows.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		As of December 31,
	Estimated Life	2014	2013
Computers and equipment	5 years	$5,487	$4,320
Furniture and fixtures	7 years	4,270	4,270
Leasehold improvements	7 years	—	3,500
Total property and equipment		9,757	12,090
Accumulated depreciation		(4,585)	(4,605)
Total property and equipment, net of accumulated depreciation		$5,172	$7,485

In 2014, the Company disposed its leasehold improvements. Depreciation expense of approximately $3,500 and $2,100 was recognized for the years ended December 31, 2014 and 2013, respectively, and is classified in general and administrative expense in the accompanying Statements of Operations.

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

In November 2013, the Company converted $37,500 of accounts payable into a note payable resulting from a compromise settlement with a vendor to complete satisfaction of all rights, claims, causes of action, indebtedness, and assertions that the vendor may have against the Company. The note payable has a term of one year and requires payments of  $3,000 per month. The note payable has no stated interest rate and, due to the short-term nature of the note, the Company did not impute interest on the note. The note was fully paid in October 2014.

In 2014, the Company issued a combination of convertible notes payable and a note payable for a total principal balance of  $605,000 (the “2014 Notes”) to two investors and converted all of these outstanding notes, plus accrued interest, into Series C preferred stock and warrants to purchase the Company’s common stock. These notes were convertible upon a qualified equity financing, pursuant to which the Company sold, with the principal purpose of raising capital, a new class of preferred stock with an aggregate sales price of not less than $3,000,000, including the principal and accrued but unpaid interest of any notes which are converted into the preferred securities (“Qualified Equity Financing”), or upon a change of control.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The convertible notes payables with a principal balance of  $535,000 settle by providing the holder with a variable number of the Company’s shares with an aggregate fair value determined by reference to the debt principal outstanding. Because the value that the holder receives at settlement does not vary with the value of the Company’s equity shares, the settlement provision is not considered a conversion option for financial accounting purposes. Rather, these notes are recognized as share-settled debt at amortized cost.

Details of the 2014 Notes are as follows:

(a)	In May and September 2014, the Company issued a total of $455,000 of subordinated convertible promissory notes. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. These notes are convertible upon a Qualified Equity Financing or upon a change of control at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing. The Company evaluated the change of control put embedded in these notes, which provides for cash settlement of these notes at two (2) times the principal amount upon a change of control, in accordance with ASC 815-15-25. The embedded change of control put is not clearly and closely related to the debt host instrument and therefore has been separately measured at fair value. The proceeds received upon issuing these notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $21,000 to the face amount of the notes. The discount is amortized to interest expense over the term of the debt. The Company amortized approximately $10,000 to interest expense in the year ended December 31, 2014. Additionally, the Company recognized a gain of approximately $21,000 in the year ended December 31, 2014 due to the reduction in fair value of the put resulted from the decreased probability of a change in control occurring as the notes approached maturity and ultimate conversion.

(b)	In October 2014, the Company issued an $80,000 subordinated convertible promissory note. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. The terms of this note provided an automatic conversion upon a Qualified Equity Financing at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing.

(c)	In addition, the Company issued a $70,000 principal amount unsecured promissory note on October 9, 2014. This note bears interest at a rate of 5% per annum until paid in full. All principal and accrued interest under this note must be paid upon demand of the holder at any time after one year of the date of the note.

As described in Note 7, all of the Company’s outstanding debt was converted or exchanged for Series C preferred stock and warrants to purchase common stock in December 2014.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Employment Agreements

Michael Step

On December 2, 2014, the Company entered into a letter agreement (the “Step Letter Agreement”), with Michael Step, the Company’s current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Michael Step will be entitled to an annual base salary of  $360,000 and a total of three grants of options to purchase the Company’s common stock.

The first two options entitle Michael Step to purchase 646,537 and 73,377 of the Company’s shares, respectively, for an exercise price of  $5.86 per share. Each of these options is immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Michael Step’s employment with the Company for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The third option will only become exercisable if by October 1, 2015, the Company has raised a minimum of  $15,000,000 in one or more public and/or private equity financing transactions during the prior twelve (12) month period. In the event the Company closes such a qualified financing (a “Qualified Financing”), the third option will become immediately exercisable for such number of shares of common stock as will, together with the shares subject to the first option, represent 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the third option. In the event the Company does not close a Qualified Financing on or before October 1, 2015, the third option will terminate in its entirety and be of no further force or effect. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by the Company upon termination of Michael Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon Michael Step’s termination of employment.

Under the terms of the agreement, Michael Step will be entitled to receive certain payments in the event his employment is terminated under certain scenarios.

Andrew Ritter and Ira Ritter

On September 25, 2013, the Company’s Board of Directors approved the Executive Compensation Plan (the “Compensation Plan”) setting forth the compensation to be paid to Andrew Ritter and Ira Ritter, the Company’s current President and also the Company’s former Chief Executive Officer, and Chief Strategic Officer (“CSO”), respectively, for their contributions to the Company. Pursuant to the terms of the Compensation Plan, the CEO’s salary is $225,000 per year and the CSO’s salary is $210,000 per year. Each executive under the Compensation Plan is entitled to an annual car allowance which, if utilized, results in a reduction of their base salary for the amount used in any one year.

Each executive received options to purchase up to 48,951 shares of the Company’s common stock (each referred to in this section as “Executive Options”) pursuant to the 2009 Stock Plan, which options will vest based on specific performance conditions, described below.

Cash Bonus and Executive Options Performance Conditions

Under the Compensation Plan, each covered executive is entitled to the following cash payments and vests in Executive Options upon the satisfaction of the events described below:

●	FDA Meeting Bonus Opportunities. In April 2013, each executive received a one-time cash bonus of $10,000 for meeting with the FDA regarding RP-G28’s path to FDA approval. In addition, 2,360 shares of the Executive Options vested and became exercisable as of grant date of September 25, 2013. The balance of the 3,496 shares vests ratably on a monthly basis beginning on September 30, 2013.

●	Clinical Trial Funding Commitment Bonus Opportunities. Each executive is entitled to receive a one-time cash bonus of $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial; provided, however, that no such bonus may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of this milestone, 35% of 10,489 shares of the Executive Options will vest and become exercisable, with the balance of the 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

●	Fundraising Bonus Opportunities. Each executive is entitled to receive (i) a one-time cash bonus of $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus will be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of the Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of the Executive Options will vest and become exercisable, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month.

●	License Event Bonus Opportunities. Each executive is entitled to receive the following bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Compensation Plan by an/or any option to exclusively license such product candidate to a third party (referred to under the Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:

●	A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Options will vest and become exercisable, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

●	A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions set forth above, the total potential number of Executive Options that may vest will not exceed 48,951 and the Executive Options will automatically terminate for any options for which a vesting date or performance condition has not been met by September 25, 2015.

For purposes of the Compensation Plan, the term “Initial Period License Payment” means the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” means the amount in cash in excess of  $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that is received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” means any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts will not include any amounts that are determined by the Board of Directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The Compensation Plan provides that in the event that the Company enters into more than one License Event with respect to a single product candidate (i.e., for a separate field of use), then the proceeds of any such additional License Event will be included with the proceeds of the original License Event for purposes of meeting any of the financial thresholds set forth above. Under the terms of the Compensation Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 will result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.

Under the terms of the Compensation Plan, each executive is entitled to receive certain payments in the event their employment is terminated under certain scenarios.

On December 2, 2014, the Company granted an aggregate of 453,413 options to the President and the CSO to purchase the Company’s common stock listed as follow:

(i)	20,979 fully vested options with an exercise price of $5.86,

(ii)	432,434 options which vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months with an exercise price equal to $5.86 for the first 152,347 options covered thereby, $9.30 for the next 140,044 options covered thereby, and $13.23 for the remaining balance;

Leases

The Company leases office and storage space for its headquarters in California. Starting September 1, 2013, the Company ended its previous lease agreement and executed a new office and storage lease agreement pursuant to a two-year agreement ending September 30, 2015, which calls for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. Rent expense, recognized on a straight-line basis, was approximately $60,000 and $79,000 for the years ended December 31, 2014 and 2013, respectively, and is classified in general and administrative expenses in the accompanying Statements of Operations.

Legal

The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

NOTE 7 — STOCKHOLDERS’ DEFICIT AND PREFERRED STOCK SUBJECT TO REDEMPTION

As of December 31, 2014, the Company is authorized to issue 50,000,000 shares of common stock with a par value of  $0.001 per share and 7,200,000 shares, 1,687,500 shares, 4,220,464 shares, 7,658,182 shares, and 4,500,000 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock, respectively, with a par value of  $0.001 per share. As of December 31, 2014, the Company has a total of 465,384 common shares issued and outstanding, and has 7,200,000, 1,687,500, 4,220,464, 6,188,188, and 2,991,016 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock issued and outstanding, respectively. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by the Company’s Board of Directors. The annual dividend rate is $0.00556 per share for the Series A-1 preferred stock, $0.032 per share for the Series A-2 preferred stock, $0.04957 per share for the Series A-3 preferred stock, $0.09524 per share for the Series B preferred stock, and $0.104 for Series C preferred stock (subject to adjustment). The right to receive dividends on shares of Series B preferred stock is cumulative and the dividends accrue to holders of Series B preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears for the Series B preferred stock was approximately $1.7 million and $1.1 million as of December 31, 2014 and 2013, respectively. The right to receive dividends on shares of Series A and Series C preferred stock is not cumulative and no right to such dividends shall accrue to holders of Series A or Series C preferred stock.

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RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Each share of the preferred stock will be automatically converted into fully-paid, non-assessable shares of common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split, which was effected on June 17, 2015, (i) immediately prior to the closing of a firm commitment underwritten initial public offering provided that the aggregate gross proceeds to the Corporation are greater than $10,000,000 (“Qualified Public Offering”), or (ii) upon the written request for such conversion from the holders of a majority of outstanding preferred stock.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series B and Series C preferred stockholders receive an amount per share equal to the sum of the original purchase price of  $1.19 plus all cumulative but unpaid dividends for Series B, and $1.30 for Series C. If upon the liquidation, the available assets are insufficient to permit payments to Series B and Series C holders, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Upon the completion of the distribution to the holders of the Series B and Series C preferred stock, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other capital stock by reason of their ownership of such stock, an amount per share equal to the sum of the original issue price per share of  $0.07, $0.4, and $0.62 for Series A-1, Series A-2, and Series A-3 preferred stock, respectively, plus any accrued but unpaid dividends on the preferred stock. Any remaining assets are distributed pro rata among the preferred and common shareholders.

At any time after five years following the date of the initial issuance of the Series A-3, Series B, or Series C preferred stock, as applicable, and at the option of the holders of a majority of the then outstanding shares of Series A-3, Series B, and Series C preferred stock, voting together as a single class, the Company shall redeem any outstanding shares that have not been converted by paying cash in an amount per share equal to the liquidation preference of  $0.62 and $1.30 for the Series A-3 and Series C preferred stock, respectively, and $1.19 per share, plus any accrued but unpaid dividends, for the Series B preferred stock. Given the holders’ redemption option, the Series A-3, Series B, and Series C preferred stock is classified as preferred stock subject to redemption in the accompanying Balance Sheets.

In November 2013, the Company entered into a Series B Preferred Stock Purchase Agreement with certain investors raising approximately $500,000, selling 419,995 shares of Series B preferred stock. Also in November 2013, the Company converted a total of approximately $135,000 in convertible notes, including accrued interest of approximately $9,000, into 103,235 shares of Series B preferred stock.

In December 2014, the Company issued an aggregate of 2,369,228 shares of Series C preferred stock, and warrants to purchase an aggregate of 331,361 shares of the Company’s common stock (the “Warrants”), for aggregate gross proceeds of  $3,081,893 (the “Series C Financing”). Each Warrant has a term of seven (7) years and provides for the holder to purchase one share of the Company’s common stock at a purchase price of  $9.30 per share of common stock. The Warrants are indexed to the Company’s own stock and classified within stockholders’ equity pursuant to ASC 815-40. The gross proceeds were allocated to the Series C preferred stock and Warrants on a relative fair value basis, resulting in a value of  $1.10 for the Series C preferred stock. The allocation of proceeds to the Warrants creates a discount of  $0.20 in the initial carrying value of the Series C preferred stock, which will be recognized as accretion, similar to preferred stock dividends, over the five-year period prior to optional redemption by the holders.

F-16

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock and Warrants as follows:

●	$535,000 unpaid principal plus accrued interest of $18,342 on convertible notes described in Note 5 converted into 567,529 shares of Series C preferred stock and 79,374 Warrants

●	$70,000 unpaid principal plus accrued interest of $537 on note payable described in Note 5 extinguished and converted into 54,259 shares of Series C preferred stock and 7,588 Warrants

Notes with an unpaid principal balance of  $535,000 were converted into shares of Series C preferred stock and warrants to purchase shares of common stock at 75% of the price paid by other purchasers of the Series C Financing. The Company recognized additional interest expense of  $184,445 upon conversion, calculated as the fair value of incremental shares and warrants received by the holders compared to converting the outstanding debt and accrued interest at 100% of the price paid by purchasers of the Series C Financing. The note with an unpaid principal balance of  $70,000 was exchanged for shares of Series C preferred stock and warrants to purchase shares of common stock at a price per share equal to the price per share paid by purchasers of the Series C Financing. As such, there was no gain recognized or loss incurred upon extinguishment of the note.

Prepaid Forward Sale of Preferred Stock

On November 30, 2010, the Company concurrently entered into a Research and Development Agreement & License (“R&D Agreement”) and a Put and Call Option Agreement (“Put/Call”) with two commonly controlled entities, Kolu Pohaku Technologies, LLC (“KPT”) and Kolu Pohaku Management, LLC (“KPM”). The agreement was subsequently amended on July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by the Company.

Research and Development Agreement & License

The R&D Agreement between the Company and KPM and KPT, a Qualified High Technology Business within the meaning of Hawaii Revised Statutes, call for KPT to make a series of payments to the Company totaling $1,750,000 in exchange for the Company performing research and development activities in Hawaii for the benefit of KPT. The research project covered by the R&D Agreement is for the initial phase of research performed in Hawaii, including the conduct of Phase II clinical trials, for RP-G28, the Company’s drug candidate (the “KP Research”). Pursuant to the terms of the R&D Agreement, we maintain ownership of the results of our ongoing research related to RP-G28, but KPT maintains ownership of the results of the KP Research. Inventions, developments, and improvements arising out of the KP Research are owned by KPT. The Company bears any costs involved in obtaining patents for any inventions, developments or improvements resulting from the KP Research. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, as they are generated under this R&D Agreement, the Company will pay a quarterly royalty payment to KPT of  $32,000 commencing March 31, 2015 and continuing through December 31, 2035.

Put and Call Option Agreement

Anytime after December 31, 2014, the Company has the option to put 1,469,994 shares of the Company’s Series B Preferred Stock (“Series B”) to KPM and KPM has the option to call the same amount of shares of Series B from the Company. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to the Company under the R&D Agreement by the Series B original issue price of  $1.19. Irrespective of whether the above exercise date has passed, the Put/Call automatically exercises immediately prior to any of the following events: (i) a qualified public offering by the Company, (ii) any liquidation or winding up of the Company, (iii) license of the Company’s RP-G28 technology, or (iv) complete redemption or conversion of the Company’s outstanding Series B. Exercise of the Put/Call under any scenario results in full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and KPT’s right, title and interest in the research conducted pursuant to the R&D Agreement becomes the property of the Company. In the event of a breach of the R&D Agreement by the Company, KPM & KPT’s sole remedy is to either exercise the call option, even if before December 31, 2014, or institute an action for money damages in an amount not to exceed the payments under the R&D Agreement.

F-17

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The R&D Agreement and the Put/Call have been recognized on a combined basis, pursuant to ASC 815-10-15-9, as a fully prepaid forward sale contract on the Company’s Series B preferred stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring the Company to issue 1,469,994 shares of the Company’s Series B for no further consideration. Payments received by the Company, totaling $1,750,000, are recognized as preferred stock subject to redemption in the Balance Sheet.

NOTE 8 — STOCK-BASED COMPENSATION

Terms of the Company’s share-based compensation are governed by the Company’s 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”.) The Plans permit the Company to grant non-statutory stock options, incentive stock options and stock purchase rights to the Company’s employees, outside directors and consultants; however, incentive stock options may only be granted to the Company’s employees. As of December 31, 2014, the maximum aggregate number of shares of common stock that may be issued is 69,930 and 2,046,158 shares under the 2009 Stock Plan and 2008 Stock Plan, respectively, after giving effect to the 1-for-7.15 reverse stock split. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans shall vest as determined by the Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation

Pursuant to the terms of the Plans, from inception to 2013, the Company has issued an aggregate of 206,172 options to its executive officers and employees of the Company. Of these, 26,163 options were forfeited during 2013 and 180,009 options remain outstanding as of December 31, 2013. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions described in Note 6. The Company’s management estimated that all of the performance conditions for the options granted to its executive officers would be met by September 25, 2015.

In 2014, the Company granted an aggregate of 1,626,740 non-qualified 10-year term options to purchase the Company’s common stock to its executive officers. As of December 31, 2014, 1,750,806 options remain outstanding. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $5.86 to $13.23 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $695,000 and $6,000 for the years ended December 31, 2014 and 2013, respectively. As of December 2014, there was approximately $4.3 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.9 years.

Options Issued to Nonemployees for Services Received

The Company has issued options to purchase an aggregate of 106,573 shares of the Company since inception to its consultants under the Plans. Of these, 68,662 options were forfeited or exercised, while 37,911 options remain outstanding as of December 31, 2014. The exercise prices of the outstanding options, as determined by the Company’s Board of Directors, range from $0.72 to $1.14 per share. These outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, the Company granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of  $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. The Company recognized an expense for these services of approximately $13,000 and $8,400 for the years ended December 31, 2014 and December 31, 2013, respectively, within research and development expense in the accompanying Statements of Operations.

F-18

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the year ended December 31, 2014 is set forth below:

	Year ended December 31, 2014
	Low	High
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	51.45%	64.24%
Risk-free interest rate	0.88%	3.04%
Expected term of options	5	10
Stock price	$1.14	$5.86

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

●	Expected volatility. As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected dividend. The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

F-19

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Significant factors, assumptions and methodologies used in determining the estimated fair value of the Company’s common stock

The Company is also required to estimate the fair value of the common stock underlying the Company’s stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The Company’s Board of Directors, with the assistance of management, determined the fair value of the Company’s common stock on each grant date. Option grants are based on the estimated fair value of the Company’s common stock on the date of grant, which is determined by taking into account several factors, including the following:

●	the prices at which the Company sold the Company’s convertible preferred stock and the rights, preferences, and privileges of the convertible preferred stock relative to those of the Company’s common stock, including the liquidation preferences of the convertible preferred stock;

●	important developments in the Company’s operations;

●	the Company’s actual operating results and financial performance;

●	conditions in the Company’s industry and the economy in general;

●	stock price performance of comparable public companies;

●	the estimated likelihood of achieving a liquidity event, such as an IPO or an acquisition of the Company, given prevailing market conditions; and

●	the illiquidity of the common stock underlying stock options.

The table below presents the prices received from sales to third parties of the Company’s common stock and various classes of the Company’s preferred stock from inception to date:

Year	Share Class	Price per Share
2005	Common Stock(a)	$1.79
2006	Series A-2 Preferred Stock(a)(b)	$0.40
2008 – 2009	Series A-3 Preferred Stock(b)	$0.62
2010 – 2013	Series B Preferred Stock(b)	$1.19
2014	Series C Preferred Stock(b)	$1.30

(a)	After giving effect to the Company’s conversion from an LLC to a corporation

(b)	Each share of preferred stock is convertible into shares of the Company’s common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split, which was effected on June 17, 2015.

For options issued from inception to 2013, in determining the estimated fair value of the Company’s common stock, the Company’s Board of Directors, with the assistance of management, used the market approach to estimate the enterprise value of the Company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”) for the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010. The Market Approach is one of the three approaches (along with the Income Approach and Asset Approach) used to estimate enterprise and equity value. The market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if publicly available information exists, are considered in the market approach. Two information points commonly available — company valuation and transaction value — are used for their respective methodologies. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Pubic Companies Method; the Guideline Transactions Method; and the Backsolve Method.

F-20

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Given the early stage of the Company, the Backsolve Method was used to estimate the fair value of the Company’s securities. This method derives an implied market value of invested capital from a transaction involving a company’s own securities. The price of a company’s security that was involved in a recent arms-length transaction is used as a reference point in an allocation of value. The Company first raised additional capital through the sales of the Company’s LLC units. These units later converted into common shares and preferred shares upon the Company’s conversion to a corporation. Subsequent to the Company’s corporation conversion, the Company raised additional capital through the sales of the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred shares at the price of  $0.07, $0.40, $0.62, $1.19, and $1.30, respectively.

The Company valued LLC units and common stock (after converting to a corporation) from inception through 2009 by reference to the Company’s sales of units and/or common stock & preferred stock over the period. Beginning in 2010, the Company valued the Company’s common stock using the Backsolve Method. The Backsolve Method requires considering the rights and preferences of each class of equity and solving for the total market value of invested capital that is consistent with a recent transaction in the Company’s own securities, considering the rights and preferences of each class of equity. However, management has decided that the liquidation preferences between the Company’s preferred shares and common shares are immaterial for a pre-revenue company.

Per the AICPA Guide, the Backsolve Method is generally the most reliable indicator of value of early-stage enterprises with no product revenue or cash flow, if relevant and reliable transactions have occurred in the Company’s equity securities. This methodology is also prescribed by the AICPA when a valuation is conducted in close proximity to the date of a financing transaction, and when other methodologies are deemed less reliable.

The stage of development of the Company’s compound was reflected in the Company’s selection of the term and volatility estimates used in the analysis. The estimate of the term considers the Company’s existing cash runway and the time to the next potential financing or liquidity event, while the volatility estimate reflects the relative riskiness of the Company’s equity securities (or asset base) relative to the general stock market.

Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the option-pricing method. The premise of this method is that the transaction implied a market price for a share which in turn implied values for the other classes of equity based on relative claims on equity value, such as liquidation preferences and conversion rights. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $15.5 million, $14.4 million, and $8.9 million, of which approximately $819,000, $870,000, and $670,000 were allocated to the total value of common stock as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.

On the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, after estimating the market value of invested capital, the Company allocated it to the various equity classes comprising the subject company’s capitalization table. This process ultimately results in creating a final estimate of value for the subject company’s underlying equity interests. While there are many different value allocation methods, these various methods can be grouped into three general categories as defined by the AICPA Guide, one of which is the Option-Pricing Method (OPM).

The Company used the OPM to allocate market value of invested capital to the various equity classes and debt comprising the Company’s capitalization structure. The Company chose the OPM over other acceptable methods due to the complex capital structure, the uncertainty related to market conditions, and the lack of visibility on an imminent exit event. Under the OPM, each equity class is modeled as a call option with a distinct claim on the equity of the Company. The option’s exercise price is based on the Company’s total equity value available for each participating equity holder. The characteristics of each equity class determine the equity class’ claim on the total equity value. By constructing a series of options in which the exercise price is set at incremental levels of value, which correspond to the equity value necessary for each level of equity to participate, the Company determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series.

F-21

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The OPM relies on the Black-Scholes option-pricing model to value the call options on the Company’s invested capital. The following inputs were applied in the Black-Scholes calculations of the OPM:

	Valuation Dates
	November 7, 2013	July 31, 2012	December 31, 2010
Risk-free rate	0.55%	0.57%	2.01%
Maturity (years)	3.00	4.00	5.00
Volatility	58.00%	61.00%	61.00%

Discounts ranging from 35.8% to 40% were applied for lack of control and lack of marketability for the common stock. The calculation resulted in a fair value for the common stock of  $1.17, $1.19, and $1.03 per share as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.

For options issued in 2014, given the Company’s distinct possible exit scenarios of an initial public offering, the Company used the probability weighted expected return method (PWERM) to estimate the fair value of the Company’s common equity. Under this method, an analysis of future values of a company is performed for several likely liquidity scenarios. The value of the common stock is determined for each scenario at the time of each future liquidity event and discounted back to the present using a risk-adjusted discount rate. The present values of the common stock under each scenario are then weighted based on the probability of each scenario occurring to determine the value for the common stock. The Company’s management determined the probability weighting of potential liquidity events to be 45% for an initial public offering and 55% for other scenarios, which represents all other likely outcomes for the Company.

Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the use of OPM. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $25.2 million, of which approximately $1.4 million was allocated to the total value of common stock as of the Company’s valuation date of October 31, 2014.

Given the lack of marketability for the common stock, the Company applied a discount of 21.4% for using the average strike put option approach. This resulted in a probability weighted common share value, after adjustment, of  $5.86 per share as of valuation date of October 31, 2014.

Stock-based Compensation Summary Tables

Information regarding the Company’s stock option grants to the Company’s employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:

Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 – $0.79	$4.43	$3.71 – $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 – $1.30	$1.14	$0.00
2014	1,626,740	$5.86 – $13.23	$5.86	$0.00

F-22

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

The following represents a summary of the options granted to employees and non-employees outstanding at December 31, 2014 and changes during the period then ended:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2013	226,793	$1.083
Granted	1,626,740	7.722
Exercised/Expired/Forfeited	(64,816)	(0.888)
Outstanding at December 31, 2014	1,788,717	$7.128
Exercisable at December 31, 2014	162,237	$4.053
Expected to be vested	1,626,480	$7.434

NOTE 9 — Related Party Transactions

A director of the Company is a managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture Partners GP, L.P., which holds a significant investment in the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock.

Prior to and during his employment with the Company, Mr. Ira Ritter served as CEO of Andela Group Inc, (“Andela”) a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. During the years ended December 31, 2014 and 2013, the Company incurred approximately $176,000 and $197,000, respectively, of expenses for services received from Andela, all of which were classified in general and administrative expenses in the Statements of Operations as Mr. Ritter was an employee of the Company at the time of the services.

Other than disclosed, the Company has not entered into or been a participant in any transaction in which a related party had or will have a direct or indirect material interest.

NOTE 10 — INCOME TAXES

As of December 31, 2014, the Company has net operating loss carryforwards of approximately $9.7 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The U.S. federal and state net operating loss carryforwards will begin to expire in 2028.

As of December 31, 2014, the Company has research and development credit carryforwards of approximately $200,000 available to reduce future taxable income, if any, for Federal and state income tax purposes. The Federal credit carryforwards begin to expire in 2028. California credits have no expiration date.

Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2014. The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

F-23

RITTER PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	December 31,
	2014	2013
Statutory U.S. federal rate	34.0%	34.0%
State income tax, net of federal benefit	3.9%	3.9%
Meals & entertainment	(0.3)%	(0.4)%
Others	(0.5)%	(2.8)%
Forward sale of preferred stock	(2.3)%	0.0%
Non-cash interest on conversion	(2.8)%	0.0%
Valuation allowance	(32.0)%	(34.7)%
Provision for income taxes	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of December 31,
	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$3,675,012	$3,306,227
Patent costs	318,652	243,722
Capitalized interest	85,568	8,518
Accrued vacation	10,237	6,192
Research and development credit	200,482	73,484
Stock based compensation	383,381	115,314
Other	4,460	4,828
Gross deferred tax assets	4,677,792	3,758,285
Valuation allowance	(4,677,792)	(3,758,285)
Net deferred tax assets	$—	$—

In 2009 the Company adopted the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The adoption of this guidance did not have a material impact on the Company’s financial statements. The Company did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2014 and 2013, respectively.

The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2014.

The Company does not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2014.

The Company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

NOTE 11 — SUBSEQUENT EVENTS

On March 26, 2015, the Company exercised its option to put 1,469,994 shares of the Company’s Series B to KPM (see Note 7).

The Company has evaluated subsequent events through April 24, 2015, which is the date the financial statements were available to be issued.

F-24

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,244,741	$2,747,248
Prepaid expenses	303,073	57,115
Total current assets	16,547,814	2,804,363
Other assets	15,624	10,331
Deferred offering costs	—	143,454
Property and equipment, net	14,250	5,172
Total Assets	$16,577,688	$2,963,320
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$836,953	$1,083,597
Accrued expenses	296,109	168,635
Other liabilities	—	2,518
Total current liabilities	1,133,062	1,254,750
Preferred stock subject to redemption, $0.001 par value, no shares authorized, issued and outstanding as of September 30, 2015; 16,378,646 shares authorized, 13,399,668 shares issued and outstanding as of December 31, 2014	—	16,203,612
Stockholders’ deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no share issued and outstanding as of September 30, 2015; 8,887,500 shares authorized, issued and outstanding as of December 31, 2014	—	8,888
Common stock, $0.001 par value; 25,000,000 shares authorized, 7,792,433 shares issued and outstanding as of September 30, 2015; 50,000,000 shares authorized, 465,378 shares issued and outstanding as of December 31, 2014	7,792	465
Additional paid-in capital	40,296,961	3,399,924
Accumulated deficit	(24,860,127)	(17,904,319)
Total stockholders’ deficit	15,444,626	(14,495,042)
Total Liabilities and Stockholders’ Deficit	$16,577,688	$2,963,320

See accompanying notes to unaudited condensed financial statements

F-25

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Elided September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Operating costs and expenses
Research and development	$1,505,116	$57,745	$1,584,086	$69,161
Patent costs	47,611	29,891	160,033	94,055
General and administrative	1,555,938	166,301	4,860,676	763,388
Total operating costs and expenses	3,108,665	253,937	6,604,795	926,604

Operating loss	(3,108,665)	(253,937)	(6,604,795)	(926,604)

Other income (expense)
Interest income (expense), net	18,853	(12,471)	23,157	(17,210)
Other income	9,590	-	16,682	-
Total other income (expense)	28,443	(12,471)	39,839	(17,210)

Net loss	$(3,080,222)	$(266,408)	$(6,564,956)	$(943,814)

Cumulative preferred stock dividends	-	147,128	327,569	441,913
Accretion of discount on Series C preferred stock	-	-	63,283	-
Net loss applicable to common stockholders	$(3,080,222)	$(413,536)	$(6,955,808)	$(1,385,727)

Net loss per common share - basic and diluted	$0.40	$(0.92)	$(2.35)	$(3.07)

Weighted average common shares outstanding - basic and diluted	7,792,050	451,393	2,961,263	451,393

See accompanying notes to unaudited condensed financial statements

F-26

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(6,564,956)	$(943,814)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,022	3,175
Stock based compensation	2,432,045	3,448
Accretion of debt discount	—	6,416
Prepaid forward sale to supplies (Note 5)	416,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(245,958)	(54,921)
Other assets	(5,293)	5,033
Accounts payable	(246,644)	90,545
Accrued expenses	(86,087)	4,734
Other liabilities	(2,698)	(1,159)
Net cash used in operating activities	(4,302,569)	(886,543)
Cash flows from investing activities
Purchase of property and equipment	(10,100)	(1,166)
Net cash used in investing activities	(10,100)	(1,166)
Cash flows from financing activities
Commissions and issuance costs of initial public offering	(2,194,375)	—
Proceeds from issuance of shares upon closing of initial public offering	20,000,000	—
Proceeds from exercising of stock options on common stock	4,537	—
Bank overdraft	—	11,483
Net proceeds of borrowing under notes payable	—	455,000
Repayment of note payable	—	(27,000)
Net cash provided by financing activities	17,810,162	439,483
Net increase (decrease) in cash	13,497,493	(448,226)
Cash at beginning of period	2,747,248	448,226
Cash at end of period	$16,244,741	$—
Non-cash financing activities:
Accrual of commissions and issuance costs of the initial public offering	$213,561	$—
Deferred offering costs reclassified to additional paid-in capital	$665,603	$—
Conversion of all outstanding preferred stock into common stock	$8,888	$—
Conversion of all outstanding preferred stock subject to redemption into common stock	$16,594,464	$—
Common stock subject to repurchase	$180	$—
Cumulative preferred stock dividends	$327,569	$441,913
Accretion of Series C	$63,283	$—
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

See accompanying notes to unaudited condensed financial statements

F-27

RITTER PHARMACEUTICALS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Ritter Pharmaceuticals, Inc. (“Ritter” or the “Company”) is a Delaware corporation headquartered in Los Angeles, California. The Company was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC, and converted into a Delaware corporation on September 16, 2008.

Ritter Pharmaceuticals, Inc. develops therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. The Company conducts human gut health research by exploring metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics. The Company’s lead compound, RP-G28 is currently under development for the treatment of lactose intolerance. There currently is no drug approved by the Food and Drug Administration (“FDA”) for the treatment of lactose intolerance, a debilitating disease that affects over 1 billion people worldwide.

On June 24, 2015, the Company’s registration statement on Form S-1 (File No. 333-202924) relating to its initial public offering of its common stock was declared effective by the Securities and Exchange Commission (“SEC”). The shares began trading on the NASDAQ Capital Market on June 24, 2015. The initial public offering closed on June 29, 2015, and 4,000,000 shares of common stock were sold at an initial public offering price of $5.00 per share.

The Company paid to the underwriters underwriting discounts and commissions of approximately $1.6 million in connection with the offering. In addition, the Company incurred expenses of approximately $1 million in connection with the offering. Thus, the net offering proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $17.4 million.

NOTE 2 — BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. All common share amounts and per share amounts reflected in this Registration Statement on Form S-1 have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.

The accompanying interim period unaudited condensed financial statements have also been prepared in accordance with GAAP and applicable rules and regulations of the SEC regarding interim financial reporting. The condensed balance sheet as of September 30, 2015, the condensed statements of operations for the three and nine months ended September 30, 2015 and 2014, and the condensed statements of cash flows for the nine months ended September 30, 2015 and 2014, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position, operating results and cash flows for the periods presented. The condensed balance sheet at December 31, 2014 has been derived from audited financial statements included in the Registration Statement on Form S-1 declared effective by the SEC on June 24, 2015. The results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results expected for the full fiscal year or any other period.

The accompanying interim period unaudited condensed financial statements and related financial information included in this Registration Statement on Form S-1 should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Registration Statement on Form S-1 declared effective by the SEC on June 24, 2015.

The Company currently operates in one business segment focusing on the development and commercialization of RP-G28. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

F-28

Liquidity

At September 30, 2015, after consummation of the Company’s initial public offering, the Company had working capital of approximately $15.4 million, an accumulated deficit of approximately $24.9 million, and cash and cash equivalents of approximately $16.2 million. The Company has not generated any product revenues and has not achieved profitable operations. There is no assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and pre-clinical testing, and commercialization of the Company’s products will require significant additional financing.

The Company believes that its existing cash will be sufficient to enable the Company to continue as a going concern for at least the next twelve months. However, the Company will need to secure additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of its planned research and development activities. If the Company is unable to obtain additional financing or generate license or product revenue, the lack of liquidity could have a material adverse effect on the Company’s future prospects.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are disclosed in Note 3 of the audited financial statements for the year ended December 31, 2014 included in this Registration Statement on Form S-1. Since the date of such financial statements, there have been no changes to the Company’s significant accounting policies, other than those detailed below.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental banking, legal and accounting fees relating to the initial public offering of the Company’s common stock, are capitalized within long term assets. The deferred offering costs were reclassified to additional paid-in capital upon the consummation of the offering on June 29, 2015.

Net Loss Per Share

The Company determines basic loss per share and diluted loss per share in accordance with the provisions of Accounting Standards Codification (“ASC”) 260, “Earnings per Share.” Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period. Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2015 Equity Incentive Plan (described in Note 8) and warrants on the Company’s common stock (described in Note 7) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and requires related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

F-29

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Life	September 30, 2015	December 31, 2014
Computers and equipment	5 years	$6,636	$5,487
Furniture and fixtures	7 years	13,221	4,270
Total property and equipment		19,857	9,757
Accumulated depreciation		(5,607)	(4,585)
Total property and equipment, net of accumulated depreciation		$14,250	$5,172

Depreciation expense of approximately $400 and $600 was recognized for the three months ended September 30, 2015 and 2014, respectively, and approximately $1,000 and $3,000 for the nine months ended September 30, 2015 and 2014, respectively and is classified in general and administrative expense in the accompanying Unaudited Condensed Statements of Operations.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Employment Agreements

Michael Step

On December 2, 2014, Michael Step accepted an offer letter from the Company setting forth the terms of his employment as Chief Executive Officer. The offer letter provides that Michael Step is entitled to an annual base salary of $360,000 and a total of three grants of options to purchase the Company’s common stock.

The first two options entitle Michael Step to purchase 646,537 and 73,777 of the Company’s shares, respectively, for an exercise price of $5.86 per share. Each of these options was immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Michael Step’s employment with the Company for any reason. This right of repurchase lapses over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment under certain circumstances.

The third option became exercisable upon the closing of the Company’s initial public offering on June 29, 2015. The option is for a total of 163,799 shares of the Company’s common stock, which, together with the shares subject to the first option, represents 7.5% of the shares of common stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis after giving effect to the number of shares subject to the third option. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by the Company upon termination of Michael Step’s employment for any reason. This right of repurchase lapses with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option became exercisable. In addition, the right of repurchase will lapse in its entirety upon Michael Step’s termination of employment under certain circumstances. Additionally, under the terms of his Executive Severance and Change in Control Agreement, also effective on December 2, 2014, Michael Step is entitled to receive certain payments in the event his employment is terminated under certain scenarios.

Andrew Ritter and Ira Ritter

On September 25, 2013, the Company’s Board of Directors approved the Executive Compensation Plan (the “Compensation Plan”) setting forth certain compensation to be paid to Andrew Ritter, the Company’s current President and former Chief Executive Officer, and Ira Ritter, the Company’s current Chief Strategic Officer (“CSO”) for their contributions to the Company. Effective June 29, 2015, in connection with the Company’s initial public offering, Andrew Ritter and Ira Ritter accepted offer letters from the Company setting forth the terms of their employment as President and CSO, respectively, of the Company. The offer letters superseded the Compensation Plan.

Their respective offer letters provide that that Andrew Ritter is entitled to an annual base salary of $310,000 and Ira Ritter is entitled to an annual base salary of $295,000. In accordance with his offer letter, Andrew Ritter also became entitled to receive up to $180,000 payable over a three year period for tuition reimbursement. As of September 30, 2015, the Company paid an aggregate of $60,000 and accrued $92,500 in tuition reimbursement for Andrew Ritter and recognized such amount in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations in the three and nine month periods ending September 30, 2015.

F-30

Additionally, under the terms of their Executive Severance and Change in Control Agreements, also effective on June 29, 2015, Andrew Ritter and Ira Ritter are entitled to receive certain payments in the event their employment is terminated under certain scenarios.

Pursuant to their respective offer letters, Andrew Ritter and Ira Ritter each have the opportunity to earn an annual bonus based upon a percentage of their base salary and the achievement of specific performance as determined by the Company. The initial target bonus opportunities are 40% and 35% of the base salary for Andrew Ritter and Ira Ritter, respectively.

Pursuant to the Compensation Plan, as in effect prior to entering into their offer letters, Andrew Ritter and Ira Ritter had bonus opportunities to, upon the satisfaction of the events described below, each potentially receive the following cash payments and each potentially receive the following options to purchase up to 48,951 shares of the Company’s common stock (the “Executive Options”) pursuant to the 2008 Stock Plan:

FDA Meeting Bonus Opportunities. Each executive was entitled to receive, and in April 2013 each executive received, a one-time cash bonus of $10,000 for a milestone associated with meeting with the FDA regarding RP-G28’s path to FDA approval. In addition, upon satisfaction of this milestone, the executives became entitled to 3,496 of the Executive Options. 2,360 shares of the Executive Options vested and became exercisable as of the grant date of September 25, 2013, with the balance of the 1,136 shares vesting ratably in 36 equal monthly installment beginning on September 30, 2013.

Clinical Trial Funding Commitment Bonus Opportunities. Each executive was entitled to receive a one-time cash bonus of $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial; provided, however, that no such bonus would be paid at any time the Company had less than $2,000,000 in available cash. In addition, upon the satisfaction of this milestone, 35% of 10,489 shares of the Executive Options would vest and become exercisable, with the balance of the 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone was satisfied; accordingly, each executive received a bonus of $75,000 which has been recognized in general and administrative expenses in the accompanying Unaudited Condensed Financial Statements.

Fundraising Bonus Opportunities. Each executive was entitled to receive (i) a one-time cash bonus of $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus would be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) would be paid at any time the Company had less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of the Executive Options would vest and become exercisable, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of the Executive Options would vest and become exercisable, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month. The Board of Directors determined that this milestone as described in subsection (ii) above was satisfied upon the closing of the Company’s initial public offering on June 29, 2015 raising approximately $17.4 million, net of offering costs; accordingly, each executive received a bonus of $150,000 which has been recognized in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations in the nine month periods ending September 30, 2015. In addition, 4,895 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 9,091 shares vesting ratably on a monthly basis beginning July 31, 2015.

●	License Event Bonus Opportunities. Each executive was entitled to receive the following bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Compensation Plan by and/or any option to exclusively license such product candidate to a third party (referred to under the Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:

A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined in the Compensation Plan) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Options will vest and become exercisable, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

F-31

A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined in the Compensation Plan); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

As of September 30, 2015, 27,972 of the maximum 48,951 Executive Options potentially issuable to each executive had been issued to each executive subject to the vesting conditions described above.

Research and Development Arrangement

Effective July 24, 2015, the Company entered into an amended Clinical Supply and Cooperation Agreement (the “Amended Supply Agreement”) with Ricerche Sperimentali Montale SpA (“Ricerche”) and Inalco SpA (collectively, “RSM”). The Amended Supply Agreement amends certain terms of the Clinical Supply and Cooperation Agreement, dated December 16, 2009, amended on September 25, 2010 (the “Existing Supply Agreement”).

Under the Existing Supply Agreement, RSM granted the Company an exclusive worldwide option in a specified field and territory to assignment of all right, title and interest to a purified Galacto-oligosaccharides product (“Improved GOS”), the composition of matter of the Improved GOS and any information relating to the Improved GOS, including certain specified technical information and other intellectual property rights (the “Improved GOS IP”). Pursuant to the amended terms, the Company may exercise the option by paying RSM $800,000 within ten days after the effective date of the Amended Supply Agreement. The Company exercised the option on July 30, 2015 and RSM is transferring the Improved GOS IP to the Company. Under the terms of the existing agreement, if a further option payment of $1 million due in the future is not made, the Company may be required to return the Improved GOS IP to RSM.

The Amended Supply Agreement also provides that the Company must pay RSM $400,000 within 10 days following FDA approval of a new drug application for the first product owned or controlled by the Company using Improved GOS as its active pharmaceutical ingredient. In addition, the Company agreed to purchase 350 kilos of Improved GOS for the sum of $250 per kilo for clinical supply of Improved GOS instead of $2,000 per kilo as under the Existing Supply Agreement.

In consideration for RSM entering into the Amended Supply Agreement, the Company will issue 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to RSM. The Shares are to be issued within 90 days of the effective date of the Amended Supply Agreement pursuant to a stock purchase agreement to be negotiated by the parties in good faith. The stock purchase agreement is to include a lock-up agreement by RSM in favor of the Company pursuant to which RSM will not be able to sell the Shares for a period ending on the earlier of (i) the public release by the Company of the final results of its Phase 2b/3 clinical trial of RP-G28 and (ii) the filing of its Form 10-Q with the Securities and Exchange Commission for the fiscal quarter in which the Company receives the results of its Phase 2b/3 clinical trial of RP-G28. The shares will be issued to RSM upon the execution of the stock purchase agreement by

RSM.

The agreement for 100,000 shares issuance to RSM has been recognized pursuant to ASC 815-10-15-9 as a fully prepaid forward sale contract on the Company’s common stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring the Company to issue 100,000 shares of the Company’s common stock for no further consideration. Fair value of these shares as of effective date of the agreement totaling $416,000 was recognized in stockholders’ equity in the Condensed Balance Sheet as of September 30, 2015.

Leases

Until September 30, 2015, the Company leased office and storage space for its headquarters in California pursuant to a two-year agreement which called for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. Rent expense, recognized on a straight-line basis, was approximately $15,000 for each of the three months ended September 30, 2015 and 2014. The Company recognized approximately $45,000 in each of the nine months ended September 30, 2015 and 2014 in rent expense. Rent expense is recorded in general and administrative expenses in the Unaudited Condensed Statements of Operations.

F-32

On July 9, 2015, the Company entered into a lease with Century Park, a California limited partnership, pursuant to which the Company is leasing approximately 2,780 square feet of office space in Los Angeles, California for the Company’s headquarters. The lease provides for a term of sixty-one (61) months, commencing on October 1, 2015. The Company will pay no rent for the first month of the term and base rent of $9,174 per month for months 2 through 13 of the term, with increasing base rent for each twelve month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. The base rent payments do not include the Company’s proportionate share of any operating expenses, including real estate taxes. The Company has the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustments at the beginning of the renewal term. The Company will recognize rent expense in a straight-line basis over the lease term.

Legal

The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

NOTE 6 — STOCKHOLDERS’ EQUITY (DEFICIT) AND PREFERRED STOCK SUBJECT TO REDEMPTION

Common Stock

As of December 31, 2014, the Company was authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share. Effective June 17, 2015, the Company effected a 1-for-7.15 reverse stock split and all common share amounts and per share amounts reflected in this Registration Statement Form S-1 have been adjusted to reflect that reverse stock split. The Company amended and restated its Certificate of Incorporation on June 29, 2015 (“the Amended Certificate”) and reduced the authorized shares of the Company’s common stock to 25,000,000 with a par value of $0.001 per share.

As of September 30, 2015, the Company has a total of 7,792,433 shares of common stock issued and outstanding.

Preferred Stock

The Company’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series and to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.

Pursuant to the Amended Certificate, as of June 29, 2015, the Company was authorized to issue 5,000,000 shares of preferred stock, $0.001 par value per share. Prior to the Amended Certificate and as of December 31, 2014, the Company was authorized to issue 7,200,000 shares, 1,687,500 shares, 4,220,464 shares, 7,658,182 shares, and 4,500,000 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock, respectively, with a par value of $0.001 per share.

Upon the closing of the Company’s initial public offering, all outstanding shares of convertible preferred stock and preferred stock subject to redemption were converted into an aggregate of 3,322,650 shares of common stock. The following provides material terms and certain historical information regarding the Series A-1, Series A-2, Series A-3, Series B and Series C Preferred Stock prior to their conversion to common stock:

●	Redemption. At any time after five years following the date of the initial issuance of the Series A-3, Series B, or Series C preferred stock, as applicable, and at the option of the holders of a majority of the then outstanding shares of Series A-3, Series B, and Series C preferred stock, voting together as a single class, the Company was required to redeem any outstanding shares that have not been converted by paying cash in an amount per share equal to the liquidation preference of $0.62 and $1.30 for the Series A-3 and Series C preferred stock, respectively, and $1.19 per share, plus any accrued but unpaid dividends, for the Series B preferred stock. Given the holders’ redemption option, the Series A-3, Series B, and Series C preferred stock is classified as preferred stock subject to redemption in the accompanying unaudited Condensed Balance Sheets.

F-33

●	Dividends. The holders of outstanding shares of preferred stock were entitled to receive dividends, when, as and if declared by the Company’s Board of Directors. The annual dividend rate was $0.00556 per share for the Series A-1 preferred stock, $0.032 per share for the Series A-2 preferred stock, $0.04957 per share for the Series A-3 preferred stock, $0.09524 per share for the Series B preferred stock, and $0.104 for Series C preferred stock (subject to adjustment). The right to receive dividends on shares of Series B preferred stock was cumulative and the dividends accrue to holders of Series B preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears for the Series B preferred stock was approximately $2 million and $1.7 million as of June 29, 2015 and December 31, 2014, respectively. The right to receive dividends on shares of Series A and Series C preferred stock was not cumulative and no right to such dividends accrued to holders of Series A or Series C preferred stock.

●	Liquidations. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series B and Series C preferred stockholders receive an amount per share equal to the sum of the original purchase price of $1.19 plus all cumulative but unpaid dividends for Series B, and $1.30 for Series C. If upon the liquidation, the available assets are insufficient to permit payments to Series B and Series C holders, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Upon the completion of the distribution to the holders of the Series B and Series C preferred stock, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other capital stock by reason of their ownership of such stock, an amount per share equal to the sum of the original issue price per share of $0.07, $0.40, and $0.62 for Series A-1, Series A-2, and Series A-3 preferred stock, respectively, plus any accrued but unpaid dividends on the preferred stock. Any remaining assets are distributed pro rata among the preferred and common shareholders.

Stock Transactions

Initial Public Offering

On June 29, 2015, the Company closed its initial public offering, selling 4,000,000 shares of the Company’s common stock at an initial public offering price of $5.00 per share, for aggregate gross proceeds to the Company of $20 million. The Company paid to the underwriters underwriting discounts and commissions of approximately $1.6 million in connection with the offering, and approximately $1 million of other expenses in connection with the offering. Effective prior to the closing of the initial public offering, the Company converted all of its outstanding shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred into an aggregate of 3,322,650 shares of the Company’s common stock.

Series C Financing

In December 2014, the Company issued an aggregate of 2,369,228 shares of Series C preferred stock and warrants to purchase an aggregate of 331,358 shares of the Company’s common stock (the “Warrants”), for aggregate gross proceeds of $3,081,893 (the “Series C Financing”). All of these shares of Series C preferred stock were converted into 331,358 shares of the Company’s common stock prior to the closing of the initial public offering. Each Warrant has a term of seven years and provides for the holder to purchase one share of the Company’s common stock at a purchase price of $9.30 per share of common stock. The Warrants are indexed to the Company’s own stock and classified within stockholders’ equity pursuant to ASC 815-40. The gross proceeds were allocated to the Series C preferred stock and Warrants on a relative fair value basis, resulting in a value of $7.83 for the Series C preferred stock. The allocation of proceeds to the Warrants creates a discount of $1.47 in the initial carrying value of the Series C preferred stock, which was recognized as accretion, similar to preferred stock dividends, over the five-year period prior to optional redemption by the holders.

In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock and Warrants as follows:

●	$535,000 unpaid principal plus accrued interest of $18,342 on convertible notes converted into 567,529 shares of Series C preferred stock, which was later converted into 79,374 shares of the Company’s common stock, and 79,374 Warrants

●	$70,000 unpaid principal plus accrued interest of $537 on note payable extinguished and converted into 54,259 shares of Series C preferred stock, which was later converted into 7,589 shares of the Company’s common stock and 7,589 Warrants

Notes with an unpaid principal balance of $535,000 were converted into shares of Series C preferred stock and warrants to purchase shares of common stock at 75% of the price paid by other purchasers of the Series C Financing. The Company recognized additional interest expense of $184,445 upon conversion, calculated as the fair value of incremental shares and warrants received by the holders compared to converting the outstanding debt and accrued interest at 100% of the price paid by purchasers of the Series C Financing. The note with an unpaid principal balance of $70,000 was exchanged for shares of Series C preferred stock and warrants to purchase shares of common stock at a price per share equal to the price per share paid by purchasers of the Series C Financing. As such, there was no gain recognized or loss incurred upon extinguishment of the note in 2014.

F-34

Prepaid Forward Sale of Preferred Stock

On November 30, 2010, the Company concurrently entered into a Research and Development Agreement & License (“R&D Agreement”) and a Put and Call Option Agreement (“Option Agreement”) with two commonly controlled entities, Kolu Pohaku Technologies, LLC (“KPT”) and Kolu Pohaku Management, LLC (“KPM”). The R&D Agreement was subsequently amended on July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by the Company.

Research and Development Agreement & License

The R&D Agreement between the Company and KPM and KPT, a Qualified High Technology Business within the meaning of Hawaii Revised Statutes, called for KPT to make a series of payments to the Company totaling $1,750,000 in exchange for the Company performing research and development activities in Hawaii for the benefit of KPT (referred to herein as the KP Research). The KP Research consisted of the initial phase of research, including the conduct of Phase II clinical trials in Hawaii for RP-G28. Pursuant to the terms of the R&D Agreement, the Company maintained ownership of the results of the Company’s ongoing research related to RP-G28, but KPT maintained ownership of the results of the KP Research. Inventions, developments and improvements arising out of the KP Research were owned by KPT. Under the terms of the R&D Agreement, the Company would bear any costs involved in obtaining patents for any inventions, developments or improvements resulting from the Research Project. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, as they are generated under this R&D Agreement, the Company agreed to pay a quarterly royalty payment to KPT of $32,000 commencing March 31, 2015 and continuing through December 31, 2035 or until such time as the KPM put or call option (as described below) was exercised. On March 26, 2015, the Company exercised the KPM put option and issued 1,469,994 shares of Series B preferred stock to KPM, resulting in the full satisfaction of the Company’s obligation to make royalty payments to KPT.

Option Agreement

Pursuant to the terms of the KPM Option Agreement, the Company had the right to put 1,469,994 shares of the Company’s Series B Preferred Stock (“Series B”) to KPM and KPM had the option to call the same amount of shares of Series B from the Company at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to the Company under the R&D Agreement by the Series B original issue price of $1.19. Exercise of the put or call option would result in full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and KPT’s right, title and interest in the research conducted pursuant to the R&D Agreement would become the property of the Company. On March 26, 2015, the Company exercised its right to the KPM put option and issued 1,469,994 shares of Series B preferred stock to KPM. Pursuant to the terms of the KPM Option Agreement, this resulted in the full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and also resulted in the termination of the R&D Agreement and all of KPT’s right, title and interest in and to the KP Research, which rights now belong to the Company.

The R&D Agreement and the put or call option have been recognized on a combined basis, pursuant to ASC 815-10-15-9, as a fully prepaid forward sale contract on the Company’s Series B preferred stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring the Company to issue 1,469,994 shares of the Company’s Series B for no further consideration. Payments received by the Company, totaling $1,750,000, are recognized as preferred stock subject to redemption in the Condensed Balance Sheet as of December 31, 2014. The Company converted these shares into an aggregate of 205,593 shares of the Company’s common stock upon the closing of the IPO.

As described in Note 6, in 2014, the Company issued seven-year warrants (the “Warrants”) to investors for the purchase of 418,321 shares of the Company’s common stock at an exercise price of $9.30 per share.

The Company analyzed the Warrants in accordance with ASC Topic 815 to determine whether the Warrants meet the definition of a derivative and, if so, whether the Warrants meet the scope exception that provides for equity classification of derivative instruments issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity. The Company concluded these Warrants should be classified as equity since they contain no provisions, which would require recognition as a liability.

F-35

The following represents a summary of the warrants outstanding at September 30, 2015 and changes during the period then ended:

	Weighted Average	Weighted &Average
Warrants	Exercise Price	Exercise Price
Outstanding at December 31, 2014	418,321	$9.30
	-	-
Granted	-	-
Outstanding at September 30, 2015	418,321	$9.30
Exercisable at September 30, 2015	418,321	$9.30

NOTE 8 — STOCK-BASED COMPENSATION

Terms of the Company’s share-based compensation are governed by the Company’s 2015 Equity Incentive Plan, 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”.) The Plans permit the Company to grant non-statutory stock options, incentive stock options and other equity awards to the Company’s employees, outside directors and consultants; however, incentive stock options may only be granted to the Company’s employees. Beginning June 29, 2015, no further awards may be granted under the 2009 Stock Plan or 2008 Stock Plan. As of September 30, 2015, the aggregate number of shares of common stock available for issuance under the 2015 Equity Incentive Plan is 206,448. However, to the extent awards under the 2008 Plan or 2009 Plan are forfeited or lapse unexercised or are settled in cash, the common stock subject to such awards will be available for future issuance under the 2015 Equity Incentive Plan.

The exercise price for an option issued under the Plans is determined by the Board of Directors, but will be (i) in the case of an incentive stock option (A) granted to an employee who, at the time of grant of such option, is a 10% stockholder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans shall vest as determined by the Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation

Pursuant to the terms of the Plans, from inception to December 31, 2013, the Company issued options to purchase an aggregate of 206,172 shares to its executive officers and employees of the Company. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions described in Note 5. In addition, the Company granted additional non-qualified 10-year term options to its executive officers to purchase an aggregate of 1,790,540 shares of the Company’s common stock in December 2014. As of December 31, 2014, an aggregate of 82,107 options were expired or exercised, and an aggregate of 1,914,605 options issued to executive officers and employees remained outstanding.

During the nine months ended September 30, 2015, no additional options were granted and an aggregate of 41,958 options to purchase the Company’s common stock were automatically terminated due to certain performance conditions not being met. As of September 30, 2015, the Company has a total of 1,872,647 options issued to its executive officers and employees outstanding.

The Company recognized stock based compensation expense for these services within general and administrative expense in the accompanying Unaudited Condensed Statements of Operations of approximately $2.4 million and $2,500 for the nine months ended September 30, 2015 and 2014, respectively. As of September 30, 2015, there was approximately $2.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.6 years.

In addition to annual cash compensation payable to the Company’s non-employee directors for their services on the Board and its committees, the Board of Directors determined to award non-employee director an option to acquire 10,000 shares of the Company’s common stock to vest 25% upon the first anniversary of the nonemployee director’s approximate date of joining the Board of Directors with the remaining options vesting monthly in equal amounts over 36 months. As of September 30, 2015, no stock based compensation had been granted to the nonemployee directors.

F-36

Options Issued to Nonemployees for Services Received

From inception to September 30, 2015, the Company issued options to consultants to the Company to purchase an aggregate of 106,573 shares of the Company’s common stock under the Plans. Of these, 73,985 options were forfeited or exercised, and 32,588 options remain outstanding as of September 30, 2015. The exercise prices of the outstanding options, as determined by the Company’s Board of Directors, range from $0.72 to $1.14 per share. These outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, the Company granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. The Company recognized stock based compensation expense for these services of approximately $700 and $1,000 for the nine months ended September 30, 2015 and 2014, respectively, within research and development expense in the accompanying Unaudited Condensed Statements of Operations.

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

Stock-based compensation expense to non-employees affects the Company’s general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the three months and nine months ended September 30, 2015 and 2014 are set forth below:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Expected dividend yield	(1)	0.00%	0.00%	0.00%
Expected stock-price volatility	(1)	56.12% - 64.24%	51.45% - 67.08%	55.32% - 64.24%
Risk-free interest rate	(1)	0.94% - 2.58%	0.77% - 2.07%	0.94% - 3.04%
Term of options	(1)	10	10	10
Stock price	(1)	$5.86	$5.86	$1.17 - $5.86

(1) During the three months ended September 30, 2015, the Company has no unvested options for non-employees and no new option was granted to either employees and non-employees during the period.

●	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

●	Expected stock-price volatility. As the Company’s common stock only recently became publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

F-37

Stock-based Compensation Summary Tables

Information regarding the Company’s stock option grants to the Company’s employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:

Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 - $0.79	$4.43	$3.71 - $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 - $1.30	$1.14	$0.00
2014	1,626,740	$5.86 - $13.23	$5.86	$0.00

The following represents a summary of the options granted to employees and non-employees outstanding at September 30, 2015 and changes during the period then ended:

		Weighted Average
	Options	Exercise Price
Outstanding at December 31, 2014	1,952,516	$7.022
Granted	-	-
Exercised/ Expired/ Forfeited	(47,281)	(1.249)
Outstanding at September 30, 2015	1,905,235	$7.165
Exercisable at September 30, 2015	584,960	$5.202
Expected to be vested	1,320,275	$8.034

NOTE 9 — RELATED PARTY TRANSACTIONS

A director of the Company is a managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture Partners GP, L.P., which held a significant investment in the Company’s Series A-2, Series A-3, Series B, and Series C preferred stock that was converted to common stock prior to the Company’s initial public offering. Two directors of the Company have acted as a managing director of Stonehenge Partners LLC, which held a significant investment in the Company’s Series A-1 preferred stock and also held investments in the Company’s Series A-2 and Series B preferred stock that was converted to common stock prior to the Company’s initial public offering.

Prior to and during his employment with the Company, Mr. Ira Ritter served as CEO of Andela Group Inc., (“Andela”) a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. The Company incurred no expenses for services received from Andela during the three months and nine months ended September 30, 2015, and approximately $48,000 and $146,000, respectively, during the three months and nine months ended September 30, 2014, all of which were classified in general and administrative expenses in the Unaudited Condensed Statements of Operations.

Other than disclosed, the Company has not entered into or been a participant in any transaction in which a related party had or will have a direct or indirect material interest.

F-38

1,577,699 Shares
Common Stock

 PROSPECTUS

December    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All the amounts shown are estimates except the SEC registration fee.

Total
SEC registration fee	$299
Printing and engraving expenses	$10,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
NASDAQ listing fee	$5,000
Transfer agent and registrar fees	$5,000
Miscellaneous fees and expenses	$4,701
Total	$100,000

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ritter Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 30 days after we receive a written claim for such indemnification, our certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	from any transaction from which the director derived an improper personal benefit.

II-1

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. The following issuances have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock. Preferred share issuances referred to below are as of their date of issuance. The preferred stock described below converted into shares of our common stock on a 7.15-for-1 basis prior to the closing of our initial public offering.

(a) Issuances of Capital Stock

In November 2013, we entered into a Series B Preferred Stock Purchase Agreement with certain investors raising approximately $500,000, selling 419,995 shares of Series B preferred stock. Also in November 2013, we converted a total of approximately $135,000 in convertible notes, including accrued interest of approximately $9,000, into 103,235 shares of Series B preferred stock.

On December 4, 2014, we issued an aggregate of 1,149,397 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 160,754 shares of our common stock to certain investors, including Javelin and Javelin SPV, in the Initial Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by the investors was approximately $1.31 million (consisting of cash and cancellation of certain promissory notes issued in 2014, as described below).

On December 8, 2014, we issued an aggregate of 1,833,927 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 256,493 shares of our common stock to Javelin SPV in our Second Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by Javelin was approximately $2.39 million.

On December 19, 2014, we issued an aggregate of 7,692 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 1,075 shares of our common stock to one investor in our Third Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by the investor was $10,007.

As consideration for Ricerche Sperimentali Montale SpA, or RSM, entering into Amendment No. 2 to the Clinical Supply and Cooperation Agreement, on November 30, 2015, we issued 100,000 shares of common stock to RSM pursuant to a stock purchase agreement, dated as of November 30, 2015.

On December 18, 2015, we entered into the Common Stock Purchase Agreement with Aspire Capital Fund, LLC, or Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth in the agreement, Aspire Capital is committed to purchase up to an aggregate of $10.0 million shares of our common stock, or the Purchase Shares, over the 30-month term of the agreement. Pursuant to the terms of this agreement, Aspire Capital purchased 500,000 shares of our common stock at $2.00 per share and we issued 188,864 shares of our common stock to Aspire Capital in consideration for entering into the agreement. The Purchase Shares may be sold by us to Aspire Capital on any business day we select in two ways: (i) through a regular purchase of up to 100,000 shares at a known price based on the market price of our common stock prior to the time of each sale, and (ii) through a VWAP purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lesser of the closing sale price or 97% of the volume weighted average price for such purchase date.

Except with respect to the Aspire Capital transaction, no underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act, except for the securities that have been issued to or will be issued to Aspire Capital, which are being registered for sale by Aspire Capital in this prospectus.

II-2

(b) Promissory Notes

In November 2013, we converted $37,500 of accounts payable into a note payable resulting from a compromise settlement with a vendor to complete satisfaction of all rights, claims, causes of action, indebtedness, and assertions that the vendor may have against us. The note payable had a term of one year and required payments of  $3,000 per month. The note payable had no stated interest rate and, due to the short-term nature of the note, we did not impute interest on the note. The outstanding balance of the note was $31,500 as of December 31, 2013. This note payable was fully paid during 2014.

We issued two subordinated convertible notes with principal amounts of $25,000 and $350,000 on May 23, 2014, an $80,000 principal amount subordinated convertible note on September 8, 2014, and an $80,000 principal amount subordinated convertible note on October 20, 2014, which notes bore interest at a rate of 8% per annum until paid in full. Each of these notes was converted into shares of Series C preferred stock in the Series C Financing.

In addition, we issued a $70,000 principal amount unsecured promissory note on October 9, 2014. This note bore interest at a rate of 5% per annum until paid in full. This note was converted into shares of Series C preferred stock in the Series C Financing.

No underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

(c) Grants and Exercises of Stock Options

Since December 1, 2011, we have granted stock options to purchase an aggregate of 1,786,759 shares of our common stock, with 62,116 of such stock options having an exercise price of  $1.14 per share (of which 33,855 have forfeited as of December 31, 2014), 1,066,567 of such stock options having an exercise price of  $5.86 per share, 97,902 of such stock options having an exercise price of  $1.27, 280,086 of such stock options having an exercise price of  $9.29, and 280,086 of such stock options having an exercise price of  $13.22 per share to employees and non-employees pursuant to our stock plans.

As described in the section above entitled “Outstanding Equity Awards at Fiscal Year-End,” we also granted an option to Michael Step on December 2, 2014 for a number of shares of common stock as would, together with the 646,537 shares subject to the option granted to Mr. Step on December 2, 2014, represent in the aggregate 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis as of the date that we raised in the aggregate a minimum of  $15,000,000 in one or more private and/or public offerings, or a Qualified Financing, after giving effect to (i) the issuance of the shares issued in the Qualified Financing, (ii) the issuance of this option, and (iii) any adjustments. This option became exercisable upon the closing of our initial public offering on June 29, 2015. Pursuant to the terms of the agreement, the option is exercisable for a total of 163,799 shares of our common stock, which, together with the shares subject to an option granted to Mr. Step on December 2, 2014 to purchase 646,537 shares, represents 7.5% of the shares of common stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis, after giving effect to the number of shares subject to this option.

No underwriters were used in the foregoing transactions. The securities were issued in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a compensatory benefit plan or contract relating to compensation. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

(d) Prepaid Forward Sale of Preferred Stock

On November 30, 2010, we concurrently entered into a Research and Development Agreement & License, or the R&D Agreement, and a Put and Call Option Agreement, or the KPM Option Agreement, with two commonly controlled entities, Kolu Pohaku Technologies, LLC, or KPT, and Kolu Pohaku Management, LLC, or KPM. The agreement was subsequently amended on, July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by us.

Pursuant to the terms of the KPM Option Agreement, we had the right to put to KPM and KPM had the right to call from us 1,469,994 shares of our Series B preferred stock at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to us under the R&D Agreement by the Series B preferred stock original issue price of $1.19 per share. On March 26, 2015, we exercised our right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM.

II-3

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not required or is shown either in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the 31st day of December, 2015.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Michael D. Step
Name:	Michael D. Step
Title:	Chief Executive Officer

We the undersigned officers and directors of Ritter Pharmaceutics, Inc., hereby severally constitute and appoint Michael D. Step, Andrew J. Ritter and Ira E. Ritter, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ritter Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, ands all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 31st day of December, 2015.

Signature	Title	Date

/s/ Michael D. Step	Chief Executive Officer and Director	December 31, 2015
Michael D. Step	(Principal Executive Officer)

/s/ Ellen Mochizuki	Vice President Finance	December 31, 2015
Ellen Mochizuki	(Principal Financial and Accounting Officer)

/s/ Ira E. Ritter	Executive Chairman, Chief Strategic Officer	December 31, 2015
Ira E. Ritter	and Director

/s/ Andrew J. Ritter	President and Director	December 31, 2015
Andrew J. Ritter

/s/ Noah Doyle	Director	December 31, 2015
Noah Doyle

/s/ Matthew W. Foehr	Director	December 31, 2015
Matthew W. Foehr

/s/ Paul V. Maier	Director	December 31, 2015
Paul V. Maier

/s/ Gerald T. Proehl	Director	December 31, 2015
Gerald T. Proehl

II-5

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015
3.2	Amended and Restated Bylaws of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.2	7/1/2015
4.1	Form of Common Stock Certificate of Ritter Pharmaceuticals, Inc.	S-1/A	333-202924	4.1	5/22/2015
4.2	Amended and Restated Investors’ Rights Agreement, dated as of November 17, 2010, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.2	3/23/2015
4.3	Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement, dated as of January 13, 2011, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.3	3/23/2015
4.4	Amendment No. 2 to the Amended and Restated Investors’ Rights Agreement, dated as of February 6, 2012, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.4	3/23/2015
4.5	Amendment No. 3 to the Amended and Restated Investors’ Rights Agreement, dated as of December 4, 2014, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.5	3/23/2015
4.6*	Amendment No. 4 to the Amended and Restated Investors’ Rights Agreement, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein
4.7*	Form of Common Stock Purchase Warrant
4.8	Form of Representative’s Warrant Agreement	S-1/A	333-202924	4.7	5/8/2015
4.9	Registration Rights Agreement, dated December 18, 2015, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund, LLC	8-K	001-37428	4.1	12/21/2015
5.1*	Opinion of Reed Smith LLP
10.1	Office Lease, dated June 25, 2013, by and between Douglas Emmett 1997, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.1	5/8/2015
10.2+	Offer Letter, dated December 2, 2014, by and between Michael D. Step and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.2	5/8/2015
10.3+	Executive Compensation Plan	S-1	333-202924	10.3	5/8/2015
10.4+	Executive Severance & Change in Control Agreement, dated October 1, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.4	5/8/2015
10.5+	2008 Stock Plan	S-8	333-207709	99.1	10/30/15
10.6+	2009 Stock Plan	S-1	333-202924	10.6	3/23/2015
10.7+	2015 Equity Incentive Plan	S-8	333-207709	99.3	10/30/15
10.8+	Form of Notice of Grant of Stock Option under the 2015 Equity Incentive Plan	S-8	333-207709	99.4	10/30/15
10.9+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.8	5/8/2015
10.10+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.9	5/8/2015

10.11+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.10	5/8/2015
10.12+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.11	5/8/2015
10.13+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.12	5/8/2015
10.14+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.13	5/8/2015
10.15+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.14	5/8/2015
10.16+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.15	5/8/2015
10.17+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.16	5/8/2015
10.18	Research and Development Agreement & License, dated November 30, 2010, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.17	5/8/2015
10.19	Amendment No. 1 to Research and Development Agreement & License, dated July 6, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.18	5/8/2015
10.20	Amendment No. 2 to Research and Development Agreement & License, dated September 30, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.19	5/8/2015
10.21	Amendment No. 3 to Research and Development Agreement & License, dated February 6, 2012, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.20	5/8/2015
10.22	Amendment No. 4 to Research and Development Agreement & License, dated November 4, 2013, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.21	5/8/2015
10.23	Put and Call Option Agreement, dated November 30, 2010, by and between Kolu Pohaku Technologies, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.22	5/8/2015
10.24	Subordinated Convertible Promissory Note to SJ Investment Company, LLC, dated May 23, 2014, in the principal amount of $25,000.00	S-1	333-202924	10.23	5/8/2015
10.24	Subordinated Convertible Promissory Note to Javelin Venture Partners, L.P., dated May 23, 2014, in the principal amount of $350,000.00	S-1	333-202924	10.24	5/8/2015
10.26	Subordinated Convertible Promissory Note to Javelin Venture Partners, L.P., dated September 8, 2014, in the principal amount of $80,000.00	S-1	333-202924	10.25	5/8/2015
10.27	Unsecured Promissory Note to Javelin Venture Partners, L.P., dated October 9, 2014, in the principal amount of $70,000.00	S-1	333-202924	10.26	5/8/2015
10.28	Subordinated Convertible Promissory Note, dated October 20, 2014, in the principal amount of $80,000.00	S-1	333-202924	10.27	5/8/2015
10.29	Series C Preferred Stock and Warrant Purchase Agreement, dated December 4, 2014, by and among Ritter Pharmaceuticals, Inc. and the Investors named therein	S-1	333-202924	10.28	5/8/2015
10.30+	Form of Indemnification Agreement between Ritter Pharmaceuticals, Inc. and each of its directors and executive officers	S-1/A	333-202924	10.29	4/24/2015
10.31	Clinical Supply and Operation Agreement, dated December 16, 2009, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.30	4/24/2015

10.32	Amendment 1 to the Clinical Supply and Cooperation Agreement, dated September 25, 2010, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.31	4/24/2015
10.33+	Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.1	8/12/2015
10.34+	Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.2	8/12/2015
10.35+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.3	8/12/2015
10.36+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.4	8/12/2015
10.37	Lease Agreement, dated July 9, 2015, between the Company and Century Park	10-Q	001-37428	10.1	11/10/2015
10.38	Amendment No. 2 to Clinical Supply and Cooperation Agreement, effective July 24, 2015, between Ritter Pharmaceuticals, Inc., Ricerche Sperimentali Montale SpA, and Inalco SpA	10-Q	001-37428	10.2	11/10/2015
10.39+	Offer Letter, dated August 14, 2015, by and between Ritter Pharmaceuticals, Inc. and Ellen Mochizuki	10-Q	001-37428	10.3	11/10/2015
10.40+	Letter of Agreement, dated October 20, 2015 between Ritter Pharmaceuticals, Inc. and Chord Advisors, LLC	10-Q	001-37428	10.4	11/10/2015
10.41	Common Stock Purchase Agreement, dated December 18, 2015, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund, LLC	8-K	001-37428	10.1	12/21/2015
10.42*	Master Services Agreement, effective December 29, 2015, by and between Covance Inc. and Ritter Pharmaceuticals , Inc.
23.1*	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm
23.2*	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on applicable signature pages)

* Filed herewith.

+ Indicates management contract or compensatory plan or arrangement.